As filed with the Securities and Exchange Commission on July 23, 2014.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
___________________________

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)
___________________________

ARKANSAS	6022	71-0407808
(State or other jurisdiction of	(Primary standard industrial	(I.R.S. employer
incorporation or organization)	classification code number)	identification no.)

501 Main Street, Pine Bluff, Arkansas 71601       (870) 541-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
___________________________

George A. Makris, Jr.
Chairman and Chief Executive Officer
501 Main Street
Pine Bluff, Arkansas 71601
(870) 541-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________________
Copies of communications to:

PATRICK A. BURROW	JOHN S. SELIG
Quattlebaum, Grooms, Tull & Burrow PLLC	WALTER E. MAY
111 Center Street, Suite 1900	Mitchell, Williams, Selig, Gates &
Little Rock, Arkansas 72201	Woodyard, P.L.L.C.
Telephone: (501) 379-1700	425 W. Capitol Avenue, Suite 1800
Facsimile: (501) 379-3815	Little Rock, Arkansas 72201
Telephone: (501) 688-8800
Facsimile: (501) 688-8807
___________________________

Approximate date of commencement of proposed sale of securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
_____________________

CALCULATION OF REGISTRATION FEE

Title of Each	Amount Being	Proposed Maximum	Proposed Maximum	Amount of
Class of Securities	Registered (1)	Offering Price	Aggregate	Registration
Being Registered		Per Share	Offering Price (2)	Fee (3)
Class A Common Stock,
$0.01 Par Value	1,750,000	N/A	$44,033,000	$5,672

(1)
Represents the maximum number of shares of common stock of Simmons First National Corporation (“Simmons”) that may be issued as consideration of the merger described herein between Simmons and Delta Trust & Banking Corporation.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act. The maximum aggregate offering price is the sum of the product of $393.17 (the book value per share of Delta Trust common stock on June 30, 2014) and 111,994.

(3)
Determined in accordance with Section 6(b) of the Securities Act and Rule 457(f)(2) thereunder at a rate equal to $128.80 per $1.0 million of the proposed aggregate offering price, or 0.0001288 multiplied by the proposed maximum aggregate offering price.

__________________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. Simmons First National Corporation may not distribute or issue shares of its common stock to be issued in the merger until the registration statement filed with the Securities and Exchange Commission becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 23, 2014

Proxy Statement	Prospectus

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On March 24, 2014, Delta Trust & Banking Corporation, or Delta Trust, and Simmons First National Corporation, or Simmons, agreed to a strategic business combination in which Delta Trust will merge with and into Simmons. If the merger is completed, each share of Delta Trust common stock issued and outstanding immediately prior to the merger will be converted into the right to receive 15.1428 shares of Simmons common stock, referred to as the Stock Consideration, or at the election of the shareholder, cash in an amount equal to $545.14, referred to as the Cash Consideration and together with the Stock Consideration, the Merger Consideration.  Each holder of Delta Trust common stock is entitled to elect the form of the Merger Consideration that he or she would like to receive for his or her shares of Delta Trust common stock, and each Delta Trust shareholder may elect to receive all Stock Consideration, all Cash Consideration or a combination of Cash Consideration and Stock Consideration. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this proxy statement/prospectus. We are sending you this proxy statement/prospectus to notify you of, and invite you to, the special meeting of Delta Trust shareholders being held to consider the Agreement and Plan of Merger, dated as of March 24, 2014, which is referred to as the merger agreement, that Delta Trust has entered into with Simmons and related matters, and to ask you to vote at the special meeting “FOR” approval of the merger agreement.

The special meeting of Delta Trust shareholders will be held on [•], 2014, at 8:30 a.m. local time in the Ottenheimer Theater of the Historic Arkansas Museum, located at 200 East Third Street, Little Rock, Arkansas.

At the special meeting, you will be asked to approve the merger agreement. In the merger, Delta Trust will merge with and into Simmons, with Simmons continuing as the surviving corporation of the merger. In addition, you might also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement.

The market value of the Stock Consideration will fluctuate with the market price of Simmons common stock. The Cash Consideration, however, will remain a fixed amount regardless of any change in the market value of the Stock Consideration. Simmons is traded on the NASDAQ Global Select Market. The following table presents the closing prices of Simmons common stock on March 21, 2014, the last trading day before public announcement of the merger, and on [•], 2014, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also presents the implied value of the Stock Consideration proposed for each share of Delta Trust common stock converted into the Stock Consideration on those dates, as determined by multiplying the closing price of Simmons common stock on those dates by the exchange ratio of 15.1428 provided for in the merger agreement. This table also presents the implied value of the Cash Consideration proposed for each share of Delta Trust common stock converted into the Cash Consideration, which will remain a fixed amount regardless of any change in the market value of the Stock Consideration. We urge you to obtain current market quotations for Simmons common stock.

	Simmons Common Stock (NASDAQ-GS: SFNC)		Implied Value of One Share of Delta Trust Common Stock		Value of the Cash Consideration for One Share of Delta Trust Common Stock
At March 21, 2014		$37.61		$569.52	$545.14
At [•], 2014	$		$		$545.14

In addition to the merger with Delta Trust, Simmons has entered into agreements to merge with Community First Bancshares, Inc., or Community First, and Liberty Bancshares, Inc., or Liberty. Community First is headquartered in Union City, Tennessee, operates 31 financial centers, and has assets of approximately $1.9 billion. The shareholders of Community First will receive 17.8975 shares of Simmons common stock for each of their shares of Community First common stock, or 6,624,000 shares of Simmons common stock in the aggregate. Liberty is headquartered in Springfield, Missouri, operates 23 financial centers, and has assets of approximately $1.1 billion. The shareholders of Liberty will receive 1.0 share of Simmons common stock for each of their shares of Liberty common stock, or 5,247,187 shares of Simmons common stock in the aggregate.  Completion of the mergers between Simmons and Community First or Simmons and Liberty is not a condition of closing of the merger between Delta Trust and Simmons.  Similarly, completion of the merger between Delta Trust and Simmons is not a condition to the closing of the merger between Simmons and Community First or the merger between Simmons and Liberty.

Your vote is important. We cannot complete the merger unless Delta Trust’s shareholders approve the merger agreement. In order for the merger to be approved, the holders of a majority of the shares of Delta Trust common stock outstanding and entitled to vote must vote in favor of approval of the merger agreement. Regardless of whether you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. Failing to vote or abstaining from voting will have the same effect as voting against the merger agreement.

The board of directors of Delta Trust unanimously recommends that Delta Trust shareholders vote “FOR” approval of the merger agreement.

This proxy statement/prospectus describes the Delta Trust special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 17, for a discussion of the risks relating to the proposed merger. You also can obtain information about Simmons from documents that it has filed with the Securities and Exchange Commission.

___________________________________
J. French Hill
Chairman and Chief Executive Officer
Delta Trust & Banking Corporation

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Simmons or Delta Trust, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

The date of this proxy statement/prospectus is [•], 2014, and it is first being mailed or otherwise delivered to Delta Trust shareholders on or about [•], 2014.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [•], 2014

TO THE SHAREHOLDERS OF DELTA TRUST & BANKING CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Delta Trust & Banking Corporation will be held in the Ottenheimer Theater of the Historic Arkansas Museum, located at 200 E. Third Street, Little Rock, Arkansas, at 8:30 a.m. local time on [•], 2014, for the purpose of considering and voting upon the following:

•
a proposal to approve the Agreement and Plan of Merger, or merger agreement, dated as of March 24, 2014, by and between Delta Trust & Banking Corporation, or Delta Trust, and Simmons First National Corporation, or Simmons, pursuant to which Delta Trust will merge with and into Simmons, as more fully described in the attached proxy statement/prospectus, which we refer to as the Delta Trust merger proposal; and

•
a proposal to adjourn the Delta Trust special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Delta Trust merger proposal, which we refer to as the Delta Trust adjournment proposal.

We have fixed the close of business on [•], 2014, as the record date for the Delta Trust special meeting.  Only Delta Trust common shareholders of record at that time are entitled to notice of, and to vote at, the Delta Trust special meeting, or any adjournment or postponement of the Delta Trust special meeting.  Approval of the Delta Trust merger proposal requires the affirmative vote of holders of a majority of the shares of Delta Trust common stock outstanding and entitled to vote on the proposal.  Approval of the Delta Trust adjournment proposal requires the affirmative vote of holders of a majority of shares represented at the special meeting.

Delta Trust’s board of directors has unanimously adopted the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Delta Trust and its shareholders, and unanimously recommends that Delta Trust shareholders vote “FOR” the Delta Trust merger proposal, and “FOR” the Delta Trust adjournment proposal.

Your vote is very important.  We cannot complete the merger unless Delta Trust’s shareholders approve the Delta Trust merger proposal.

Under Arkansas law, Delta Trust shareholders who do not vote in favor of the Delta Trust merger proposal and follow certain procedural steps will be entitled to dissenters’ rights.  See “Questions and Answers—Am I entitled to dissenters’ rights?”

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters.  We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

___________________________
J. French Hill, Chairman and CEO
Little Rock, Arkansas
[•], 2014

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Simmons from documents filed with or furnished to the Securities and Exchange Commission, which is referred to as the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Simmons at no cost from the SEC’s website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference by Simmons in this proxy statement/prospectus, at no cost by contacting Simmons, in writing or by telephone, at the following address:

Simmons First National Corporation
501 Main Street
P. O. Box 7009
Pine Bluff, AR 71611
Attention: Susan F. Smith
Telephone: (501) 377-7629

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your meeting. This means that Delta Trust shareholders requesting documents must do so by [•], 2014 in order to receive them before the Delta Trust special meeting.

In addition, if you have questions about the merger or the Delta Trust special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Delta Trust, at the following address and telephone numbers:

Delta Trust & Banking Corporation
11700 Cantrell Road
Little Rock, AR 72223
Attention: Becky Hughes
Telephone: (501) 907-2286
Fax: (501) 907-2299

See “Where You Can Find More Information” for more details.

ABOUT THIS DOCUMENT

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Simmons, constitutes a prospectus of Simmons under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the shares of Simmons common stock to be issued to the Delta Trust shareholders pursuant to the merger. This proxy statement/prospectus also constitutes a proxy statement for Delta Trust. It also constitutes a notice of meeting with respect to the special meeting of Delta Trust shareholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2014. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this proxy statement/prospectus to Delta Trust shareholders nor the issuance by Simmons of shares of Simmons common stock to Delta Trust shareholders in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding Simmons has been provided by Simmons and information contained in this proxy statement/prospectus regarding Delta Trust has been provided by Delta Trust.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1
SUMMARY	6
SELECTED CONSOLIDATED FINANCIAL DATA OF SIMMONS	15
RISK FACTORS	17
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	24
DELTA TRUST SPECIAL SHAREHOLDERS’ MEETING	25
INFORMATION ABOUT SIMMONS	26
INFORMATION ABOUT DELTA TRUST	28
THE MERGER	31
THE AGREEMENT AND PLAN OF MERGER	50
ACCOUNTING TREATMENT	57
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	57
DESCRIPTION OF SIMMONS’ CAPITAL STOCK	60
COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS	60
LEGAL MATTERS	62
EXPERTS	62
WHERE YOU CAN FIND MORE INFORMATION	63

ANNEXES:
ANNEX A:	AGREEMENT AND PLAN OF MERGER
ANNEX B:	OPINION OF COMMERCE STREET CAPITAL, LLC TO DELTA TRUST BOARD OF DIRECTORS
ANNEX C:	TITLE 4, CHAPTER 27, SUBCHAPTER 13 OF THE ARKANSAS CODE ANNOTATED—DISSENTERS’ RIGHTS FOR DELTA TRUST

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the special meeting, and brief answers to those questions.  We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting.  Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Unless the context otherwise requires, references in this proxy statement/prospectus to “Simmons” refer to Simmons First National Corporation, an Arkansas corporation, and its subsidiaries, and references to “Delta Trust” refer to Delta Trust & Banking Corporation, an Arkansas corporation, and its subsidiaries.

Q:	What is the proposed transaction?

A:
Delta Trust will merge into Simmons.  As a result, Delta Trust will cease to exist and Delta Trust shareholders will exchange their Delta Trust common stock for cash, shares of Simmons common stock, or a combination of both.

Q:	What do I need to do now?

A:
Whether or not you plan to attend the special meeting of Delta Trust shareholders, please vote your proxy promptly by indicating on the enclosed proxy card how you want to vote and fill out your election form according to its instructions. Please sign and mail the proxy card and the election form in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting of shareholders and so that we may know the amount of each type of consideration you wish to receive. If your proxy is properly given and not revoked without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement between Delta Trust and Simmons. If you don’t vote on the merger agreement or if you abstain, the effect will be a vote against the merger agreement.

You are invited to the special meeting of shareholders to vote your shares in person.  If you do vote your proxy, you can take back your proxy at any time until shareholders vote at the special meeting of shareholders and either change your vote or attend the special meeting and vote in person.

You may change your vote in any of the following ways:

•
by sending written notice to the Secretary of Delta Trust, c/o Simmons First Trust Company, N. A., P. O. Box 7009, Pine Bluff, Arkansas 71611, Attention: Corporate Trust, prior to the special meeting stating that you would like to revoke your proxy;

•	by completing, signing and dating another proxy card bearing a later date and returning it by mail to Simmons First Trust Company, N.A. prior to the special meeting; or

•	by attending the special meeting and voting in person.

Regardless of whether you plan to attend the special meeting in person, we encourage you to vote your proxy promptly.  This will help to ensure that a quorum is present at the special meeting and will help reduce the costs associated with the solicitation of proxies.

Even if you choose not to return your proxy, please complete, sign and return the enclosed election form indicating the type of consideration you would like to receive if the merger is approved.  Any Delta Trust shareholder that fails to submit an election form on or prior to [•], 2014 will be deemed to have elected to receive the default consideration of 15.1428 shares of Simmons common stock per share of Delta Trust common stock.

The board of directors of Delta Trust unanimously recommends that you vote “FOR” approval of the merger agreement.

Q:	What is the purpose of this proxy statement/prospectus?

A:
This document serves as Delta Trust’s proxy statement and as Simmons’ prospectus. As a proxy statement, this document is being provided to Delta Trust shareholders because Delta Trust’s board of directors is soliciting their proxy to vote to approve the merger agreement.  As a prospectus, this document is being provided to Delta Trust shareholders by Simmons because Simmons is offering them shares of Simmons common stock, in addition to cash, in exchange for their shares of Delta Trust common stock if the merger is completed, as possible consideration for the merger.

Q:	Is there other information I should consider?

A:
Yes. Much of the business and financial information about Simmons that may be important to you is not included directly in this document. Instead, this information is incorporated into this document by reference to documents separately filed by Simmons with the SEC. This means that Simmons may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC.  See “Where You Can Find More Information” for a list of documents that Simmons has incorporated by reference into this proxy statement/prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

Q:	In addition to the Delta Trust merger proposal, what else are Delta Trust shareholders being asked to vote on?

A:
In addition to the Delta Trust merger proposal, Delta Trust is soliciting proxies from its shareholders with respect to a proposal to adjourn the Delta Trust special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Delta Trust merger proposal, which we refer to as the Delta Trust adjournment proposal.

Completion of the merger is not conditioned upon approval of the Delta Trust adjournment proposal.

Q:	What will I receive in connection with the merger?

A:
If the merger is completed, Delta Trust shareholders, except for Delta Trust shareholders who properly exercise their rights to dissent from the merger, will receive 15.1428 shares of Simmons common stock, or the Stock Consideration, for each share of Delta Trust common stock, which we refer to as the default election, unless the shareholder makes an optional election to receive all cash, or a combination of cash and Simmons common stock, which we refer to as an optional election. The value of the Stock Consideration to be received for each share of Delta Trust stock under the default election, as of March 21, 2014, the last trading day prior to the public announcement of the merger, was $569.52 and the value, as of [•], 2014, was $[•].  The value of the Cash Consideration to be received for each share of Delta common stock is fixed at $545.14 and is referred to as the Cash Consideration.

Delta Trust and Simmons have agreed that the total merger consideration to be paid by Simmons to the Delta Trust shareholders will be no less than 1,416,667 and no more than 1,695,898 shares of Simmons common stock and up to $10,052,331 in cash, subject to adjustment as discussed below.  The aggregate number of shares of Simmons common stock to be issued is dependent on the amount of cash that Delta Trust shareholders elect to receive. If no Delta Trust shareholders elect to receive cash, the merger consideration will consist solely of 1,695,898 shares of Simmons common stock. Alternatively, if Delta Trust shareholders make elections to receive all of the $10,052,331 available as Cash Consideration, the merger consideration will consist of $10,052,331 in cash and 1,416,667 shares of Simmons common stock.  If Delta Trust shareholders make elections to receive less than all of the available Cash Consideration, the merger consideration will consist of the amount of cash and the aggregate number of shares of Simmons common stock so elected.

If you make the default election, you will receive 15.1428 shares of Simmons common stock for each share of Delta Trust you own, subject to adjustment as discussed below, without regard to the elections of any other Delta Trust shareholders.  In the event that the holders of the outstanding shares of Delta Trust common stock make optional elections in which the aggregate amount of Cash Consideration elected exceeds $10,052,331, the amount of Cash Consideration and Stock Consideration that you will have the right to receive upon exchange of your shares of Delta Trust common stock will be adjusted on a pro rata basis so that, in the aggregate the merger consideration to be paid will equal $10,052,331 in cash and 1,416,667 shares of Simmons common stock. As a result, a Delta Trust shareholder that makes an optional election to receive Cash Consideration or a combination of Cash Consideration and Stock Consideration may receive a different combination of consideration than elected, based on the optional elections made by other Delta Trust shareholders.  The value of the merger consideration to be received under an optional election to receive all cash is $545.14.

The exchange ratio, 15.1428 shares of Simmons common stock for each share of Delta Trust common stock, and the available Cash Consideration, $10,052,331, as stated in the preceding paragraphs, are computed based upon Delta Trust having 7,236 stock options and 5,685 stock warrants outstanding immediately prior to the completion of the merger and 111,994 shares of Delta Trust common stock outstanding at the effective time of the merger.  The exchange ratio and the available Cash Consideration, stated above, are subject to adjustment, if the actual number of options, warrants and shares of Delta Trust common stock differ from the above on the effective date of the merger.

Simmons will not issue any fractional shares of Simmons common stock.  Instead, a Delta Trust shareholder will be entitled to receive cash equal to the product of the average of the last reported sale prices per share of Simmons common stock as reported on the NASDAQ Global Select Market for the twenty consecutive trading days ending immediately prior to the tenth day before the date on which the merger is completed, times the fraction of a share of Simmons common stock to which the shareholder otherwise would be entitled. See “The Agreement and Plan of Merger—Walkaway Counteroffers.”

Q:	How will the merger affect stock options and warrants?

A:
Delta Trust stock options and warrants will be settled for cash immediately prior to the closing of the merger, based on the difference between $545.14 (the per-share Cash Consideration) and the exercise price of each option or warrant.

Q:           How does Delta Trust’s board of directors recommend that I vote at the Delta Trust special meeting?

A:	Delta Trust’s board of directors unanimously recommends that you vote “FOR” the Delta Trust merger proposal and “FOR” the Delta Trust adjournment proposal.

Q:	What constitutes a quorum for the Delta Trust special meeting?

A:
The presence at the Delta Trust special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Delta Trust common stock entitled to vote at the Delta Trust special meeting will constitute a quorum.

Q:	What is the vote required to approve each proposal at the Delta Trust special meeting?

A:	Delta Trust merger proposal:

Standard:  Approval of the Delta Trust merger proposal requires the affirmative vote of holders of a majority of the shares of Delta Trust common stock outstanding and entitled to vote on the proposal.

Effect of abstentions and broker non-votes:  If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote in person at the Delta Trust special meeting or fail to instruct your bank or broker how to vote with respect to the Delta Trust merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Delta Trust adjournment proposal:

Standard:  Approval of the Delta Trust adjournment proposal requires the affirmative vote of holders of a majority of shares represented at the Delta Trust special meeting.

Effect of abstentions and broker non-votes:  If you mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker how to vote, with respect to the Delta Trust adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal. If you are a “street name” holder and fail to either submit a proxy card entirely or vote in person at the Delta Trust special meeting, it will have no effect on such proposal.

Q:	What are the tax consequences of the merger to me?

A:
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or the Code, and it is a condition to the respective obligations of Simmons and Delta Trust to complete the merger that each of Simmons and Delta Trust receives a legal opinion to that effect. Accordingly, if you exchange your shares of Delta Trust common stock solely for Simmons common stock, you likely will not recognize any gain or loss (except with respect to the cash you receive instead of a fractional share) for U.S. federal income tax purposes. If you exchange your shares of Delta Trust common stock solely for cash, you likely will recognize gain or loss on the exchange. If you exchange your shares of Delta Trust common stock for a combination of Simmons common stock and cash, you should recognize gain, but not loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger.”

This tax treatment may not apply to all Delta Trust shareholders. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

Q:	Are Simmons shareholders required to approve the merger?

A:	No, Simmons shareholders are not required to approve the merger.

Q:	Am I entitled to dissenters’ rights?

A:
Yes. Delta Trust shareholders who do not vote in favor of the Delta Trust merger proposal and follow certain procedural steps will be entitled to dissenters’ rights under Sections 4-27-1301 to 4-27-1331 of the Arkansas Business Corporation Act, or ABCA, provided they take the steps required to perfect their rights thereunder.  For further information, see “The Merger—Dissenters’ Rights.” In addition, a copy of Sections 4-27-1301 to 4-27-1331 of the ABCA is attached as Annex C to this proxy statement/prospectus.

Q:	Should I send in my Delta Trust stock certificates now?

A:
No.  Delta Trust shareholders SHOULD NOT send in any stock certificates now. Following completion of the merger you will be sent a letter of transmittal with instructions on how to submit your Delta Trust stock certificates in order to receive the merger consideration to which you are entitled. See “The Agreement and Plan of Merger—Exchange of Certificates.”

Q:	Why have I been sent an election form?

A:
If the merger agreement is approved and the merger is completed, unless you exercise your right to dissent from the merger, each share of Delta Trust  common stock held by you will be converted into the right to receive 15.1428 shares of Simmons common stock, by default.  However, you may elect to receive all cash or a percentage of cash and Simmons common stock by making an optional election. If you make an optional election, the amount of cash, the number of shares of Simmons common stock, or both, will be subject to proration if the amount of cash available as merger consideration is oversubscribed. In all instances, cash will be paid in lieu of any remaining fractional interest in a share of Simmons common stock.  The election form is the document provided to you to select the amount of each type of consideration you wish to receive.

Q:	What happens if I do not send in my election form?

A:
If you do not respond on or prior to [●], 2014 and the merger is approved and consummated, you will receive consideration of 15.1428 shares of Simmons common stock in exchange for each of your shares of Delta Trust common stock, unless you properly exercise dissenter’s rights.  See “The Merger – Dissenter’s Rights”.

Q:	What happens if I miss the election deadline?

A:
Missing the election deadline is the same as not responding – you will receive consideration of 15.1428 shares of Simmons common stock in exchange for each of your shares of Delta Trust common stock, unless you properly exercise dissenter’s rights.  The election deadline is 5:00 p.m., Central Time, on [●], 2014.

Q:	Am I guaranteed to receive what I ask for on the election form?

A:
If you make the default election, you will receive 15.1428 shares of Simmons common stock for each share of Delta Trust, subject to the payment of cash for any fractional shares of Simmons common stock you would be entitled to receive.  If you make an optional election to receive all cash or a combination of cash and Simmons common stock, then you are not guaranteed to receive the form of consideration you elect. If the total of all of the optional elections request more than $10,052,331 in cash, then the amount of cash and Simmons common stock to be received by Delta Trust shareholders who made optional elections will be adjusted on a pro rata basis so that, in the aggregate, $10,052,331 in cash and 1,416,667 shares of Simmons common stock will be issued as merger consideration.  As a result, if you make an optional election regarding your consideration, you may not receive the combination of cash and/or shares you elected, based on the choices made by other Delta Trust shareholders.

Q:	What if I choose not to read the documents incorporated by reference?

A:
Information contained in a document that is incorporated into this proxy statement by reference is part of this proxy statement, unless it is superseded by information contained directly in this proxy statement or in documents filed by Simmons with the SEC after the date of this proxy statement.  Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

Q:	When do you expect to complete the merger?

A:
Simmons and Delta Trust expect to complete the merger in the third quarter of 2014. However, Simmons and Delta Trust cannot assure you of when or if the merger will be completed. Simmons and Delta Trust must first obtain the approval of Delta Trust’s shareholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:	Whom do I contact if I have questions about the merger?

A:	If you have more questions about the merger, you should contact:

J. French Hill
Delta Trust & Banking Corporation
11700 Cantrell Road
Little Rock, Arkansas 72223
Telephone:  501-907-2286
Facsimile:  501-907-2299

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents to which it refers you in order to understand fully the merger and to obtain a more complete description of the companies and the legal terms of the merger. For information on how to obtain copies of documents referred to in this document, you should read the section of this document entitled “Where You Can Find More Information.”  Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

The Companies (pages 26 and 28)

Simmons

Simmons is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, or BHC Act. Simmons is headquartered in Arkansas and as of March 31, 2014, had total assets of $4.4 billion, loans of $2.3 billion, deposits of $3.7 billion and equity capital of $407 million. Simmons conducts its banking operations through 103 branches or financial centers located in Arkansas, Missouri and Kansas.

Simmons common stock is traded on the NASDAQ Global Select Market under the symbol “SFNC.” Simmons’ principal executive offices are located at 501 Main Street, Pine Bluff, Arkansas 71601, and its telephone number is (870) 541-1000. Simmons also has corporate offices in Little Rock, Arkansas.

Additional information about Simmons and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus.  See “Where You Can Find More Information,”

Pending Acquisitions

In addition to the merger agreement between Simmons and Delta Trust, Simmons recently entered into binding agreements to acquire two additional financial institutions, Community First Bancshares, Inc., or Community First, and Liberty Bancshares, Inc., or Liberty, which collectively are referred to as the pending acquisitions. For information as to the pro forma effects of the pending acquisitions on the consolidated financial performance of Simmons, see the Current Report on Form 8-K filed by Simmons with the SEC on June 23, 2014, which is incorporated herein by reference. Completion of each of the pending acquisitions is subject to satisfaction of customary closing conditions, including regulatory approvals and approval by the shareholders of the acquired institution and Simmons. Simmons anticipates closing the acquisitions of Community First and Liberty in the fourth quarter of 2014.

The table below sets forth certain financial information as of March 31, 2014 with respect to Simmons’ pending acquisitions.

Simmons First National Corporation Pending Acquisitions
(in thousands)			As of March 31, 2014
Announcement	Institution to be Acquired	Markets Served	Assets	Loans	Deposits
May 6, 2014	Community First Bancshares, Inc.	Tennessee	$1,937,830	$1,121,124	$1,589,878
May 27, 2014	Liberty Bancshares, Inc.	Southwest Missouri	1,062,256	809,159	885,096

Community First Bancshares, Inc.

On May 6, 2014, Simmons announced that it had entered into a definitive agreement to acquire Community First, which is headquartered in Union City, Tennessee. Community First currently operates 31 financial centers throughout Tennessee. The completion of the Community First transaction will constitute Simmons’ initial entry into the Tennessee banking markets. In addition to providing traditional community banking services to its customers, the pending acquisition of Community First, if completed, would strengthen Simmons’ specialty product offerings in the areas of consumer finance, insurance and SBA lending.

Under the terms of the agreement to acquire Community First, each outstanding share of Community First common stock and common stock equivalent will be converted into the right to receive 17.8975 shares of Simmons common stock, subject to certain conditions and potential adjustments. Simmons expects to issue approximately 6,624,000 shares of Simmons common stock in connection with this acquisition. In addition, Simmons will assume approximately $27.1 million of subordinated debentures that Community First issued in connection with its prior issuance of trust preferred securities and will issue $30.9 million in Senior Non-Cumulative Perpetual Preferred Stock to replace a similar issue of preferred stock issued by Community First and held by the U.S. Treasury’s Small Business Lending Fund.

Liberty Bancshares, Inc.

On May 27, 2014, Simmons announced that it had entered into a definitive agreement to acquire Liberty, which is headquartered in Springfield, Missouri. Liberty currently operates 24 financial centers in southwest Missouri, including five in Springfield, Missouri. The completion of the Liberty transaction will significantly increase Simmons’ market position in the Springfield and southwestern Missouri banking markets. In addition to providing traditional community banking services, the pending acquisition of Liberty, if completed, would strengthen Simmons’ specialty product offerings in the area of SBA lending.

Under the terms of the agreement to acquire Liberty, each outstanding share of Liberty common stock and common stock equivalent will be converted into the right to receive one share of Simmons common stock, subject to certain conditions and potential adjustments. Simmons expects to issue 5,247,187 shares of Simmons common stock in connection with this acquisition. In addition, Simmons will assume $20.6 million of subordinated debt that Liberty issued in connection with its prior issuance of trust preferred securities.

Delta Trust

Delta Trust is incorporated in Arkansas and is a bank holding company.  It is based in Little Rock, Arkansas and conducts its operations through its subsidiary bank, Delta Trust & Bank, or DTB. As of March 31, 2014, Delta Trust had total consolidated assets of approximately $444 million, total consolidated deposits of approximately $388 million, and total consolidated stockholders’ equity of approximately $43 million.

Deposits are Delta Trust’s principal source of funds for use in lending and other general banking purposes. Delta Trust provides a full range of deposit products and services, including a variety of checking and savings accounts, debit cards, online banking, eStatements and direct deposit services. Delta Trust offers business accounts and management services, including business checking, business savings, and treasury management services. Delta Trust solicits deposits through its team of dedicated and accessible bankers and utilizing community focused marketing.

Delta Trust’s principal executive offices are located at 11700 Cantrell Road, Little Rock, Arkansas 72223, and its telephone number is (501) 907-2280.

The Merger (page 31)

Simmons and Delta Trust have entered into the merger agreement whereby Delta Trust will merge into Simmons, subject to the approval of Delta Trust’s shareholders, regulatory approval and other conditions.  The merger agreement is attached to this proxy statement/prospectus as Annex A.  You should read it carefully.

If the merger is completed, the businesses and operations of Simmons and Delta Trust will be combined into a single, larger company.  Simmons and Delta Trust anticipate closing the merger during the third quarter of 2014. Delta Trust’s subsidiary bank will temporarily remain a separate bank, but is expected to be merged into Simmons First National Bank, or Simmons Bank, during the fourth quarter of 2014.The combined company will have banking operations through more than 100 banking and financial centers in Arkansas, Missouri and Kansas.

What Delta Trust Shareholders Will Receive in the Merger (page 31)

If the merger is completed, Delta Trust shareholders, except for Delta Trust shareholders who properly exercise their rights to dissent from the merger, will receive 15.1428 shares of Simmons common stock for each share of Delta Trust common stock, unless the shareholder makes an optional election to receive all cash or a combination of cash and Simmons common stock. The value of the merger consideration to be received for each share of Delta Trust common stock under the default election, computed as of March 21, 2014, the last trading day prior to the public announcement of the merger, was $569.52 and the value, computed as of [•], 2014, was $[•].

Delta Trust and Simmons have agreed that the total merger consideration to be paid by Simmons to the Delta Trust shareholders will be no less than 1,416,667 and no more than 1,695,898 shares of Simmons common stock and up to the sum of $10,052,331 in cash, subject to adjustment as discussed below.  The number of shares of Simmons common stock to be issued is dependent on the amount of cash that Delta Trust shareholders elect to receive. If no Delta Trust shareholders elect to receive cash, the merger consideration will consist solely of 1,695,898 shares of Simmons common stock. Alternatively, if Delta Trust shareholders make elections to receive all of the $10,052,331 available as Cash Consideration, the merger consideration will consist of $10,052,331 in cash and 1,416,667 shares of Simmons common stock.  If Delta Trust shareholders make elections to receive less than all of the available Cash Consideration, the merger consideration will consist of the amount of cash and the aggregate number of shares of Simmons common stock so elected.   As a result, a Delta Trust shareholder who makes an optional election may receive a different combination of consideration than he or she elected, based on the choices made by other Delta Trust shareholders who make optional elections.  To be effective all optional elections by Delta Trust shareholders must be submitted by 5:00 p.m., local time on [•], 2014.

Simmons will not issue any fractional shares of Simmons common stock.  Instead, a Delta Trust shareholder will receive cash equal to the product of the average of the last reported sale prices per share of Simmons common stock as reported on the NASDAQ Global Select Market for the twenty consecutive trading days ending immediately prior to the tenth day before the date on which the merger is completed, times the fraction of a share of Simmons common stock to which the shareholder otherwise would be entitled.

If the merger is completed, Delta Trust common stock will be canceled and will cease to exist.

Simmons’ Stock Price Will Fluctuate (page 50)

Simmons expects the market price of its common stock to fluctuate due to market factors beyond its control before and following the merger.

Because the price per share of Simmons common stock will fluctuate, the value of the shares of Simmons common stock that Delta Trust shareholders will receive in the merger may increase or decrease prior to completion of the merger.  The amount of cash per share for each share of Delta Trust common stock to be received by a Delta Trust shareholder who makes an optional election for all cash or for a combination of cash and Simmons common stock is fixed at $545.15.  Any fluctuation in the price of the Simmons common stock will not directly affect the amount of cash to be received by a Delta Trust shareholder making an optional election.

Simmons cannot assure you that the market price of Simmons common stock will not decrease before or after completion of the merger.

Special Shareholders’ Meeting (page 25)

A special meeting of the shareholders of Delta Trust will be held on [•], 20[•] at the following time and place:

8:30 a.m., local time
Ottenheimer Theater,
Historic Arkansas Museum
200 E. Third Street
Little Rock, Arkansas 72201

At the special meeting, shareholders of Delta Trust will be asked to approve the merger agreement, pursuant to which Delta Trust will merge into Simmons.

THE BOARD OF DIRECTORS OF DELTA TRUST RECOMMENDS THAT ITS SHAREHOLDERS APPROVE THE MERGER AGREEMENT.

The board of directors of Delta Trust believes that the merger between Delta Trust and Simmons is in the best interests of Delta Trust shareholders, and unanimously recommends that Delta Trust shareholders vote “FOR” the proposal to approve the merger agreement.  This belief is based on a number of factors described in this proxy statement/prospectus.

Vote Required to Complete Merger (page 25)

In order for the merger agreement to be approved, at least a majority of the shares of Delta Trust common stock outstanding and entitled to vote on the Delta Trust merger proposal must be voted in favor of the merger agreement.  Delta Trust expects that its executive officers and directors will vote all of their shares of Delta Trust common stock in favor of the merger agreement.

The following chart describes the Delta Trust shareholder vote required to approve the merger agreement:

Number of shares of common stock of Delta Trust outstanding on [•], 2014	[•]
Number of votes necessary to approve the merger agreement	[•]
Percentage of outstanding shares of Delta Trust common stock necessary to approve the merger agreement	>50.00%
Number of votes that executive officers and directors of Delta Trust can cast as of [•], 2014	[•]
Percentage of votes that executive officers and directors of Delta Trust can cast as of [•], 2014	[•]%

Record Date; Voting Power (page 25)

You can vote at the special meeting of Delta Trust shareholders if you owned Delta Trust common stock as of the close of business on [•], 2014, the record date set by Delta Trust’s board of directors.  Each share of Delta Trust common stock is entitled to one vote.  On [•], 2014, there were [•] shares of Delta Trust common stock outstanding and entitled to vote on the Delta trust merger proposal.

Reasons for the Merger (pages 34 and 44)

Delta Trust.   In reaching its determination to approve and recommend the merger, Delta Trust’s Board consulted with its financial consultants and counsel, and considered a variety of factors, including the following:

•
The results that could be obtained by Delta Trust by continuing to operate independently, and the likely benefits to its shareholders, compared with the value of the merger consideration being offered by Simmons.

•
Information concerning the business, financial condition, results of operations and prospects of Simmons, including the recent earning performance and dividend payment history of Simmons and the liquidity of the Simmons common stock.

•
The terms of the merger agreement and the structure of the merger, including the fact that Delta Trust’s shareholders have the option to elect to receive some or all of the merger consideration in cash, subject to certain proration requirements.

•	The expectation that the merger will generally be a tax-free transaction to Delta Trust shareholders to the extent Delta Trust’s shareholders receive Simmons common stock under the merger agreement.

•	The current and prospective economic, competitive and regulatory environment facing Delta Trust in particular and independent community banking institutions in general.

•
The likelihood that the merger would enable Delta Trust to better serve its customers as a result of being affiliated with a larger, more diversified banking institution such as Simmons, therefore affording access to greater financial and managerial resources and a broader array of potential products, services and technologies.

The discussion in this proxy statement/prospectus regarding the factors considered by the Delta Trust Board is not intended to be exhaustive, but includes all material factors considered.  In approving and recommending the merger agreement, the Delta Board did not assign any specific or relative weights to any of the factors listed and individual directors may have weighed factors differently.

Simmons.   The Simmons board of directors considered various factors, including the following, in making its determination to vote in favor of the merger:

•	The consummation of the merger will allow Simmons to offer additional strategically important financial services, insurance services and full service securities brokerage, not currently offered.

•	The ability to enhance existing product lines in trust service, wealth management and mortgage banking.

•	The high quality of Delta Trust’s banking operations.

•	The compatibility of the business philosophy of Delta Trust and Simmons.

•	Delta Trust’s attractive loan and deposit customer base.

•	The high quality of Delta Trust’s management and employees.

•	The financial attractiveness of the acquisition to Simmons, including the expected lack of a material impact on 2014 earnings per share and the expected accretive impact on 2015 earnings per share.

Delta Trust’s Board of Directors Unanimously Recommends that Shareholders Vote “FOR” the Delta Trust Merger Proposal and the Other Proposal Presented at Delta Trust’s Special Meeting (page 25)

Delta Trust’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Delta Trust and its shareholders and has unanimously approved and adopted the merger agreement. For the factors considered by Delta Trust’s board of directors in reaching its decision to approve and adopt the merger agreement, See “The Merger—Delta Trust’s Reasons for the Merger.”

Opinion of Delta Trust’s Financial Advisor (page 37 and Annex B)

In connection with its consideration of the merger, on March 21, 2014, the Delta Trust board of directors received from Commerce Street Capital, LLC, or Commerce Street, Delta Trust’s financial advisor, its oral opinion, which opinion was confirmed by delivery of a written opinion, dated March 21, 2014, to the effect that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, that the financial terms of the proposed Delta Trust merger was fair, from a financial point of view, to the holders of Delta Trust common stock. The full text of Commerce Street’s written opinion is attached as Annex B to this proxy statement/prospectus. You should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Commerce Street in rendering its opinion. Commerce Street’s written opinion is addressed to the Delta Trust board of directors, is directed only to the fairness from a financial point of view of the proposed Delta Trust merger and does not constitute a recommendation to any Delta Trust shareholder as to how such shareholder should vote with respect to the Delta Trust merger or any other matter.

Federal Income Tax Consequences (page 57)

Your federal income tax consequences will depend primarily on whether you exchange your Delta Trust common stock solely for Simmons common stock, solely for cash or for a combination of Simmons common stock and cash pursuant to the election process. If you make a default election to receive solely Simmons common stock, you should not recognize any gain or loss (except with respect to the cash you receive instead of a fractional share) for U.S. federal income tax purposes. If you make an optional election to receive a combination of Simmons common stock and cash, you should recognize a gain, but not any loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. If you make an optional election to receive and actually receive solely cash, you should recognize gain or loss on the exchange. The actual U.S. federal income tax consequences to you of electing to receive all cash or a combination of cash and Simmons common stock will not be ascertainable at the time you make your election because we will not know at that time if, or to what extent, the allocation and proration procedures will apply.

This tax treatment may not apply to all Delta Trust shareholders. Determining the actual tax consequences of the merger to you can be complicated. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

Simmons and Delta Trust will not be obligated to complete the merger unless they receive an opinion from Quattlebaum, Grooms, Tull & Burrow PLLC, dated the closing date, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Simmons and Delta Trust will each be a party to that reorganization. If such opinion is rendered, the U.S. federal income tax treatment of the merger should be as described above. The opinion of Quattlebaum, Grooms, Tull & Burrow PLLC, however, does not bind the Internal Revenue Service and does not preclude the IRS or the courts from adopting a contrary position.

Interests of Delta Trust’s Directors and Executive Officers in the Merger (page 44)

Directors and executive officers of Delta Trust will be issued shares of Simmons common stock and/or cash in the merger for their shares of Delta Trust common stock on the same basis as other shareholders of Delta Trust.  The following chart shows the number of shares of Simmons common stock that may be issued to directors and executive officers of Delta Trust in the merger assuming that each such officer and director makes the default election to receive his or her consideration in Simmons common stock:

Shares of Delta Trust stock beneficially owned by Delta Trust executive officers and directors on [•], 2014	[•]
The number of shares of Simmons common stock that may be received in the merger by Delta Trust executive officers and directors based upon a default election and this beneficial ownership	[•]

Certain of Delta Trust’s directors and executive officers have interests in the merger as individuals in addition to, or different from, their interests as shareholders of Delta Trust, including, but not limited to, (i) cash payments in connection with the termination of their stock options and stock warrants; (ii) cash payments in connection with the termination of Delta Trust’s supplemental executive retirement plan; (iii) potential severance payments under their employment agreements; and (iv) continuation of indemnification and director and officer liability insurance after the merger.

Additionally, J. French Hill and Carroll Penick, executive officers of Delta Trust, as well as other staff members at Delta Trust and DTB, anticipate continued employment by Simmons and DTB after the consummation of the merger.  The acquisition of Delta Trust by Simmons and their continued employment may provide additional opportunities for advancement in employment than would be available if Delta Trust remained independent.

You May Dissent From the Merger (page 45)

Arkansas law permits Delta Trust shareholders to dissent from the merger and to receive the fair value of their shares of Delta Trust common stock in cash. To do this, a Delta Trust shareholder must follow certain procedures, including filing certain notices with Delta Trust and refraining from voting their shares in favor of the merger. If they dissent from the merger, their shares of Delta Trust common stock will not be exchanged for shares of Simmons common stock or cash in the merger, and their only right will be to receive the fair value of their shares of Delta Trust common stock in cash.  A copy of the Arkansas statutes describing these dissenters’ rights and the procedures for exercising them is attached as Annex C to this proxy statement/prospectus.  Delta Trust shareholders who perfect their dissenters’ rights and receive cash in exchange for their shares of Delta Trust common stock may recognize gain or loss for U.S. federal income tax purposes.

We Must Obtain Regulatory Approvals to Complete the Merger (page 49)

The completion of the merger requires the approval of the Board of Governors of the Federal Reserve System and the Arkansas State Bank Board.  Formal applications were made in 2014 to these agencies.  The Arkansas State Bank Department approved the transaction on May 28, 2014 and the Federal Reserve approved the transaction on June 24, 2014.  Federal law allows the Department of Justice a fifteen day period to review and object to the merger after the approval by the Federal Reserve; this period has expired without such an objection.

The regulatory approval from the Federal Reserve was conditioned upon the agreement by Simmons to divest the DTB branch in Eudora, Arkansas, within 180 days after the consummation of the merger. This divestiture was required due to the substantial pre-existing market share that Simmons had in the Lake Village, Arkansas banking market.   Simmons has entered into an agreement with a local bank for disposition of the Eudora branch along with its banking assets.  This sale is expected to be completed not later than October 10, 2014.

Conditions to Completion of the Merger (page 52)

The completion of the merger depends on a number of conditions being met, including the following:

•	shareholders of Delta Trust approving the merger agreement and merger;

•	the absence of any governmental order blocking completion of the merger, or of any proceedings by a government body trying to block it; and

•
receipt of opinions of legal counsel to Simmons that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Simmons and Delta Trust will each be a party to that reorganization.

In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although the party is entitled not to complete the merger.  We cannot be certain whether or when any of these conditions will be satisfied (or waived, where permissible), or that the merger will be completed.

Termination of the Merger Agreement (page 53)

Simmons and Delta Trust can mutually agree at any time to terminate the merger agreement without completing the merger, even if the shareholders of Delta Trust have already voted to approve it.

Either Simmons or Delta Trust can terminate the merger in the following circumstances:

•	If the Delta Trust shareholders fail to approve the merger agreement.

•
The merger is not completed on or before September 30, 2014, provided that such deadline may be extended to December 31, 2014 if one of the reasons that the merger has not been completed is failure to obtain a required regulatory approval.

•	If the other party violates, in a significant way, any of its representations, warranties, covenants or obligations contained in the merger agreement.

•	If the price of Simmons common stock falls outside of a pre-determined range, as described in “The Agreement and Plan of Merger – Walkway Counteroffers;

•	If Simmons’ counsel cannot give the opinions required by the merger agreement.

Delta Trust can terminate the merger agreement if prior to the approval of the merger by the Delta Trust shareholders, Delta Trust has received a competing offer, the Delta Trust board of directors has determined that the merger agreement must be terminated to comply with its fiduciary duty to the Delta Trust shareholders and Delta Trust has paid to Simmons a termination fee in the amount of $3,500,000.

Generally, a party can only terminate the merger agreement in one of these situations if that party is not in violation of the merger agreement or if its violations of the merger agreement are not the cause of the event permitting termination.

Walkaway Counteroffers (page 53)

Both Delta Trust (if the price of Simmons common stock has declined below certain specified minimum prices) and Simmons (if the price of Simmons common stock has increased above certain specified maximum prices) may have rights to terminate the merger agreement in the following circumstances:

Simmons Counteroffer.  The Delta Trust board of directors may exercise its stock decline termination right if (1) the average closing price of Simmons common stock is less than $30.60 and, if the average closing price of Simmons common stock is not less than $28.80 and (2) the percentage change between $36.00 (the average closing price of Simmons common stock for the 20 consecutive trading days ending on January 9, 2014) and the average closing price of Simmons common stock is not equal to at least 85% of the difference between the percentage change between $39.14 (the average closing price of the PowerShares KBW Regional Banking Portfolio, or KBWR, for the 20 consecutive trading days ending on January 9, 2014) and the average closing price of KBWR.  If the Delta Trust board of directors exercises its stock decline termination right, then Simmons may elect, within three business days of receipt of such notice of termination from Delta Trust, to make a walkaway counteroffer and pay as part of the merger consideration an aggregate amount of cash sufficient to equal the sum of (A) the amount of cash to be paid to Delta Trust shareholders pursuant to their election to receive cash in the merger, plus (B) the product of (x) $30.60 and (y) the number of shares of Simmons common stock to be issued in the merger.  Such aggregate amount of cash will be paid pro rata for each share of Delta Trust common stock. Notwithstanding the foregoing sentence, if the average closing price is less than $28.80, then the Delta Trust board of directors may elect to terminate the merger agreement unless Simons agrees to increase merger consideration payable in cash, in such amount so that the total merger consideration is an amount equal to sum of (A) the amount of cash to be paid to Delta Trust shareholders pursuant to their election to receive cash in the merger, plus (B) the product of (x) $28.80 and (y) the number of shares of Simmons common stock to be issued in the merger.

Delta Trust Counteroffer.  The Simmons board of directors may exercise its stock increase termination right if (1) the average closing price of Simmons common stock is greater than $41.40 and, if the average closing price of Simmons common stock is not greater than $43.20, (2) the percentage change between $36.00 (the average closing price of Simmons common stock for the 20 consecutive trading days ended on January 9, 2014) and the average closing price of Simmons common stock is greater than 115% of the difference between $39.14 (the KBRW for the 20 consecutive trading days ended on January 9, 2014) and the average closing price of the KBWR. If the Simmons board of directors exercises its stock increase termination right, then Delta Trust may elect, within three business days of receipt of such notice of termination from Simmons, to make a walkaway counteroffer to reduce the exchange ratio so that, as adjusted, the merger consideration would be no more than the sum of (A) the amount of cash to be paid to Delta Trust shareholders pursuant to their election to receive cash in the merger, plus (B) the product of (x) $41.20 and (y) the number of shares of Simmons common stock to be issued in the merger. Notwithstanding the foregoing sentence, if the average closing price is greater than $43.20, then the Simmons board of directors may elect to terminate the merger agreement, unless Delta Trust agrees to decrease the exchange ratio by such an amount that the total merger consideration is an amount equal to the sum of (A) the amount of cash to be paid to Delta Trust shareholders pursuant to their election to receive cash in the merger, plus (B) the product of (x) $43.20 and (y) the number of shares of Simmons common stock to be issued in the merger.

The average closing price of Simmons common stock will be equal to the average of the closing price per share of Simmons common stock on the NASDAQ Global Select Market for the 20 consecutive trading days ending on and including the 10th trading day before the effective date of the merger.  The average closing price of KBWR will be equal to the average closing price of the KBWR for the 20 consecutive trading days ending on and including the 10th trading day before the effective date of the merger.

Risk Factors (page 17)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

SELECTED CONSOLIDATED FINANCIAL DATA OF SIMMONS

The following table sets forth highlights from Simmons’ consolidated financial data as of and for the three months ended March 31, 2014 and 2013 and as of and for each of the five years ended December 31, 2013. Results from past periods are not necessarily indicative of results that may be expected for any future period. The results of operations for the three months ended March 31, 2014 and 2013 are not necessarily indicative of the results of operations for full-year or any other interim period. Simmons management prepared the unaudited information on the same basis as it prepared Simmons’ audited consolidated financial statements. In the opinion of Simmons management, this information reflects all adjustments necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Simmons’ consolidated financial statements and related notes included in Simmons’ Annual Report on Form10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2014, each of which is incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information.”

	As of or for the Three Months Ended March 31,		Years Ended December 31
(Dollars and shares in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
Income statement data:
Net interest income	$41,545	$30,075	$130,850	$113,517	$108,660	$101,949	$97,727
Provision for loan losses	908	919	4,118	4,140	11,676	14,129	10,316
Net interest income after provision for loan losses	40,637	29,156	126,732	109,377	96,984	87,820	87,411
Non-interest income	9,198	11,313	40,616	48,371	53,465	77,874	52,711
Non-interest expense	44,551	31,912	134,812	117,733	114,650	111,263	104,722
Income before taxes	5,284	8,557	32,536	40,015	35,799	54,431	35,400
Provision for income taxes	932	2,620	9,305	12,331	10,425	17,314	10,190
Net income	$4,352	$5,937	$23,231	$27,684	$25,374	$37,117	$25,210

Per share data:
Basic earnings	$0.27	$0.36	$1.42	$1.64	$1.47	$2.16	$1.75
Diluted earnings	0.27	0.36	1.42	1.64	1.47	2.15	1.74
Diluted core earnings (non-GAAP) (1)	0.46	0.37	1.69	1.59	1.45	1.51	1.74
Book value	24.93	24.62	24.89	24.55	23.70	23.01	21.72
Tangible book value (non-GAAP) (2)	19.23	20.73	19.10	20.66	20.09	19.36	18.07
Dividends	0.22	0.21	0.84	0.80	0.76	0.76	0.76
Basic average common shares outstanding	16,270	16,516	16,339	16,909	17,309	17,204	14,375
Diluted average common shares outstanding	16,310	16,520	16,352	16,911	17,318	17,265	14,466

Balance sheet data at period end:
Assets	$4,396,647	$3,543,561	$4,383,100	$3,527,489	$3,320,129	$3,316,432	$3,093,322
Investment securities	1,041,589	680,678	957,965	687,483	697,656	613,662	646,915
Total loans	2,367,777	1,849,359	2,404,935	1,922,119	1,737,844	1,915,064	1,874,989
Allowance for loan losses	26,983	27,735	27,442	27,882	30,108	26,416	25,016
Goodwill & other intangible assets	93,048	64,229	93,878	64,365	62,184	63,068	62,374
Non-interest bearing deposits	838,050	592,442	718,438	576,655	532,259	428,750	363,154
Deposits	3,707,048	2,892,664	3,697,567	2,874,163	2,650,397	2,608,769	2,432,172
Long-term debt	116,970	81,646	117,090	89,441	89,898	133,394	128,894
Subordinated debt & trust preferred	20,620	20,620	20,620	20,620	30,930	30,930	30,930
Stockholders’ equity	406,672	406,454	403,832	406,062	407,911	397,371	371,247
Tangible stockholders’ equity (non-GAAP)(2)	313,624	342,225	309,954	341,697	345,727	334,303	308,873

Capital ratios at period end:
Stockholders’ equity to total assets	9.25%	11.47%	9.21%	11.51%	12.29%	11.98%	12.00%
Tangible common equity to tangible assets (non-GAAP) (3)	7.29	9.84	7.23	9.87	10.61	10.28	10.19
Tier 1 leverage ratio	8.21	10.83	9.22	10.81	11.86	11.33	11.64
Tier 1 risk-based ratio	13.36	19.63	13.02	19.08	21.58	20.05	17.91
Total risk-based capital ratio	14.45	20.88	14.10	20.34	22.83	21.30	19.17
Dividend payout	81.48	59.15	59.15	48.78	51.70	35.35	43.68

	As of or for the Three Months Ended March 31,		Years Ended December 31
(Dollars in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
Annualized performance ratios:
Return on average assets	0.40%	0.68%	0.64%	0.83%	0.77%	1.19%	0.85%
Return on average equity	4.31	5.89	5.33	6.77	6.25	9.69	8.26
Return on average tangible equity (non-GAAP) (2) (4)	5.87	7.09	6.36	8.05	7.54	11.71	10.61
Net interest margin (5)	4.54	4.01	4.21	3.93	3.85	3.78	3.78
Efficiency ratio (6)	72.81	73.49	71.28	70.17	67.86	65.28	65.69

Balance sheet ratios: (7)
Nonperforming assets as a percentage of period-end assets	1.59%	1.20%	1.69%	1.29%	1.18%	1.12%	1.12%
Nonperforming loans as a percentage of period-end loans	0.70	0.74	0.53	0.74	1.02	0.83	1.35
Nonperforming assets as a percentage of period-end loans & OREO	3.81	2.63	4.10	2.74	2.44	2.18	1.83
Allowance/to nonperforming loans	215.97	236.81	297.89	231.62	186.14	190.17	98.81
Allowance for loan losses as a percentage of period-end loans	1.52	1.75	1.57	1.71	1.91	1.57	1.33
Net charge-offs (recoveries) as a percentage of average loans	0.32	0.27	0.27	0.40	0.49	0.71	0.58

(1)      Diluted core earnings per share (net income excluding nonrecurring items divided by average diluted common shares outstanding) is a non-GAAP measure. See the incorporated by reference Form 10-Q for March 31, 2014 and Form 10-K for December 31, 2013 in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” – Table 13 and Table 21, respectively, for the non-GAAP tabular reconciliation.

(2)      Because of our significant level of intangible assets, total goodwill and core deposit premiums, management believes a useful calculation for investors in their analysis of Simmons is tangible book value per share (non-GAAP). This non-GAAP calculation eliminates the effect of goodwill and acquisition related intangible assets and is calculated by subtracting goodwill and intangible assets from total stockholders’ equity, and dividing the resulting number by the common stock outstanding at period end. The following table reflects the reconciliation of this non-GAAP measure to the GAAP presentation of book value for the periods presented above:

	As of or for the Three Months Ended March 31,		Years Ended December 31
(Dollars and shares in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
Stockholders’ equity	$406,672	$406,454	$403,832	$406,062	$407,911	$397,371	$371,247
Less: Intangible assets
Goodwill	78,529	60,605	78,906	60,605	60,605	60,605	60,605
Other intangibles	14,519	3,624	14,972	3,760	1,579	2,463	1,769
Tangible stockholders’ equity (non-GAAP)	$313,624	$342,225	$309,954	$341,697	$345,727	$334,303	$308,873

Book value per share	$24.93	$24.62	$24.89	$24.55	$23.70	$23.01	$21.72
Tangible book value per share (non-GAAP)	19.23	20.73	19.10	20.66	20.09	19.36	18.07
Shares outstanding	16,311	16,510	16,226	16,543	17,212	17,272	17,094

(3)      Tangible common equity to tangible assets ratio is tangible stockholders’ equity (non-GAAP) divided by total assets less goodwill and other intangible assets as and for the periods ended presented above.

(4)      Return on average tangible equity is a non-GAAP measure that removes the effect of goodwill and intangible assets, as well as the amortization of intangibles, from the return on average equity. This non-GAAP measure is calculated as net income, adjusted for the tax-effected effect of intangibles, divided by average tangible equity.

(5)      Fully taxable equivalent (assuming an income tax rate of 39.225%).

(6)      The efficiency ratio is total non-interest expense less foreclosure expense and amortization of intangibles, divided by the sum of net interest income on a fully taxable equivalent basis plus total non-interest income less security gains, net of tax. For the three months ended March 31, 2014, this calculation excludes merger related costs of $1.3 million and branch right sizing expense of $3.9 million from total non-interest expense. For the three months ended March 31, 2013, this calculation excludes merger related costs of $0.2 million from total non-interest expense. For the year ended December 31, 2013, this calculation excludes merger related costs of $6.4 million from non-interest expense. For the year ended December 31, 2012, this calculation excludes the gain on FDIC-assisted transactions of $3.4 million from total non-interest income and excludes merger related costs of $1.9 million from non-interest expense. For the year ended December 31, 2011, this calculation excludes the $1.1 million gain on sale of MasterCard stock.  For the year ended December 31, 2010, this calculation excludes the gain on FDIC-assisted transactions of $21.3 million from total non-interest income and excludes merger related costs of $2.6 million from non-interest expense. For the year ended December 31, 2009, this calculation excludes the FDIC special assessment of $1.4 million from total non-interest expense.

(7)      Excludes all loans acquired and excludes foreclosed assets acquired, covered by FDIC loss share agreements, except for their inclusion in total assets.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Risks Relating to the Merger

Because the market price of the Simmons common stock may fluctuate, you cannot be sure of the value of the shares of Simmons common stock that you will receive.

Although the number of shares of Simmons common stock that will constitute the stock portion of the merger consideration that will be exchanged for a share of Delta Trust common stock is fixed prior to the closing of the merger, you will not be able to determine the value of Simmons common stock you would receive upon completion of the merger at the time of the Delta Trust special meeting of shareholders.  Any change in the market price of Simmons common stock prior to completion of the merger may affect the value of the merger consideration that Delta Trust shareholders will receive upon completion of the merger.  Common stock price changes may result from a variety of factors, including but not limited to general market and economic conditions, changes in Simmons’ business, operations and prospects, and regulatory considerations.  Many of these factors are beyond the control of Simmons or Delta Trust. You should obtain current market prices for Simmons common stock.

Because the merger agreement contains “cap” and “collar” provisions, significant fluctuations in the price of Simmons stock may cause adjustments in the stock and/or cash that will be issued to Delta Trust shareholders, or may give one party or the other a right to terminate the merger agreement.

If the average price of Simmons common stock has declined below certain specified minimum prices, or increased above certain specified maximum prices, and other conditions are met, the merger agreement gives one party or the other a right to terminate the merger agreement, unless adjustments are made in the merger consideration payable to Delta Trust shareholders.  The merger agreement provides that the Simmons board of directors may terminate (i) if the average closing price of Simmons common stock, determined pursuant to the merger agreement, is greater than $41.40 per share and Simmons stock has outperformed by 15% or more relative to the PowerShares KBW Regional Banking Portfolio ETF (NYSE: KBWR), which we refer to as “KBWR”, or (ii) if the average closing price of Simmons common stock is greater than $43.20, without regard to performance relative to KBWR, unless the Delta Trust board of directors agrees to adjust the exchange ratio to reduce the total merger consideration to an amount determined by the merger agreement.  The merger agreement also provides that the Delta Trust board of directors may terminate (i) if the average closing price of Simmons common stock is less than $30.60 per share and Simmons stock has underperformed by 15% or more relative to the KBWR, or (ii) if the average closing price of Simmons common stock is less than $28.80, without regard to performance relative to  KBWR, unless in either case Simmons agrees to increase the merger consideration payable in cash to an amount determined by the merger agreement.  Any decision made by the Delta Trust board of directors regarding the termination of the merger agreement or the adjustment of the exchange ratio based upon changes in the average price of Simmons common stock would be made without re-soliciting the vote of Delta Trust shareholders, and would affect the amount of consideration that Delta Trust shareholders receive in the merger.  See “The Agreement and Plan of Merger–Walkaway Counteroffers.”

The merger is subject to a number of closing conditions which, if not satisfied or waived in a timely manner, would delay the merger or adversely impact the companies’ ability to complete the transactions.

The completion of the merger is subject to certain conditions, including, among others, the (1) receipt of the requisite shareholder approval, (2) termination or expiration of all statutory waiting periods and receipt of all required regulatory approvals for the merger, without the imposition of any material on-going conditions or restrictions, and (3) other customary closing conditions set forth in the merger agreement. See “The Agreement and Plan of Merger—Conditions to the Merger.” While it is currently anticipated that the merger will be completed during the third quarter of 2014, there can be no assurance that such conditions will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, there can be no guarantee with respect to the timing of the closing of the merger, whether the merger will be completed at all and when Delta Trust shareholders would receive the merger consideration, if at all.

Delta Trust shareholders may receive a form of consideration different from what they elect.

Although each Delta Trust shareholder may elect to receive all cash or all Simmons common stock in the merger, or a combination of cash and Simmons common stock unit, the amount of cash to be paid in the merger is fixed.  As a result, if the aggregate cash elections exceed the maximum available, and you choose the consideration election that exceeds the maximum available (for example, the all cash election), some or all of your consideration may be in Simmons common stock, a form that you did not choose.  However, those shareholders electing to receive all Simmons common stock are guaranteed to receive all Simmons common stock, unless additional cash is paid to adjust the total merger consideration. For more information, see “The Agreement and Plan of Merger—Adjustment of Exchange Ratio and Available Cash Consideration.”

The merger agreement limits Delta Trust’s ability to pursue other transactions and provides for the payment of a break-up fee if Delta Trust does so.

Under the merger agreement, if the board of directors of Delta Trust at any time prior to obtaining shareholder approval for the merger determines in good faith that, in light of a competing acquisition proposal, termination of the merger agreement is required in order for the board of directors to comply with its fiduciary duties, Delta Trust must pay a termination fee of $3,500,000 to Simmons.  See “The Agreement and Plan of Merger—Termination of the Agreement and Plan of Merger.” These provisions could discourage a potential competing acquirer that might have an interest in acquiring Delta Trust from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the merger with Simmons, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.

Certain Delta Trust directors and officers may have interests in the merger different from the interests of Delta Trust shareholders.

In considering the recommendation of the board of directors of Delta Trust, Delta Trust shareholders should be aware that certain directors and executive officers of Delta Trust have interests in the merger that may differ from, or be in addition to, the interests of Delta Trust shareholders generally.  These interests may arise from, among other things, employment arrangements to be effective as of the completion of the merger between certain executive officers of Delta Trust and Simmons and provisions in the merger agreement regarding continued indemnification and insurance for Delta Trust directors and officers.  The board of directors of Delta Trust was aware of these interests and considered them, among other things, when it adopted the merger agreement and in making its recommendation that Delta Trust shareholders approve the merger.  For a more complete description of the interests of Delta Trust directors and executive officers in the merger, see “The Merger—Interests of Delta Trust’s Directors and Executive Officers in the Merger.”

The fairness opinion obtained by Delta Trust from its financial advisor has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the signing of the merger agreement.

The fairness opinion issued to Delta Trust by Commerce Street, which is Delta Trust’s financial advisor, regarding the fairness, from a financial point of view, of the consideration to be paid in connection with the merger, speaks only as of March 21, 2014.  Changes in the operations and prospects of Delta Trust, general market and economic conditions and other factors which may be beyond the control of Delta Trust, and on which the fairness opinion was based, may have altered the value of Delta Trust or the market price of shares of Simmons or Delta Trust common stock as of the date of this proxy statement/prospectus, or may alter such values and market prices by the time the merger is completed.  Commerce Street does not have any obligation to update, revise or reaffirm its fairness opinion to reflect subsequent developments, and has not done so.  Because Delta Trust does not anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed.  The recommendation of Delta Trust’s board of directors that Delta Trust shareholders vote “FOR” approval of the merger agreement, however, is made as of the date of this proxy statement/prospectus.  For a description of the opinion that Delta Trust received from its financial advisor, see “Opinion of Financial Advisor to Delta Trust” included elsewhere in this proxy statement/prospectus.

You will have reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.

Holders of Delta Trust common stock currently have the right to vote in the election of the board of directors and on other matters affecting Delta Trust. Upon the completion of the merger, a Delta Trust shareholder who receives shares of Simmons common stock will become a shareholder of Simmons with a percentage ownership of Simmons that is smaller than such shareholder’s percentage ownership of Delta Trust. Following completion of the merger and the Community First merger and Liberty merger, Delta Trust shareholders will own approximately [•]% of the combined company. Additionally, former Community First directors will hold two out of 12 seats on Simmons’ board of directors and former Liberty directors will hold one out of 12 seats on Simmons’ board of directors, assuming both the Community First merger and Liberty merger are completed. Because of this, Delta Trust shareholders may have less influence on the management and policies of Simmons than they now have on the management and policies of Delta Trust.

Simmons and Delta Trust will be subject to business uncertainties and Delta Trust will be subject to contractual restrictions on its operations while the merger is pending.

Simmons and Delta Trust will be subject to business uncertainties and Delta Trust will be subject to contractual restrictions on its operations while the merger is pending. For instance, uncertainty about the effect of the merger on employees and customers may have an adverse effect on Simmons or Delta Trust. These uncertainties may impair Simmons’ or Delta Trust’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Simmons or Delta Trust to seek to change existing business relationships with Simmons or Delta Trust. Retention of certain employees by Simmons or Delta Trust may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Simmons or Delta Trust. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Simmons or Delta Trust, Simmons’ business or Delta Trust’s business could be harmed. In addition, subject to certain exceptions, Delta Trust has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to closing of the merger.  See “Agreement and Plan of Merger—Conduct of Business Prior to the Merger and Other Covenants” for a description of the restrictive covenants applicable to Simmons and Delta Trust.

Risks Related to Our Pending Acquisitions in General

We may not be able to overcome the integration and other risks associated with acquisitions, which could adversely affect our growth and profitability.

In addition to Delta Trust, we currently have two other acquisition transactions pending, Community First Bancshares, Inc. and Liberty Bancshares, Inc., which we collectively refer to as our pending acquisitions. Further, we may from time to time consider additional acquisition opportunities that we believe complement our activities and have the ability to enhance our profitability. Our acquisition activities could be material to our business and involve a number of risks, including the following:

•
incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in our attention being diverted from the operation of our existing business;

•	using inaccurate estimates and judgments to evaluate credit, investment securities operations, management and market risks with respect to the target institution or assets;

•	intense competition from other banking organizations and other acquirers for acquisitions;

•	potential exposure to unknown or underestimated contingent liabilities of banks and businesses we acquire;

•	the time and expense required to integrate the operations and personnel of the combined businesses;

•	experiencing higher operating expenses relative to operating income from the new operations;

•	creating an adverse short-term effect on our results of operations;

•	losing key employees and customers as a result of an acquisition that is poorly received;

•	significant problems relating to the conversion of the financial and customer data of the acquired entity;

•
inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the acquisition;

•	diversion of our management’s attention and resources;

•	integration of acquired customers into our financial and customer product systems; or

•	risks of impairment to goodwill or other than temporary impairment.

Depending on the condition of any institution or assets or liabilities that we may acquire, that acquisition may, at least in the near term, adversely affect our capital and earnings and, if not successfully integrated with our organization, may continue to have such effects over a longer period. We may not be successful in overcoming these risks or any other problems encountered in connection with pending or potential acquisitions, and any acquisition we may consider will be subject to prior regulatory approval. Our inability to overcome these risks could have an adverse effect on our profitability, return on equity and return on assets, our ability to implement our business strategy and enhance shareholder value, which, in turn, could have a material adverse effect on our business, financial condition, results of operations and prospects. Further, if we experience difficulties with the integration process, the anticipated benefits of the investment or acquisition transaction may not be realized fully or at all or may take longer to realize than expected. Additionally, we may be unable to recognize synergies, operating efficiencies and/or expected benefits within expected timeframes or at all, or within expected cost projections.

As a result of an investment or acquisition transaction, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition and results of operations, which could adversely affect the price of our stock.

We must conduct due diligence investigations of target institutions we intend to acquire. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process. Even if we conduct extensive due diligence on a target institution with which we combine, this investigation may not reveal all material issues that may affect a particular target institution, and factors outside the control of the target institution and outside of our control may later arise. If, during our diligence process, we fail to identify issues specific to a target institution or the environment in which the target institution operates, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. These charges may also occur if we are not successful in integrating and managing the operations of the target institution with which we combine. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming preexisting debt held by a target institution or by virtue of our obtaining debt financing.

We may not realize all of the anticipated benefits of our acquisitions.

The combination and integration of separate businesses is a complex, costly and time-consuming process. As a result, we will be required to devote significant management attention and resources to integrating the business and operations of financial institutions that we acquire, including Delta Trust and the pending acquisitions and our existing business, which may divert the attention of our executive officers and management from day-to-day operations. If the integration of institutions that we acquire into our existing operations is not implemented effectively, we may not realize all of the expected benefits of the transaction. If we fail to meet the challenges involved in integrating successfully the operations of institutions that we acquire into our existing business or otherwise fail to realize any of the anticipated benefits of a transaction, we could experience an interruption or a loss of momentum in our business activities, which could harm our results of operations. In addition, in integrating Delta Trust into our existing operations, we may experience unanticipated problems, expenses, liabilities, competitive responses, loss of client relationships, and diversion of management’s attention.

Even if the operations of financial institutions that we acquire are integrated successfully into our business, we may not fully realize the expected benefits of the transaction, including the synergies, cost savings, or growth opportunities. These benefits may not be achieved within the anticipated time frame, or at all. As a result, we cannot assure you that any of our acquisitions will result in the realization of the full benefits anticipated from the transaction.

Risks Related to the Combined Company Following the Merger

Simmons must divest a certain acquired bank branch within 180 days after the consummation of the merger.

Certain consents and approvals from governmental entities are required prior to the consummation of a merger of bank holding companies. Applications for these consents and approvals have been filed and the necessary consents and approvals have been received by Simmons. However, a condition to the approval is that Simmons must divest DTB’s branch in Eudora, Arkansas within 180 days after the consummation of the merger.  If the branch is not timely divested, Simmons must authorize an independent trustee to dispose of the branch immediately. Simmons has entered into an agreement with a local financial institution to sell this branch and expects that the branch sale will be consummated on a timely basis.  But there can be no assurance that the prospective buyer of the branch will receive the necessary regulatory approval to acquire the branch or if approval is received that prospective purchaser will proceed to consummate the branch acquisition transaction.  The inability of Simmons to timely divest this bank branch might have an adverse economic effect on the combined company following the merger.

Combining Delta Trust with Simmons may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

Simmons and Delta Trust have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Simmons’ ability to successfully combine and integrate the business of Delta Trust with Simmons in a manner that permits growth opportunities and does not materially disrupt existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of the companies’ ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Simmons’ ability to successfully conduct its business, which could have an adverse effect on Simmons’ financial results and the value of its common stock. If Simmons experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Simmons and/or Delta Trust to lose customers or cause customers to remove their accounts from Simmons and/or Delta Trust and move their business to competing financial institutions. Integration efforts will also divert management attention and resources. These integration matters could have an adverse effect on each of Simmons and Delta Trust during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The pending acquisitions will result in changes to the board of directors of Simmons that may affect the strategy of Simmons as compared to that of Simmons and Delta Trust independently.

Upon completion of the Community First merger and Liberty merger, the number of directors on the Simmons board of directors will be 12, two of which will be designated by Community First’s board of directors and one of which will be designated by Liberty’s board of directors. The new composition of the Simmons board of directors may affect the business strategy and operating decisions of the combined company upon the completion of the Community First merger and Liberty merger.

Risks Related to an Investment in Simmons Common Stock

The market price of Simmons common stock after the merger may be affected by factors different from those affecting the shares of Simmons stock or Delta Trust stock currently.

Upon completion of the merger, holders of Delta Trust common stock who elect to receive Simmons common stock will become holders of Simmons common stock. Simmons’ business differs in important respects from that of Delta Trust, and, accordingly, the results of operations of the combined company and the market price of Simmons common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of Delta Trust. For a discussion of the business of Simmons and of some important factors to consider in connection with its business, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

The market price of Simmons common stock may decline as a result of the merger.

The market price of Simmons common stock may decline as a result of the merger if Simmons does not achieve the perceived benefits of the merger or the effect of the merger on Simmons’ financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, Simmons and Delta Trust shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current Simmons and Delta Trust shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.

The shares of Simmons common stock to be received by Delta Trust shareholders as a result of the merger will have different rights from shares of Delta Trust common stock.

Upon completion of the merger, Delta Trust shareholders who receive shares of Simmons’ common stock will become Simmons shareholders and their rights as shareholders, while continuing to be governed by Arkansas law will then be subject to Simmons’ articles of incorporation and bylaws, which differ from Delta Trust’s. The rights associated with Delta Trust common stock are different from the rights associated with Simmons common stock. See “Comparison of Certain Rights of Shareholders” for further discussion of the different rights associated with Simmons common stock.

Simmons’ management will have broad discretion as to the use of assets acquired from this merger, and Simmons may not use these assets effectively.

Simmons’ management will have broad discretion in the application of the assets from this merger and could utilize the assets in ways that do not improve Simmons’ results of operations or enhance the value of its common stock. Delta Trust shareholders will not have the opportunity, as part of their investment decision, to assess whether these acquired assets are being used appropriately. Simmons’ failure to utilize these assets effectively could have a material adverse effect on the combined company, delay the development of products and cause the price of Simmons common stock to decline.

The holders of Simmons’ subordinated debentures have rights that are senior to those of Simmons’ shareholders. If Simmons defers payments of interest on Simmons’ outstanding subordinated debentures or if certain defaults relating to those debentures occur, Simmons will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to Simmons common stock.

Simmons has $20.6 million of subordinated debentures issued in connection with trust preferred securities, and Simmons will assume approximately $27.1 million of subordinated debentures if Simmons completes the Community First merger and approximately $20.6 million of subordinated debentures if Simmons completes the Liberty merger. Payments of the principal and interest on the trust preferred securities are unconditionally guaranteed by Simmons. The subordinated debentures are senior to Simmons’ shares of common stock. As a result, Simmons must make payments on the subordinated debentures (and the related trust preferred securities) before any dividends can be paid on Simmons common stock and, in the event of Simmons’ bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of Simmons common stock. Simmons has the right to defer distributions on the subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid to holders of Simmons common stock. If Simmons elects to defer or if Simmons defaults with respect to its obligations to make payments on these subordinated debentures, this would likely have a material adverse effect on the market value of Simmons common stock. Moreover, without notice to or consent from the holders of Simmons common stock, Simmons may issue additional series of subordinated debt securities in the future with terms similar to those of Simmons’ existing subordinated debt securities or enter into other financing agreements that limit Simmons’ ability to purchase or to pay dividends or distributions on Simmons common stock.

Simmons may be unable to, or choose not to, pay dividends on its common stock.

Simmons cannot assure you of Simmons’ ability to continue to pay dividends. Simmons’ ability to pay dividends depends on the following factors, among others:

•
Simmons may not have sufficient earnings since Simmons’ primary source of income as Simmons currently operates, the payment of dividends to Simmons by Simmons’ subsidiary banks, is subject to federal and state laws that limit the ability of those banks to pay dividends;

•
Federal Reserve Board policy requires bank holding companies to pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition; and

•	Simmons’ board of directors may determine that, even though funds are available for dividend payments, retaining the funds for internal uses, such as expansion of our operations, is a better strategy.

If Simmons fails to pay dividends, capital appreciation, if any, of Simmons’ common stock may be the sole opportunity for gains on an investment in Simmons common stock. In addition, in the event Simmons’ subsidiary banks become unable to pay dividends to Simmons, Simmons may not be able to service Simmons’ debt or pay Simmons’ other obligations or pay dividends on Simmons common stock. Accordingly, Simmons’ inability to receive dividends from Simmons’ subsidiary banks could also have a material adverse effect on Simmons’ business, financial condition and results of operations and the value of your investment in Simmons common stock.

There may be future sales of additional common stock or preferred stock or other dilution of Simmons’ equity, which may adversely affect the value of Simmons common stock.

Simmons is not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The value of Simmons common stock could decline as a result of sales by Simmons of a large number of shares of common stock or preferred stock or similar securities in the market or the perception that such sales could occur.

Anti-takeover provisions could negatively impact Simmons’ shareholders.

Provisions of Simmons’ articles of incorporation and by-laws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire Simmons, even if doing so would be perceived to be beneficial to Simmons’ shareholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of Simmons common stock. These provisions could also discourage proxy contests and make it more difficult for holders of Simmons common stock to elect directors other than the candidates nominated by Simmons’ board of directors.

Simmons’ rights and the rights of Simmons’ shareholders to take action against Simmons’ directors and officers are limited.

Simmons’ articles of incorporation eliminates Simmons’ directors’ liability to Simmons and its stockholders for money damages for breach of fiduciary duties as a director to the fullest extent permitted by Arkansas law. Arkansas law provides that an officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in Simmons’ best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

Simmons’ articles of incorporation and bylaws also require Simmons to indemnify Simmons’ directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Arkansas law. As a result, Simmons’ stockholders and Simmons may have more limited rights against Simmons’ directors and officers than might otherwise exist under common law. In addition, Simmons may be obligated to fund the defense costs incurred by Simmons’ directors and officers.

An investment in Simmons common stock is not an insured deposit.

An investment in Simmons common stock is not a bank deposit and is not insured or guaranteed by the FDIC, the Deposit Insurance Fund, or any other government agency. Accordingly, you should be capable of affording the loss of any investment in Simmons common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 giving Simmons’ or Delta Trust’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “budget,” “expect,” “anticipate,” “intend,” “indicate,” “target,” “estimate,” “plan,” “project,” “continue,” “contemplate,” “positions,” “prospects,” “predict,” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Simmons and Delta Trust, including future financial and operating results, the combined company’s plans, objectives, expectations, strategies and intentions and other statements that are not historical facts. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. In addition to factors previously disclosed in Simmons’ reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:

•	inability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Delta Trust shareholders, on the expected terms and schedule;

•	delay in closing the merger;

•	difficulties and delays in integrating the business of Delta Trust and/or the pending acquisitions with Simmons, or fully realizing cost savings and other benefits;

•	business disruption following the proposed transactions;

•	diversion of management time on issues relating to the merger;

•	changes in asset quality and credit risk;

•	the inability to sustain revenue and earnings growth;

•	changes in interest rates and capital markets;

•	inflation;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	competitive conditions;

•	economic conditions;

•	changes in Simmons’ stock price before closing, including as a result of the financial performance of Simmons or Delta Trust prior to closing;

•	the reaction to the transactions of the companies’ customers, employees and counterparties;

•
the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board, the OCC, the United States Department of Treasury, the Arkansas State Bank Department, and legislative and regulatory actions and reforms; and

•	failure to consummate or delay in consummating the merger for any other reason.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Simmons and Delta Trust claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. Simmons and Delta Trust do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Simmons, Delta Trust, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

DELTA TRUST SPECIAL SHAREHOLDERS’ MEETING

Date, Time, Place

The Delta Trust special meeting of shareholders will be held on [•], 2014, at 8:30 a.m. local time, in the Ottenheimer Theater, Historic Arkansas Museum, located at 200 E. Third Street, Little Rock, Arkansas  72201.

As described below under “—Vote Required and Quorum,” approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Delta Trust common stock.

Matters to Be Considered

At the special meeting of shareholders, you will be asked to consider and vote upon the following matters:

•
a proposal to approve the Agreement and Plan of Merger, dated as of March 24, 2014, by and between Simmons and Delta Trust pursuant to which Delta Trust will merge with and into Simmons as more fully described in this proxy statement/prospectus, which we refer to as the Delta Trust merger proposal; and

•
a proposal to adjourn the Delta Trust special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Delta Trust merger proposal, which we refer to as the Delta Trust adjournment proposal.

Recommendation of Delta Trust’s Board of Directors

Delta Trust’s board of directors has determined that the Delta Trust merger proposal and the transactions contemplated thereby, including the Delta Trust merger, are in the best interests of Delta Trust and its shareholders, has unanimously approved and adopted the Delta Trust merger agreement and unanimously recommends that you vote “FOR” the Delta Trust merger proposal and “FOR” the Delta Trust adjournment proposal. See “The Merger—Delta Trust’s Reasons for the Merger” for a more detailed discussion of Delta Trust’s board of directors’ recommendation.

Record Date; Shares Outstanding and Entitled to Vote

The Delta Trust board of directors has fixed the close of business (5:00 p.m.) on [•], 2014 as the record date for determining the holders of shares of Delta Trust common stock entitled to notice of and to vote at the special meeting. At the close of business on the record date, there were [•] shares of common stock issued and outstanding and held by approximately [•] holders of record. Holders of record of Delta Trust common stock on the record date are entitled to one vote per share and are also entitled to exercise dissenters’ rights if certain procedures are followed. See “The Merger—Dissenters’ Rights” and Annex C.

The directors and executive officers of Delta Trust own [•] shares or [•]% of the outstanding shares of Delta Trust common stock.  Although there is no express agreement between Simmons or Delta Trust and these individuals, regarding the voting of their shares, it is anticipated that these individuals will vote substantially all of these shares in favor of the Delta Trust merger proposal.  See “The Merger – Interests of Delta Trust’s Directors and Executive Officers in the Merger”

Vote Required and Quorum

The affirmative vote of the holders of at least a majority of the shares of Delta Trust’s outstanding common stock is required to approve the Delta Trust merger proposal. At least a majority of the total outstanding shares of Delta Trust common stock must be present, either in person or by proxy, in order to constitute a quorum for the special meeting. For purposes of determining a quorum, abstentions are counted in determining the shares present at a meeting.

For voting purposes, however, only shares actually voted “For” the approval of the Delta Trust merger proposal, and not abstentions, will be counted as favorable votes in determining whether the Delta Trust merger proposal is approved by the holders of Delta Trust common stock. As a result, abstentions will have the same effect as votes against approval of the merger agreement.

Approval of the Delta Trust adjournment proposal requires the affirmative vote of holders of a majority of shares represented at the Delta Trust special meeting.

Voting, Solicitation, and Revocation of Proxies

If the enclosed proxy card is duly executed and received in time for the special meeting, it will be voted in accordance with the instructions given. If the proxy card is duly executed and received but no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy for the approval of the Delta Trust merger proposal and the Delta Trust adjournment proposal and in the proxy holder’s discretion on any other matter properly coming before the meeting. Any proxy given by a shareholder may be revoked before its exercise by:

•
sending written notice to the Secretary of Delta Trust, c/o Simmons First Trust Company, N.A., P. O. Box 7009, Pine Bluff, Arkansas 71611, Attention: Corporate Trust, prior to the special meeting stating that you would like to revoke your proxy;

•	completing, signing and dating another proxy card bearing a later date and returning it by mail to Simmons First Trust Company prior to the special meeting; or

•	attending the special meeting and voting in person.

Delta Trust is soliciting the proxy for the special meeting on behalf of the Delta Trust board of directors. Delta Trust will bear the cost of solicitation of proxies from its shareholders. In addition to using the mail, Delta Trust may solicit proxies by personal interview, telephone, and facsimile. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Delta Trust does not expect to pay any compensation for the solicitation of proxies. However, Delta Trust will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

Voting in Person at the Special Meeting

Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the special meeting. If you choose to vote your shares in person, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the special meeting.

Beneficial Owner. Shares held in street name may be voted in person by you only if you bring a written proxy in your name from the broker, bank, or other nominee that holds your shares.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this proxy statement/prospectus is being delivered to shareholders residing at the same address, unless such shareholders have notified Delta Trust of their desire to receive multiple copies of the proxy statement/prospectus.

Delta Trust will promptly deliver, upon oral or written request, a separate copy of the proxy statement/prospectus to any shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Becky Hughes at 11700 Cantrell Road, Little Rock, Arkansas 72223 or by telephone at (501) 907-2286.

INFORMATION ABOUT SIMMONS

Company Overview

Simmons is a financial holding company registered under the Bank Holding Company Act of 1956, as amended. Simmons is headquartered in Arkansas and as of March 31, 2014, had total assets of $4.4 billion, loans of $2.3 billion, deposits of $3.7 billion and equity capital of $407 million. Simmons conducts its banking operations through 103 branches or financial centers located in Arkansas, Missouri and Kansas.

Simmons is committed to the community bank model as it believes it encourages local customer engagement and local decision making, thereby producing a more responsive and satisfactory experience for its customers. Simmons also believes its model empowers its bankers to enhance shareholder value through developing and growing holistic customer relationships. As Simmons focuses on the communities in which it primarily operates, it provides a wide range of consumer and commercial loan and deposit products to individuals and businesses in its core markets. Simmons also has developed through its experience and scale and through acquisitions, including the pending acquisitions that are the subject of this proxy statement/prospectus, specialized products and services that are in addition to those offered by the typical community bank and that are provided in many cases to customers beyond its core market area. Those products include credit cards, trust services, investments, agricultural finance lending, equipment lending, insurance, consumer finance and SBA lending.

Simmons seeks to build shareholder value by (1) focusing on strong asset quality, (2) maintaining strong capital and liquidity, (3) opportunistically growing its business, both organically and through acquisitions of financial institutions, and (4) improving its operational efficiency.

Simmons common stock is traded on the NASDAQ Global Select Market under the symbol “SFNC.” Simmons’ principal executive offices are located at 501 Main Street, Pine Bluff, Arkansas 71601, and its telephone number is (870) 541-1000. Simmons also has corporate offices in Little Rock, Arkansas.

Additional information about Simmons and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus.  See “Where You Can Find More Information.”

Growth Strategies

Simmons organic growth strategy includes pursuing cross-selling opportunities and expanding opportunistically in markets with attractive fundamental economic characteristics and market demographics. Upon entering a new market, Simmons seeks to identify and build a team of experienced, successful bankers with market-specific knowledge to lead its operations in that market. Generally, members of Simmons’ senior management team are familiar with these individuals based on prior work experience and reputation, and believe in the ability of such individuals to successfully execute its business model. Simmons also assembles non-voting advisory boards in select markets comprised of directors representing a broad spectrum of business experience and community involvement in those markets.

Simmons actively seeks to expand its operations through acquisitions.  In recent years, Simmons has expanded its footprint by acquiring five financial institutions through four FDIC-assisted transactions and one transaction conducted pursuant to Section 363 of the United States Bankruptcy Code.  These acquisitions resulted in the addition (on a net basis) of 36 of Simmons’ current 103 branches, which are located in 26 of the 56 communities in which it presently conducts operations.  Simmons views its acquisition activity as an important component of its growth strategy and intends to be opportunistic in pursuing future acquisitions.

The table below sets forth certain information related to the acquisitions that Simmons has completed since 2010.

Recent Acquisitions
Year			Fair Value on Acquisition Date (in thousands)
Acquired	Acquired Bank	Markets Served	Assets	Loans	Deposits
2013	Metropolitan National Bank	Central/Northwest Arkansas	$883,664	$457,372	$837,507
2012	Excel Bank of Sedalia, MO	Central Missouri, Kansas City and St. Louis metropolitan areas	180,536	99,299	168,592
2012	Truman Bank of St. Louis, MO	St. Louis, Missouri	253,174	130,536	228,553
2010	Security Savings Bank, FSB	Kansas City metropolitan area, Wichita and Salina, Kansas	457,639	219,158	338,237
2010	Southwest Community Bank	Springfield, Missouri	101,990	40,177	97,340

Simmons recently entered into binding agreements to acquire three financial institutions, Delta Trust, Community First, and Liberty.   Completion of each of these acquisitions is subject to satisfaction of customary closing conditions, including regulatory approvals and approval by the shareholders of the acquired institution and, in the case of the acquisitions of Community First and Liberty, Simmons’ shareholders.  Simmons’ shareholders are not required to vote on the Delta Trust merger.  Simmons anticipates closing the acquisition of Delta Trust in the third quarter of 2014 and closing the acquisitions of Community First and Liberty, which we refer to collectively as the pending acquisitions, in the fourth quarter of 2014. Completion of the mergers between Simmons and Community First or Simmons and Liberty is not a condition of closing of the merger between Delta Trust and Simmons.  Similarly, completion of the merger between Delta Trust and Simmons is not a condition to the closing of the merger between Simmons and Community First or the merger between Simmons and Liberty.

The table below sets forth certain financial information as of March 31, 2014, with respect to the pending acquisitions.

Pending Acquisitions
Announcement			As of March 31, 2014 (in thousands)
Date	Institution to be Acquired	Markets Served	Assets	Net Loans	Deposits
May 6, 2014	Community First Bancshares, Inc.	Tennessee	$1,937,830	$1,105,113	$1,589,878
May 27, 2014	Liberty Bancshares, Inc.	Southwest Missouri	1,062,256	797,859	885,097

Community First Bancshares, Inc.

Under the terms of the Community First merger agreement, each outstanding share of Community First common stock and common stock equivalent will be converted into the right to receive 17.8975 shares of Simmons common stock, subject to certain conditions and potential adjustments.  Simmons expects to issue approximately 6,624,000 shares of Simmons common stock in connection with the acquisition of Community First.  In addition, Simmons will assume approximately $27.1 million of subordinated debentures that Community First issued in connection with its prior issuance of trust preferred securities, and Simmons will replace $30.9 million of Series C Senior Non-Cumulative Preferred Stock issued by Community First and held by the U.S. Treasury’s Small Business Lending Fund by issuing an equal amount of Simmons Senior Non-Cumulative Perpetual Preferred Stock.

Liberty Bancshares, Inc.

Under the terms of the Liberty merger agreement, each outstanding share of Liberty common stock and common stock equivalent will be converted into the right to receive 1.0 share of Simmons common stock, subject to certain conditions and potential adjustments.  Simmons expects to issue 5,247,187 shares of Simmons common stock in connection with the acquisition of Liberty. Under the terms of the Liberty merger agreement, each outstanding share of Liberty common stock and common stock equivalent will be converted into the right to receive 1.0 share of Simmons common stock, subject to certain conditions and potential adjustments.  Simmons expects to issue 5,247,187 shares of Simmons common stock in connection with its acquisition of Liberty.  In addition, Simmons will assume approximately $20.6 million of subordinated debentures that Liberty issued in connection with its prior issuance of trust preferred securities.

INFORMATION ABOUT DELTA TRUST

Delta Trust is a bank holding company headquartered in Little Rock, Arkansas. As of March 31, 2014, Delta Trust had total consolidated assets of approximately $444 million, total consolidated deposits of approximately $388 million, and total consolidated stockholders’ equity of approximately $43 million. Delta Trust’s strategic objective is to serve as a bank holding company for a community-based commercial bank serving central, northwest and southeast Arkansas. Delta Trust owns 100% of the capital stock of DTB, an Arkansas chartered bank with its headquarters in Parkdale, Arkansas.  Delta Trust and its subsidiary focus on meeting the financial service needs of consumers and small to medium-sized businesses, professionals and professional corporations, and their owners and employees in the central, northwest and southeast Arkansas banking markets.

DTB operates branches at ten locations in Arkansas, including three in Little Rock, one each in the following cities: Parkdale, Hamburg, Wilmot, Bella Vista, Conway, Fayetteville and Eudora.   The branch in Eudora is under contract for sale to complete a required divestiture to resolve anti-competitive issues arising in the Lake Village, Arkansas banking market in connection with the merger.  The sale of the Eudora branch is expected to close during the fourth quarter of 2014.

DTB was established on February 1, 1910 and received deposit insurance from the FDIC beginning January 1, 1934. DTB’s customer deposits are fully insured to the limits set by the FDIC.

Through DTB, Delta Trust offers a range of commercial and retail lending products to businesses, professionals and individuals in the central, northwest and southeast Arkansas banking markets. Commercial lending products include owner-occupied commercial real estate loans, interim construction loans, commercial loans (such as SBA guaranteed loans, business term loans, equipment financing and lines of credit) to a diversified mix of small and midsized businesses, and loans to professionals. Retail lending products include residential first and second mortgage loans, and consumer installment loans such as loans to purchase cars, boats and other recreational vehicles.

Deposits are Delta Trust’s principal source of funds for use in lending and other general banking purposes. Delta Trust provides a full range of deposit products and services, including a variety of checking and savings accounts, debit cards, online banking, eStatements and direct deposit services. Delta Trust offers business accounts and management services, including business checking, business savings, and treasury management services. Delta Trust solicits deposits through its team of dedicated and accessible bankers and utilizing community focused marketing.

A significant portion of Delta Trust’s business operations are related to trust services and wealth management, As of March 31, 2014, Delta Trust held approximately $800 million in assets in a fiduciary and/or administrative capacity in its trust operations.  Additionally, Delta Trust provides insurance services and full-service securities brokerage services to its customers through subsidiaries of DTB.

DTB is subject to various regulatory capital requirements administered by the federal banking agencies.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, DTB must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  These capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations) and of Tier 1 capital (as defined in the regulations) to average assets (as defined in the regulations).  Management believes that, as of March 31, 2014, DTB meets all capital adequacy requirements to which it is subject.

DTB’s capital ratios at March 31, 2014 are presented below:

Capital Ratios
($ in thousands)	March 31, 2014

Tier 1 capital:
Stockholders’ equity	$41,938
Goodwill and core deposit premiums	(974)
Unrealized loss on available-for-sale securities, net of income taxes	345
Total Tier 1 capital	41,309
Tier 2 capital:
Qualifying allowance for loan losses	4,101
Total Tier 2 capital	4,101
Total risk-based capital	$45,410

Risk weighted assets	$326,088

Assets for leverage ratio	$438,618

Ratios at end of period:
Tier 1 leverage ratio	9.42%
Tier 1 risk-based capital ratio	12.67%
Total risk-based capital ratio	13.93%
Minimum guidelines:
Tier 1 leverage ratio	4.00%
Tier 1 risk-based capital ratio	4.00%
Total risk-based capital ratio	8.00%
Well capitalized guidelines:
Tier 1 leverage ratio	5.00%
Tier 1 risk-based capital ratio	6.00%
Total risk-based capital ratio	10.00%

Delta Trust’s principal executive offices are located at 11700 Cantrell Road, Little Rock, Arkansas 72223, and its telephone number is (501) 907-2280.

Principal Holders of Delta Trust Common Stock

As of [•], 2014, Delta Trust had [•] shareholders of record of its common stock.  The following table lists the stock ownership of Delta Trust’s directors, its executive officers, all directors and executive officers as a group, and those persons who, to Delta Trust’s knowledge, beneficially owned 5% or more of Delta Trust common stock outstanding as of [•], 2014.  According to SEC rules, a “beneficial owner” of securities has or shares the power to vote securities or to direct their investment.  Thus, under the rules, more than one person may be deemed to be a beneficial owner of the same shares.

Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and investment power with respect to his shares.  The address for each of Delta Trust’s directors and executive officers is c/o Delta Trust & Banking Corporation, 11700 Cantrell Road, Little Rock, Arkansas 72223.

Name of Shareholder	No. of Shares of Delta Trust owned pre-merger(1)	Percent of common stock owned pre-merger(2)
Directors and Officers:
J. French Hill (Director, Chairman & CEO)	[•]	[•]
George O’Connor (Director)	[•]	[•]
Monty Scott (Director)	[•]	[•]
Carroll Penick (President)	[•]	[•]
All directors and executive officers as a group (4 persons)	[•]	[•]
5% Shareholders:
Thomas R. Pugh, Jr.	[•]	[•]
Robert LaRoche, Trustee	[•]	[•]
Stephen L. LaFrance, Sr.	[•]	[•]

(1)           These share amounts do not include any options or warrants owned by such director or executive officer because all options and warrants will be terminated and settled by cash payments immediately prior to the merger.  The amounts payable to such persons upon termination of their options and warrants are described in “THE MERGER – Interests of Delta Trust’s Directors and Executive Officers in the Merger.”

(2)           The percentage of Delta Trust common stock owned was calculated based on 111,994 shares of Delta Trust common stock outstanding and excludes any options or warrants, all of which will be terminated and settled by cash payments immediately prior to the merger.

THE MERGER

The following discussion contains material information about the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of Simmons’ and Delta Trust’s respective boards of directors has unanimously adopted the merger agreement. The merger agreement provides for the merger of Delta Trust with and into Simmons, with Simmons continuing as the surviving corporation. Following completion of the merger, Delta Trust’s wholly owned bank subsidiary, DTB, will merge with and into Simmons’ wholly owned bank subsidiary, Simmons First National Bank.

In the merger, each share of Delta Trust common stock issued and outstanding immediately prior to the merger will be converted into 15.1428 shares of Simmons common stock per share, referred to as the Stock Consideration, or at the election of the shareholder, into the right to receive either cash in an amount equal to $545.14 per share, referred to as the Cash Consideration, and together with the Stock Consideration, the Merger Consideration.   The aggregate Cash Consideration payable in the merger will be no more than $10,052,331 and the aggregate Stock Consideration will not exceed 1,695,898 shares of Simmons common stock, subject to certain conditions and possible adjustments described in the merger agreement. No fractional shares of Simmons common stock will be issued in connection with the merger, and holders of Delta Trust common stock that would otherwise receive a fractional share will be entitled to receive cash in lieu thereof.

Each holder of Delta Trust common stock is entitled to elect the form of the Merger Consideration that he or she would like to receive for his or her shares of Delta Trust common stock, subject to the aggregate limitations stated above. Holders of Delta Trust common stock will be permitted to make partial elections to receive Cash Consideration and Stock Consideration, thereby permitting the receipt of a combination of cash and Simmons common stock as Merger Consideration. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this proxy statement/prospectus.  See “The Agreement and Plan of Merger” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of its regular planning process, the management and board of directors of Delta Trust, from time to time, have considered various financial and strategic alternatives to enhance shareholder value.  Among their considerations was the desire to provide Delta Trust’s shareholders with greater liquidity for their investment in Delta Trust common stock.  On February 22, 2011 Delta Trust retained Commerce Street Capital, LLC, Dallas, Texas, or Commerce Street, an investment banking firm, to assist Delta Trust in exploring its strategic alternatives.

On March 17, 2011, Commerce Street met with Delta Trust management to discuss process and alternatives.  A decision was made by the Delta Trust board of directors to contact 49 potential out-of-state and eight in-state strategic partners looking to expand or enter Arkansas.

In May, 2011, Commerce Street began contacting eight potential in-state partners, which included Simmons.  On June 6, 2011, Simmons declined pursuing a transaction with Delta Trust.

During June 2011, Commerce Street executed 11 non-disclosure agreements out of initial discussions from both in-state and out-of-state potential partners.  From those, one letter of intent was received but never executed due to certain unacceptable conditions.

Commerce Street continued to contact potential partners.  On December 21, 2011, they revisited the level of interest with Simmons.  Simmons indicated an interest in Delta Trust’s Southeast Arkansas branches and trust business.  After discussing these matters with Delta Trust, Commerce Street communicated back to Simmons that Delta Trust was not interested in selling segments of the company.

On June 8, 2012, an out-of-state bank holding company submitted an all-cash letter of intent.  On June 21, 2012, Delta Trust countered the offer.  Those discussions then ended.

On February 18, 2013, discussions with two in-state parties culminated in offers that were presented to Delta Trust’s board of directors.  One of the parties was a privately held bank offering a 100% stock transaction.  The other was an investor group offering 100% cash at a significantly higher price.  The Delta Trust board approved negotiations with the investor group making the all-cash offer.  After further negotiations, Delta Trust entered into a letter of intent with that investor group.  The parties subsequently began drafting a definitive agreement, but negotiations ended on April 22, 2013 due to disagreements on certain deal points.

On August 22, 2013, George O’Connor and Monty Scott, directors of Delta Trust, met with George A. Makris, Jr., then CEO-Elect of Simmons, in Little Rock to discuss any potential interest in a merger between Delta Trust and Simmons.  Messrs. O’Connor, Scott and Makris had been acquainted for several years, and Mr. Makris was aware through publicly available information of Delta Trust’s interest in exploring strategic alternatives.

This initial meeting was followed by a phone call between Mr. Makris and J. French Hill, the Chairman and CEO of Delta Trust, on September 12, 2013.  This conversation established the mutual interest in pursuing discussions concerning a merger between Delta Trust and Simmons, as well as confirmed the need for Messrs. Makris and Hill to schedule a meeting at a later date.

The initial meeting between Messrs. Makris and Hill was held at Mr. Hill’s home in Little Rock on September 16, 2013.  This meeting dealt with the corporate culture, personnel and social issues associated with the potential transaction.

This initial meeting led to additional discussions and was followed by a second meeting between Messrs. Hill and Makris at Mr. Makris’ home in Little Rock on October 30, 2013.  This meeting included discussions related to executive management at Delta Trust, as well as the possible opportunity for Mr. Hill to run the financial services division of the combined entity.

On November 8, 2013, verbal offers were received by Delta Trust from the investor group with which negotiations had terminated in April 2013 (1.35X book value for 52% of the outstanding common stock with cash) and from Simmons (1.30X – 1.40X book value for 100% with a combination of cash and stock).

Shortly thereafter, on November 13, 2013, Robert A. Fehlman, Senior Executive Vice President and CFO of Simmons, executed a Non-Disclosure Agreement on behalf of Simmons, and Delta Trust provided Simmons certain preliminary financial information with respect to Delta Trust.

On November 25, 2013, during a regularly scheduled meeting of the Simmons board of directors, Mr. Makris provided an update to the Simmons board of directors on the status of the potential acquisition of Delta Trust.

On December 3, 2013, Simmons executed an engagement letter with Sterne, Agee & Leach, Inc., Birmingham, Alabama (“Sterne Agee”) to assist in the review of the potential Delta Trust transaction.

On December 23, 2013, Messrs. Makris and Fehlman had a telephone call with representatives of Sterne Agee, and representatives of Commerce Street, to discuss the financial metrics of the potential transaction.

On December 30, 2013 Messrs. Makris and Fehlman met with David L. Bartlett, President and Chief Banking Officer of Simmons, and Marty D. Casteel, Executive Vice President of Simmons, to discuss the possible timeline for the transaction, management oversight, integration issues, as well as the desire to schedule a meeting with representatives in the local office of its federal banking regulators.

On January 6, 2014, the Simmons board of directors met to consider executing a non-binding letter of intent to acquire Delta Trust.  After full discussion of the transaction, the Simmons board of directors unanimously approved executing a non-binding letter of intent offering a fixed number of shares of Simmons common stock in exchange for all the outstanding shares of Delta Trust common stock.

On January 7, 2014, Messrs. Makris, Fehlman and a representative of Sterne Agee met in Little Rock to discuss pricing and strategy related to the Delta Trust transaction.  Later on January 7, 2014, Messrs. Makris, Hill, O’Connor and Scott met at Mr. Makris’ home in Little Rock to discuss the non-binding letter of intent and the possible transaction timeline.

Following that meeting, Simmons sent Delta Trust a revised non-binding letter of intent dated January 7, 2014, expressing its interest in acquiring all of the outstanding stock and stock equivalents, including but not limited to stock warrants and stock options, of Delta Trust through a merger transaction.  Under the proposed transaction, in exchange for all of the outstanding shares of Delta Trust, Simmons would issue 1,695,000 shares of Simmons common stock, representing a transaction price of approximately $60,000,000 based on a Simmons common stock price of $35.41, the 20 day average closing price, as of December 27, 2013.  For shareholders who would receive 1,000 or fewer shares of Simmons common stock in the transaction, Simmons offered a cash purchase alternative, to acquire all of Delta Trust shares held by such shareholders in cash upon tender of the shares following the merger.

On January 13, 2014, Messrs. Makris, Fehlman, Hill, O’Connor and Scott met at Mr. Makris’ home in Little Rock to discuss pricing, terms of agreement and the transaction timeline.  Representatives from Sterne Agee and Commerce Street participated in the meeting via telephone.

On January 14, 2014, the Simmons board of directors met to consider the terms of the proposed transaction as currently negotiated.  After full discussion, the Simmons board unanimously approved executing a revised non-binding letter of intent to reflect the terms of the transaction as negotiated.

Following this meeting, Simmons sent Delta Trust a revised non-binding letter of intent dated January 14, 2014, expressing its interest in pursuing the transaction upon the terms and conditions as negotiated. Under the revised proposal, in exchange for all of the outstanding shares of Delta Trust, Simmons would issue up to 1,750,000 shares of Simmons common stock, provided that Delta Trust shareholders would have an option to elect to receive cash computed at $36.00 per share of Simmons common stock for up to 333,333 of the offered shares of Simmons common stock.  Based upon the elections of the Delta Trust shareholders and the settlement of the outstanding stock options and warrants of Delta Trust, the consideration for the transaction could range from 1,750,000 shares of Simmons common stock and no cash to 1,416,667 shares of Simmons common stock and $12,000,000 in cash.  This offer represented a purchase price of approximately $63,000,000.  To provide price protection for both parties, Delta Trust and Simmons expressed a desire for the definitive agreement to include a “cap” and a “collar” on the Simmons common stock price, which would be negotiated as part of the definitive agreement.  On January 17, 2014, Mr. Hill accepted and executed the revised non-binding letter of intent.

On January 16, 2014, the Simmons and private investor group offers were presented to the Delta Trust board of directors by Commerce Street.  After review and discussion the Delta Trust board of directors approved executing the letter of intent with Simmons and beginning due diligence.

On January 24, 2014, Messrs. Makris, Bartlett and Casteel met with Simmons’ counsel to discuss Delta Trust’s subsidiary structure, the regulatory application process and a potential issue in South Arkansas related to the market concentration in the Lake Village, Arkansas banking market. Additionally on January 24, 2014, Messrs. Makris, Bartlett, Fehlman, Casteel and Hill met at the Simmons’ offices in Little Rock to discuss and schedule the due diligence process.

During the week of February 3, 2014, a team of Simmons and SFNB senior associates conducted due diligence on Delta Trust, including all of its subsidiary companies, at the Simmons Corporate Office in Little Rock.  This process included frequent updates to Simmons and SFNB executive management.

During the period of February 7, 2014 through February 24, 2014, Simmons conducted a due diligence review of Delta Trust and its operations and Delta Trust conducted a reverse due diligence review of Simmons.

On February 19, 2014, Delta Trust began on-site due diligence on Simmons, which was concluded with a presentation to Delta Trust’s board acquisition committee on March 3, 2014.  The acquisition committee agreed to continue moving forward with the Simmons transaction.

On February 21, 2014, Mr. Makris met with management of the Delta Trust’s insurance, investment and trust operations to discuss integration of these business units into the combined entity.

After the completion of the due diligence reviews, Simmons and Delta Trust negotiated the terms of a definitive acquisition agreement.  Simmons and Delta Trust agreed that the Delta Trust stock options and warrants should be settled for cash immediately prior to the closing of the merger, using a value for Simmons common stock at $36.00.  After adjusting the transaction consideration for the settlement cost of the Delta Trust stock options and warrants, the aggregate consideration payable for the outstanding shares of Delta Trust common stock could range from 1,695,898 shares of Simmons common stock and no cash to 1,416,667 shares of Simmons common stock and $10,052,331 in cash.  Negotiations between the parties resulted in a proposed merger agreement, which was considered and approved by the board of directors of Simmons and Delta Trust at their respective meetings held on March 24, 2014.  Following the approval of the Simmons and Delta Trust boards of directors, the merger agreement was executed by the parties on March 24, 2014.

Delta Trust’s Reasons for the Merger

After careful consideration, at its meeting on March 24, 2014, the board of directors of Delta Trust determined that the merger, the merger agreement and the transactions contemplated therein are advisable and in the best interests of Delta Trust and its shareholders and that the terms and conditions of the merger and the merger agreement are fair to the shareholders of Delta Trust. Accordingly, the board of directors of Delta Trust approved and adopted the merger agreement and unanimously recommends that Delta Trust shareholders vote “FOR” approval of the merger agreement and the merger.

In reaching its decision to approve the merger agreement and related transactions and recommend their approval to shareholders, the Delta Trust board of directors consulted with senior management and Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. and Commerce Street and considered a number of factors, including, among others, the following, which are not presented in order of priority:

•
a review of, and the Delta Trust board of directors’ understanding of, the historical financial statements and condition of Delta Trust and certain other internal information, primarily financial in nature, relating to the respective businesses, earnings and balance sheets of Delta Trust;

•	the business strategy and strategic plan of Delta Trust, and the expectations relating to the proposed merger, based on discussions with management of Simmons;

•
a review of the risks and prospects of Delta Trust remaining independent, including the challenges to maintaining a small community bank subsidiary in the prevailing financial and regulatory climate versus aligning Delta Trust with a well-capitalized, well-run larger organization;

•
the board of directors’ views of the current and prospective state of the financial services industry, including the current economic environment in the markets in which Delta Trust operates, the interest rate environment, increased competition in the financial services industry, and the regulatory environment in which Delta Trust and its subsidiary bank operate;

•
the potential advantages and disadvantages of the type, mix and amount of the Merger Consideration, its premium to book value of Delta Trust common stock, and comparability with respect to premiums paid in comparable transactions;

•
the possibility of merging with other potential acquirers and the merger consideration which could reasonably be expected from other potential acquirers with apparent ability to consummate the acquisition of Delta Trust;

•
the Delta Trust board of directors’ understanding of Simmons’ business, operations, financial condition, asset quality, earnings and prospects, as well as the complementary geographic footprints of the two organizations, and the complementary nature of the cultures of the two organizations, which Delta Trust’s management believes should facilitate integration of the two organizations and allow the combined organization to take advantage of the synergies potentially available in the merger to create the opportunity for the combined organization to have superior future earnings and prospects compared to Delta Trust’s earnings and prospects on a stand-alone basis;

•	the diversification of credit risk in terms of both types of lending and geographic coverage and the minimal overlapping credits;

•	the relative financial strength of Simmons as a merger partner compared to other potential acquirers based on Simmons’ historical revenues and revenue expectations over the near and long term;

•	the ability of Simmons to pay the Merger Consideration;

•	the ability of Simmons to complete a merger transaction from a financial and regulatory perspective;

•
the Delta Trust board of directors’ belief that the merger is likely to increase value to Delta Trust shareholders in part due to the opportunity Delta Trust shareholders who receive Stock Consideration will have to participate in the future performance of the combined organization resulting from the merger;

•	the understanding that the Stock Consideration (15.1428 shares of Simmons common stock per share) and the Cash Consideration ($545.14 per share) each were fixed and would not fluctuate;

•
the historical prices of Delta Trust’s common stock, the lack of liquidity in Delta Trust’s common stock due to the fact that Delta Trust is a private company and the fact that the Merger Consideration represented a premium of approximately 54 percent to the book value per share of Delta Trust common stock on December 31, 2013;

•
the current and historical market prices of Simmons’ common stock and Simmons’ dividend history, which indicate the potential to provide Delta Trust shareholders with increased value following the merger, including a significant quarterly dividend payment;

•	the geographic fit and increased customer convenience of the branch networks of the combined entity;

•	the anticipated effect of the acquisition on Delta Trust’s employees;

•	the continuity provided by Simmons’ longstanding history of serving many of the same customers and communities served by Delta Trust;

•
the financial analyses presented by Commerce Street, Delta Trust’s financial advisor, and the oral opinion of Commerce Street delivered on March 21, 2014, subsequently confirmed by a written opinion dated March 21, 2014, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Commerce Street’s opinion, the acquisition of Delta  Trust by Simmons in accordance with the provisions of the merger agreement was fair, from a financial point of view, to Delta Trust shareholders, as more fully described below under “The Merger—Opinion of Delta Trust’s Financial Advisor” and which opinion is included as Annex B to this proxy statement/prospectus;

•
the financial and other terms of the merger agreement, including the Merger Consideration, tax treatment and deal protection and termination fee provisions, which the board of directors’ reviewed with its outside financial and legal advisors, including:

•
the ability of the board of directors, subject to certain conditions, including the payment of a termination fee under certain circumstances, to exercise its fiduciary duties to consider potential superior alternative transactions and to change its recommendation to Delta Trust’s shareholders to approve the merger agreement;

•	that the date in the merger agreement by which the merger must be completed allows for sufficient time to complete the merger but evidences Simmons’ intent to consummate the merger expeditiously; and

•
the level of effort that Simmons must use under the merger agreement to obtain required regulatory approvals, and the prospects for such approvals being obtained in a timely fashion and without the imposition of a burdensome condition of the type described in “The Merger—Regulatory Approvals Required for the Merger” on page 55;

•	that Delta Trust shareholders are entitled to dissenters’ rights in connection with the merger;

•
the review by the Delta Trust board of directors with its legal advisor of the provisions of the merger agreement, including the provisions of the merger agreement designed to enhance the probability that the merger will be completed;

•
the Delta Trust board of directors’ review and discussions with Delta Trust’s management and outside advisors concerning the due diligence examination of the operations, financial condition, regulatory compliance, regulatory compliance programs and prospects of Simmons;

•
the terms of the merger agreement, including the representations and warranties of the parties, the covenants, the consideration, the termination provision, the benefits to Delta Trust’s employees and the circumstances under which the Delta Trust board of directors may consider a superior proposal;

•	the increased legal lending limit available to borrowers by reason of the merger;

•	the likelihood of expeditiously obtaining the necessary regulatory approvals without unusual or burdensome conditions;

•
the long-term and short-term interest of Delta Trust and its shareholders, the interests of the employees, customers, creditors and suppliers of Delta Trust, and community and societal considerations including those of the communities in which Delta Trust maintains offices;

•
Delta Trust’s legal advisors’ expectation that the merger will qualify as a transaction of a type that is generally tax-free for United States federal income tax purposes to Delta Trust, Simmons and Delta Trust shareholders who receive the Stock Consideration; and

•
the opportunities for cost savings resulting from economies of scale, increased efficiencies of operations and the development and availability of new products and services to customers that are derived from a merger with a larger institution.

The board of directors of Delta Trust also considered a number of potentially negative factors outlined below in its deliberations concerning the merger agreement and the merger, but concluded that the anticipated benefits of the merger were likely to outweigh substantially these potential negative factors. The potential negative factors included:

•
that Delta Trust will no longer exist as an independent company and that Delta Trust shareholders may have less influence with Simmons after consummation of the merger than they may have with Delta Trust currently;

•
the potential adverse effect on Delta Trust shareholders from a decrease in the trading price of Simmons common stock during the pendency of the merger, because the Stock Consideration is based on an exchange ratio that is fixed if the price of Simmons common stock remains within a specified range;

•
the risk that, while Delta Trust expects that the merger will be consummated, all conditions to the parties’ obligations to complete the merger agreement may not be satisfied, including the risk that certain regulatory approvals, the receipt of which are conditions to the consummation of the merger, might not be obtained, or that a burdensome condition may be imposed in connection with such approval, and, as a result, the merger may not be consummated;

•
the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of Delta Trust and Simmons;

•
the restrictions on the conduct of Delta Trust’s business prior to the consummation of the merger, which are customary for merger agreements of this type that involve financial institutions, but which, subject to specific exceptions, could delay or prevent Delta Trust from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Delta Trust absent the pending consummation of the merger;

•
the significant risks and costs involved in connection with entering into and consummating the merger, or failing to consummate the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention, potential employee attrition, and the potential adverse effect on business and customer relationships;

•
that Delta Trust would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement, and the possibility that the $3.5 million termination fee payable by Delta Trust following the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire Delta Trust; and

•	the possibility of litigation in connection with the merger.

The foregoing discussion of the factors considered by the board of directors of Delta Trust is not intended to be exhaustive, but is believed to include the material factors considered by the board of directors of Delta Trust. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors of Delta Trust did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the board of directors of Delta Trust may have given different weight to different factors. The board of directors of Delta Trust conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, Delta Trust management and Delta Trust’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination. The board of directors of Delta Trust viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Opinion of Delta Trust’s Financial Advisor

Commerce Street Capital, LLC (“Commerce Street”) is regularly engaged to provide investment banking services to financial institutions and in the fairness analysis of financial institutions and their securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for estate, corporate and other purposes.  Specifically based on Commerce Street’s reputation and qualifications in evaluating financial institutions, the board of directors of Delta Trust engaged Commerce Street during February 2011 to provide financial advisory services in connection with the transaction.  In February 2014, under a separate engagement, Delta Trust engaged Commerce Street to provide an opinion with regard to the fairness, from a financial point of view, of the financial terms of the proposed transaction, referred to as the fairness opinion.  A copy of Commerce Street’s fairness opinion, dated March 21, 2014, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Commerce Street, is attached as Annex B to this proxy statement/prospectus. For information on how to obtain a copy of the fairness opinion (with supporting materials and analysis), please see the section of this document entitled “Where You Can Find More Information.”   Delta Trust shareholders are urged to read Commerce Street’s fairness opinion in its entirety.

No limitations were imposed by Delta Trust’s board of directors upon Commerce Street with respect to the investigations made or procedures followed in rendering its opinion.  Neither Commerce Street, nor the individuals involved in this fairness opinion has any present or contemplated future ownership interest in Delta Trust.  Commerce Street is acting as financial advisor to Delta Trust in connection with the proposed merger and will receive fees for its services, a substantial portion of which is contingent upon the closing of the merger.  Pursuant to the terms of the engagement letter with Delta Trust dated February 2014, Commerce Street will receive a $25,000 fee for providing the fairness opinion.  Pursuant to the terms of the engagement letter with Delta Trust dated February 2011, Commerce Street will receive a success fee from Delta Trust applied to the total consideration received in an amount equal to 5% of the first $1 million of consideration, 4% of the second $1 million of consideration, 3% of the third $1 million of consideration, 2% of the fourth $1 million of consideration and 0.9% thereafter.  In addition, Delta Trust has agreed to indemnify Commerce Street against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws.  Commerce Street has no responsibility or obligation to update its fairness opinion for events or circumstances occurring subsequent to the date of its fairness opinion.

Summary of Proposal.  Under the terms and subject to the conditions of the Agreement, Simmons First National Corporation (“Simmons”) will acquire Delta Trust in an acquisition including all of the stock and stock equivalents of Delta Trust.  This includes the commercial bank, Delta Trust & Bank, and the subsidiaries Delta Trust Mortgage, Inc. (mortgage bank), Delta Trust Insurance, Inc. and Delta Trust Investments, Inc. (broker-dealer).  Delta Trust will merge with and into Simmons with Simmons continuing as the surviving entity, pursuant to which holders of the Delta Trust stock will be entitled to receive shares of common stock of Simmons (“Simmons Stock”). Simmons common stock shares are publically traded on the NYSE under the ticker “SFNC.”

Commerce Street reviewed the financial terms of the proposed transaction.  Under the terms of the Agreement, all of Delta Trust’s 111,994 shares, 7,236 options and 5,685 warrants will be exchanged for up to $12,000,000 in cash with the balance in Simmons common stock to be no less than 1,416,667 and no more than 1,695,898 shares subject to Delta shareholders’ elections of consideration and adjustments due to a “cap and collar.”  This amounts to a total consideration of $63,000,000, which includes an estimated tax benefit and associated costs related to the cashing out of options and warrants of $1,947,669.

The chart below outlines the implied valuation multiples of Delta Trust based on the proposed total consideration of per share.  The multiples shown are based on Delta Trust’s December 31, 2013 financial results and assume that the total proposed consideration is equivalent to $545.14 per share of Delta Trust common stock.

Aggregate Transaction Ratios:

Transaction Value to December 31, 2013 Book Value	$41,356	1.48	x
Transaction Value to December 31, 2013 Tangible Book Value	$40,373	1.51	x
Transaction Value to December 31, 2013 LTM Earnings	$4,264	14.3	x
Transaction Value to December 31, 2013 Assets	$437,162	14.0%
Transaction Value to December 31, 2013 Deposits	$376,016	16.2%
Transaction Value to December 31, 2013 Core Deposits	$322,672	6.6%

Commerce Street’s Analysis.  In conducting its fairness opinion Commerce Street reviewed and analyzed among other things, the following:

•	the merger agreement;

•	certain historical financial and operating data of Delta Trust for the period ended December 31, 2009 through December 31, 2013;

•	certain historical financial and operating data of Simmons for the period ended December 31, 2012 through December 31, 2013;

•	the Regulatory Call Reports of Delta Trust as of December 31, 2013 and December 31, 2012;

•	the Regulatory Call Reports of Simmons as of December 31, 2013 and December 31, 2012;

•	the December 31, 2013 Uniform Bank Performance Report (the “UBPR”) for Delta Trust;

•	publicly available terms of certain transactions involving organizations comparable to Delta Trust and Simmons and the consideration received for such organizations;

•
certain publicly available information concerning the business of the Delta Trust and Simmons, and of certain other companies engaged in businesses comparable to Delta Trust and Simmons, and the reported prices for certain other companies’ securities deemed comparable;

•	the results of an analysis of Delta Trust’s normalized earnings; and

•	other such factors as we have deemed appropriate.

Commerce Street also held discussions with the Delta Trust’s management concerning its past and current operations, financial condition and prospects.

In conducting its fairness analysis and rendering its opinion, Commerce Street relied upon and assumed the accuracy and completeness of the financial and other information provided to it or that was publicly available, and did not attempt to independently verify the same.  Commerce Street did not make or obtain any evaluations or appraisals of the Delta Trust’s properties, nor did it examine any individual loan credit files.

As more fully discussed below, Commerce Street considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following:

•
the historical and current financial positions and results of operations of Simmons and Delta Trust, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders’ equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in available financial statements;

•	the assets and liabilities of Simmons and Delta Trust, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and

•	the nature and terms of certain merger and acquisition transactions involving banks deemed comparable by Commerce Street.

Commerce Street also took into account its assessment of current general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities analysis and its knowledge of the banking industry generally.  Commerce Street’s fairness opinion is necessarily based upon conditions as they existed and can be evaluated on the date of its report and the information made available to it through that date.

In connection with conducting its fairness opinion of the proposed transaction between Simmons and Delta Trust, Commerce Street performed certain financial analyses, which are summarized below.  Commerce Street believes that its analysis must be considered as a whole, and that selecting portions of such analysis and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analysis and the processes underlying the fairness opinion.  The preparation of a related fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.  In its analyses, Commerce Street made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond Commerce Street’s control.  Any estimates contained in Commerce Street’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.  Estimates of values of companies do not purport to be appraisals of such companies or necessarily reflect the prices at which such companies or their securities may actually be sold.

In connection with rendering its opinion, Commerce Street relied primarily on two broad methods of fairness analysis:  (i) market value, which represents (a) an analysis of the price a willing buyer and a willing seller would agree upon in connection with a sale of a “control” block of stock in comparison with the market price at which “control” of similar banking organizations is sold, as well as (b) an analysis of a universe of publicly-traded bank holding company stock values and related financial traits within an appropriate geography and the development of pricing statistics for the appraised company from the pricing characteristics of the publicly-traded banking organizations, and (ii) investment values, which represent evaluations of Delta Trust, based on the discounted value of projected cash flows on a stand-alone basis.

Market Value Method.  Market value is defined as the price at which property would change hands between a willing seller and a willing buyer when both parties have the same information and neither party is acting under compulsion.  This definition of value produces a result that could be achieved if the property were to be sold in an arm’s-length transaction.  The Market Value Method is frequently used to determine the price of a smaller block of stock when both the quantity and the quality of the “comparable” data are deemed sufficient.  However, the relative limited trading volume of the specific market for the common stocks being appraised may result in the need to review alternative markets for comparative pricing purposes.  The “hypothetical” fair value for the minority shares of a banking company with limited trading volume for its stock is normally determined by creating a universe of publicly-traded banking company stock values and related financial traits within an appropriate geography, then developing pricing statistics for the appraised banking company from the pricing characteristics of the publicly-traded banking organizations.  In addition, market value can be derived from the observation of what other similar banking organizations have recently sold for in merger and acquisition transactions over a certain time period.  Pricing statistics for the subject bank or bank holding company can then be derived from the pricing characteristics of the recently acquired institutions deemed comparable.  These pricing characteristics form the statistical basis for developing indications of value based on applying the statistics derived from the sample universe to the relevant financial values of the subject company being valued.  The statistical values used in this fairness analysis study were:

•	price to book value,

•	price to tangible book value,

•	price to earnings,

•	price to assets

•	price to deposits, and

•	tangible premium to core deposits

Analysis of Selected Bank Merger Transactions.  Commerce Street compared Delta Trust to those banking organizations acquired in merger and acquisition transactions in the United States between December 31, 2013 and March 21, 2014 with target assets between $100 million and $1 billion, nonperforming assets (“NPAs”) to total assets less than 3.00%, tangible equity to tangible assets between 8% and 12%, LTM ROAA between 0.75% and 1.50% and publicly available pricing information.  Below represents the selected bank merger transactions:

Buyer	State	Seller	State
CBTCO Bancorp	NE	Bradley Bancorp	NE
CNB Financial Corporation	PA	FC Banc Corp.	OH
Community Bank Holdings of Texas, Inc.	TX	Mineral Wells Bancshares, Inc.	TX
Croghan Bancshares, Inc.	OH	Indebancorp	OH
Eastern Bank Corporation	MA	Centrix Bank & Trust	NH
First Federal Bancshares of Arkansas, Inc.	AR	First National Security Company	AR
Glacier Bancorp, Inc.	MT	Wheatland Bankshares, Inc.	WY
HaleCo Bancshares, Incorporated	TX	LubCo Bancshares, Inc.	TX
Heritage Financial Corporation	WA	Valley Community Bancshares, Inc.	WA
Horizon Bancorp	IN	SCB Bancorp, Inc.	MI
HV Bancorp, Inc.	PA	Victory Bancorp, Inc.	PA
IBERIABANK Corporation	LA	Teche Holding Company	LA
Independent Bancshares, Inc.	MN	Fergus Falls Bancshares, Inc.	MN
Independent Bank Group, Inc.	TX	BOH Holdings, Inc.	TX
Independent Bank Group, Inc.	TX	Live Oak Financial Corp.	TX
Lakeland Bancorp, Inc.	NJ	Somerset Hills Bancorp	NJ
Midwest Community Bancshares, Inc.	IL	First Southern Bancshares, Inc.	IL
New Century Bancorp, Inc.	NC	Select Bancorp, Inc.	NC
Old Florida Bancshares, Inc.	FL	New Traditions National Bank	FL
Old National Bancorp	IN	Tower Financial Corporation	IN
Old National Bancorp	IN	United Bancorp, Inc.	MI
Olney Bancshares of Texas, Inc.	TX	Town and Country Bancshares, Inc.	TX
Overton Financial Corporation	TX	First National Bank of Canton	TX
Pacific Premier Bancorp, Inc.	CA	San Diego Trust Bank	CA
Penns Woods Bancorp, Inc.	PA	Luzerne National Bank Corporation	PA
Peoples Financial Services Corp.	PA	Penseco Financial Services Corporation	PA
Pinnacle Bancorp, Inc.	NE	New West Bank of Colorado, Inc.	CO
Salisbury Bancorp, Inc.	CT	Riverside Bank	NY
Security Financial Services Corporation	WI	Bloomers Bancshares, Inc.	WI
Strategic Growth Bank Incorporated	TX	New Mexico Banquest Corporation	NM

Commerce Street reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to earnings, transaction value to assets, transaction value to deposits and tangible premium to core deposits and calculated high, low, average and median multiples for the comparable transactions.  The median multiples were then applied to Delta Trust’s financial information as of December 31, 2013 to derive an imputed range of values of Delta Trust’s common stock.  The following table sets forth the median multiples as well as the imputed per share values on a fully diluted basis based upon those median multiples:

	Comparable Transaction Median Multiple		Implied Value Per Share
Transaction Value to December 31, 2013 Stated Book Value	1.39	x	$491.59
Transaction Value to December 31, 2013 Tangible Book Value	1.45	x	$513.26
Transaction Value to December 31, 2013 LTM Earnings	16.79	x	$639.12
Transaction Value to December 31, 2013 Assets	14.18%		$553.51
Transaction Value to December 31, 2013 Deposits	17.28%		$580.00
Transaction Value to December 31, 2013 Core Deposits	6.06%		$528.41

The transaction value of $545.14 per share on a fully diluted basis (based upon 111,994 shares of Delta Trust’s common stock issued and outstanding on December 31, 2013) falls within the range of implied values computed in using the comparable transactions, which supports the fairness of the merger consideration to be paid to Delta Trust’s shareholders, from a financial point of view.

In addition to the comparable transactions described above, Commerce Street analyzed a second group of comparable transactions.  Commerce Street compared Delta Trust to those banking organizations acquired in merger and acquisition transactions in the southeastern region of the United States between December 31, 2012 and March 21, 2014 with target assets between $100 million and $1 billion, NPAs to total assets less than 3.00%, and publicly available pricing information.  Below represents the selected bank merger transactions:

Buyer	State	Seller	State
Banco de Sabadell, SA		JGB Financial Holding Company	FL
Cardinal Financial Corporation	VA	United Financial Banking Companies, Inc.	VA
Carolina Alliance Bank	SC	Forest Commercial Bank	NC
Community & Southern Holdings, Inc.	GA	Verity Capital Group, Inc.	GA
First Citizens Bancshares, Inc.	TN	Southern Heritage Bancshares, Inc.	TN
First Community Corporation	SC	Savannah River Financial Corporation	GA
First Federal Bancshares of Arkansas, Inc.	AR	First National Security Company	AR
Franklin Financial Network, Inc.	TN	MidSouth Bank	TN
Georgia Commerce Bancshares, Inc.	GA	Brookhaven Bank	GA
Home Bancorp, Inc.	LA	Britton & Koontz Capital Corporation	MS
New Century Bancorp, Inc.	NC	Select Bancorp, Inc.	NC
NewBridge Bancorp	NC	CapStone Bank	NC
Premier Financial Bancorp, Inc.	WV	Bank of Gassaway	WV
Southern BancShares (N.C.), Inc.	NC	Heritage Bancshares, Inc.	NC
Stonegate Bank	FL	Florida Shores Bancorp, Inc.	FL
TriSummit Bank	TN	Community National Bank of the Lakeway Area	TN

Commerce Street reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to earnings, transaction value to assets, transaction value to deposits and tangible premium to core deposits and calculated high, low, average and median multiples for the comparable transactions.  The median multiples were then applied to Delta Trust’s financial information as of December 31, 2013 to derive an imputed range of values of Delta Trust’s common stock.  The following table sets forth the median multiples as well as the imputed per share values on a fully diluted basis based upon those median multiples:

	Comparable Transaction Median Multiple		Implied Value Per Share
Transaction Value to December 31, 2013 Stated Book Value	1.25	x	$441.88
Transaction Value to December 31, 2013 Tangible Book Value	1.29	x	$454.98
Transaction Value to December 31, 2013 LTM Earnings	14.4	x	$546.78
Transaction Value to December 31, 2013 Assets	12.3%		$479.34
Transaction Value to December 31, 2013 Deposits	15.6%		$522.42
Transaction Value to December 31, 2013 Core Deposits	3.6%		$458.98

The transaction value of $545.14 per share on a fully diluted basis (based upon 111,994 shares of Delta Trust common stock issued and outstanding on December 31, 2013) falls within the range of implied values computed in using the comparable transactions, which supports the fairness of the merger consideration, from a financial point of view.

No company or transaction used as a comparison in the above analysis is identical to Simmons, Delta Trust or the merger.  Accordingly, an analysis of these results is not strictly mathematical.  An analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of Delta Trust and the companies included in the comparable transactions.

Analysis of Publicly Traded Banking Companies.  In addition, Commerce Street conducted an analysis of publicly-traded banking companies in the southeastern region of the United States.  The comparison group for Delta Trust had total assets between $200 million and $1 billion and NPAs to total assets less than 3.00%.  The table on the following page represents the selected comparable companies:

Company	Ticker
Access National Corporation	ANCX
ASB Bancorp, Inc.	ASBB
Auburn National Bancorporation, Inc.	AUBN
Bank of South Carolina Corporation	BKSC
Citizens Holding Company	CIZN
Fauquier Bankshares, Inc.	FBSS
First Bancshares, Inc.	FBMS
First Capital Bancorp, Inc.	FCVA
First Community Corporation	FCCO
First Security Group, Inc.	FSGI
First South Bancorp, Inc.	FSBK
Old Point Financial Corporation	OPOF
Southern First Bancshares, Inc.	SFST
Southwest Georgia Financial Corporation	SGB

Commerce Street reviewed the publicly traded banking companies which yielded pricing multiples including price to stated book value, price to tangible book value, price to earnings, price to assets and tangible premium to core deposits and calculated high, low, average and median multiples for the comparable companies.  The median multiples were then applied to Delta Trust’s financial information as of December 31, 2013 to derive an imputed range of values of Delta Trust’s common stock.  The following table sets forth the median multiples as well as the imputed values on a fully diluted basis based upon those median multiples:

	Comparable Transaction Median Multiple		Implied Value Per Share
Transaction Value to December 31, 2013 Stated Book Value	1.18	x	$417.17
Transaction Value to December 31, 2013 Tangible Book Value	1.22	x	$432.60
Transaction Value to December 31, 2013 LTM Earnings	13.9	x	$529.50
Transaction Value to December 31, 2013 Assets	10.5%		$409.14
Transaction Value to December 31, 2013 Deposits	13.0%		$436.31
Transaction Value to December 31, 2013 Core Deposits	2.9%		$437.95

The transaction value of $545.14 per share on a fully diluted basis (based upon 111,994 shares of Delta Trust common stock issued and outstanding on December 31, 2013) is within the range of implied values computed in using the comparable companies, which supports the fairness of the merger consideration to be paid to Delta Trust’s shareholders, from a financial point of view.

Since Simmons common stock is publicly traded with sufficient trading volume to support a fair market value conclusion, Commerce Street noted that the fractional number of shares that is equivalent to $545.15, the stock portion of the consideration, has a fair market value of $545.15 per share as of the fairness opinion date.

Commerce Street’s market value analysis, however, reflects the fact that:

•	no company or transaction used in the comparison is identical to Delta Trust,

•	the stocks of publicly-held banking organizations in the United States may be more liquid than Delta Trust’s common stock,

•	certain nonfinancial characteristics for the publicly-traded United States banking organizations vary substantially from Simmons’s and Delta Trust’s comparable nonfinancial characteristics, and

•	the average financial performance of publicly-held United States banking organizations varies, sometimes significantly, from Simmons’s and Delta Trust’s performance.

Investment Value Method.  Banks and their holding companies are generally analyzed and purchased on a “normalized earnings” basis.  In other words, careful consideration was given to Simmons’s and Delta Trust’s abilities to sustain their earnings going forward based on the stability of their net-interest income plus non-interest income, less non-interest expense, excluding securities gains or losses and extraordinary items, and finally less federal income tax expense, the resulting net amount being referred to as “economic earnings.”  The weighted average of historical economic earnings is most appropriately used for calculating future economic earnings when there appears to be a general pattern that may be extrapolated into the future, giving the highest weighting to the most recent year, and the lowest weighting to the most distant year.  An un-weighted (or simple) average is more appropriate when there is no discernible pattern in economic earnings.  After considering past economic earnings, Delta Trust’s current year economic earnings, future growth expectations and certain risks involved with the sustainability of these economic earnings, Commerce Street used the un-weighted average method, based on Delta Trust’s last five years’ historical economic earnings.  Commerce Street chose the un-weighted average method given the indiscernible trend over the past five years.  Using this methodology produced a sustainable projected net income of $35.68 per share on a fully diluted basis based upon 111,944 shares of Delta Trust issued and outstanding as of December 31, 2013.  However, Commerce Street chose not to rely on the normalized analysis described above given that the projected earnings figure is not representative of the earnings forecasted by the Bank over the next five years.

Commerce Street also performed a discounted cash flow (“DCF”) analysis using the dividend discount model as part of its income approach analysis.  Under the dividend discount model, the sum of the present value of dividends and the present value of the terminal value equal the fair value of Delta Trust’s common equity.  Commerce Street employed a 3-stage earnings growth model to transition the earnings to a sustainable earnings growth rate of 3%.  These projections resulted in ROAAs of between 0.49% and 1.03%.  Based on this analysis, Commerce Street calculated a net present value based on projected dividends of $34.633 million using a discount rate of 10.90% (established by the Capital Asset Pricing Model (“CAPM”), as described below.  In addition, Commerce Street calculated a terminal value for Delta Trust by converting the forecasted net income of Delta Trust in year 2021 into perpetuity.  Commerce Street then discounted this terminal value using a 10.89% discount rate and calculated a present value of the terminal value of $22.997 million.  The aggregate present value was $34.633 million, which equates to $309.24 per share on a fully diluted basis based upon 111,994 shares of Delta Trust issued and outstanding as of December 31, 2013.

CAPM is an equilibrium asset pricing theory that shows that equilibrium rates of expected return on all risky assets are a function of their co-variance with the market portfolio.  The calculation of expected return (and, consequently, the discount and capitalization rates) using CAPM is based on the following formula:

ER = rf + B (ERm – RF) + α, where:
ER = expected return (discount rate)
rf = expected return of a “riskless” asset
B = Beta – measure of volatility of the subject security with the overall market
ERm – RF = expected risk premium (ERP)
α = specific company risk

Commerce Street could have used and relied on other available fairness analysis methods, such as the Net Asset Value Method, however, as discussed below, Commerce Street considered this not relevant or unreliable for purposes of its opinion.

Net Asset Value Method.  Net asset value is the value of the net equity of a banking company, including every kind of property and value.  This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets.  As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods.  Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which are often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern.  Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among assets, liabilities, customer relations, market presence, image and reputation and staff expertise and depth, little or no weight is given to the Net Asset Value Method of fairness analysis.

Conclusion.  In determining the value of the proposed transaction in terms of the fairness of the merger consideration to be paid to Delta Trust’s shareholders, from a financial point of view, to Delta Trust’s shareholders Commerce Street gave greater consideration to comparable transactions under the Market Value Method.  Commerce Street applied the median pricing multiples for price to assets, price to book, and price to tangible book from the comparable transactions in the United States and the southeastern region of the United States and the comparable public companies analysis as described above to Delta Trust to estimate a value of $52,182,577 ($465.94 per share on a fully diluted basis based upon 111,994 shares of Delta Trust common stock issued and outstanding on December 31, 2013).  Commerce Street relied on the liquidity of Simmons’ publicly traded common stock to conclude on a $545.14 fairness analysis of the shares offered.  Total consideration offered by Simmons is $545.14 per share on a fully diluted basis which is a combination of part stock and part cash.  Since the total consideration offered of $545.14 per share on a fully diluted basis is greater than Delta Trust’s common stock fair value of $465.94 per share on a fully diluted basis, Commerce Street is of the opinion that the merger consideration is fair, from a financial point of view, to the shareholders of Delta Trust.

Each shareholder is encouraged to read the fairness opinion in its entirety.  The fairness opinion is included as Annex B to this proxy statement/prospectus.

Simmons’ Reasons for the Merger

Simmons believes that the acquisition of Delta Trust provides an excellent opportunity to increase the scale of its operations in Arkansas.  The Simmons board of directors considered various factors, including the following, in making its determination to vote in favor of the merger:

•	the consummation of the merger will allow Simmons to offer additional strategically important financial services, insurance services and full service securities brokerage, not currently offered;

•	the ability to enhance existing product lines in trust service, wealth management and mortgage banking;

•	the high quality of Delta Trust’s banking operations;

•	the compatibility of the business philosophy of Delta Trust and Simmons;

•	Delta Trust’s attractive loan and deposit customer base;

•	the high quality of Delta Trust’s management and employees; and

•	the financial attractiveness of the acquisition to Simmons, including the expected lack of a material impact on 2014 earnings per share and the expected accretive impact on 2015 earnings per share.

The addition of new financial services and the enhancement of existing financial services through the Simmons market area should provide a significant opportunity to generate additional revenue. The board of directors of Simmons approved the merger agreement after Simmons senior management discussed with the board of directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of Delta Trust. Simmons’s board of directors did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Simmons’ board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Management and Board of Directors of Simmons after the Merger

The directors and officers of Simmons immediately prior to the effective time of the merger will continue as the directors and officers of Simmons as the surviving corporation of the merger. Information about the current Simmons directors and executive officers can be found in the documents listed under “Where You Can Find More Information.”

Interests of Delta Trust’s Directors and Executive Officers in the Merger

When considering the recommendation of Delta Trust’s board of directors that Delta Trust shareholders vote for the approval of the merger agreement and the merger, Delta Trust shareholders should be aware that, as described below, some of Delta Trust’s directors and executive officers may have interests in the merger and have arrangements that may be different from, or in addition to, those of Delta Trust shareholders generally. Those interests and arrangements may create potential conflicts of interest. Delta Trust’s board of directors was aware of these interests and considered them, among other matters, when making its decision to approve the merger agreement and recommend that Delta Trust shareholders vote in favor of approval of the merger agreement and the merger. For purposes of all of the Delta Trust agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change of control.

Cash Payments under Delta Trust Options and Plans.  Certain Delta Trust executive officers will be entitled to receive (i) cash payments at the closing of the merger in connection with the termination of their stock options and/or stock warrants, and/or (ii) cash payments in connection with the termination of Delta Trust’s supplemental executive retirement plan, and/or (iii) severance payments under their employment agreements, if all conditions of those agreements are met.  Such payments and potential payments to the executive officers of Delta Trust (J. French Hill, Chairman and CEO, and J. Carroll Penick, President) are shown in the following table:

Name	Option/Warrant Terminations		SERP		Severance		Total
J. French Hill	$1,519,325	(1)	$422,325	(2)	$987,500	(3)	$2,929,150
J. Carroll Penick	$171,930	(4)	n/a		$178,500	(5)	$350,430

(1)
Mr. Hill owns stock options and stock warrants representing the right to purchase 6,143 shares of Delta Trust common stock.  On termination of Mr. Hill’s options and warrants in connection with the merger, Mr. Hill will be paid the indicated aggregate amount, which equals the difference between $545.14 (the per-share Cash Consideration) and the exercise price of each option or warrant.

(2)	The Delta Trust supplemental executive retirement plan will terminate at the time of the merger, and Mr. Hill will receive a cash payment equal to the accrued value of his account.

(3)
Delta Trust entered into an Amended Employment Agreement with Mr. Hill dated September 5, 2013, as amended, that provides that in the event of a change of control and termination of his employment, he is entitled to receive a cash payment equal to two and one-half (2.5) times the highest annual salary and bonus received by him during any year prior to the change in control.  Severance payments under Mr. Hill’s employment agreement will be due only if he ceases for any reason to be employed by Simmons within a period of two years immediately following the closing of the merger.  It is currently anticipated that Mr. Hill will remain employed by Simmons following the merger, and thus will be entitled to the indicated severance payment only if that employment later terminates.

(4)
Mr. Penick owns stock options and stock warrants representing the right to purchase 642 shares of Delta Trust common stock.  On termination of Mr. Penick’s options and warrants in connection with the merger, Mr. Penick will be paid the indicated aggregate amount, which equals the difference between $545.14 (the per-share Cash Consideration) and the exercise price of each option or warrant.

(5)
Delta Trust entered into an Employment Agreement with Mr. Penick dated August 24, 1999 that provides that in the event of a change of control, he is entitled to receive a cash payment equal to one (1.0) times his base salary.

Continued Employment with Simmons.  In addition to the amounts payable upon closing of the merger, Simmons intends to offer continued employment to Messrs. Hill and Penick at salaries agreed upon by the officer and Simmons.  The acquisition of Delta Trust by Simmons and their continued employment may provide additional opportunities for advancement in employment than would be available if Delta Trust remained independent.

Indemnification and Insurance. The merger agreement provides that Simmons will indemnify, defend and hold harmless the present and former directors and officers of Delta Trust against all liabilities arising out of actions or omissions arising out of or pertaining to matters related to the merger agreement or the merger. The merger agreement requires Simmons to maintain for a period of three years after the effective time of the merger Delta Trust’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts, with respect to claims arising from facts or events that occurred prior to the effective time of the merger, and covering such individuals who are currently covered by such insurance.

Public Trading Markets

Simmons common stock is listed on the NASDAQ Global Select Market under the symbol “SFNC.” Delta Trust common stock is not listed on any stock exchange or quoted on any interdealer quotation system. The Simmons common stock issuable pursuant to the merger agreement will be listed on NASDAQ and freely transferable under the Securities Act.

Dissenters’ Rights

Holders of Delta Trust common stock who do not vote in favor of the merger and who give Delta Trust timely notice will be entitled to dissenters’ rights and to demand payment of the fair value of their shares as a result of the merger under Subchapter 13 of the ABCA.  If the statutory procedure is followed and dissenting holders and the surviving corporation do not otherwise agree on the value of such holders’ shares, these rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their shares.  Arkansas law defines “fair value” as the value of the shares immediately before consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless such exclusion would be inequitable, but it does not prescribe a method for determining fair value.  Consequently, any judicial determination of the fair value of the shares could be based upon any valuation method or combination of methods the court deems appropriate, and the value so determined could be more or less than the consideration paid in the merger.  If any holder of shares who demands payment under Arkansas law fails to perfect, or effectively waives, his or her right to payment as a dissenting shareholder, as provided under Arkansas law, each of the shares of the holder will be converted into the consideration payable in the merger pursuant to a default election in accordance with the merger agreement.

A person having a beneficial interest in shares of Delta Trust common stock that are held of record in the name of another person, such as a nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters’ rights the beneficial owner may have, or must submit to Delta Trust the record shareholder’s written consent to the dissent not later than the time the beneficial owner asserts dissenters’ rights, and must do so with respect to all shares that such person beneficially owns.

A Delta Trust shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in such holder’s name only if the holder dissents with respect to all shares beneficially owned by any one person and notifies Delta Trust in writing of the name and address of each person on whose behalf the holder asserts dissenters’ rights.  The rights of a partial dissenter are determined as if the shares as to which the holder dissents and the holder’s other shares were registered in the names of different shareholders.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the ABCA. Any Delta Trust shareholder who wishes to exercise such dissenters’ rights, or who wishes to preserve his or her right to do so, should review Subchapter 13 of the ABCA, a copy of which is attached as Annex C to this proxy statement/prospectus, and the following discussion carefully.

The availability of dissenters’ rights is conditioned upon full compliance with the procedure set forth in Subchapter 13 of the ABCA. Failure to timely and properly comply with the procedures specified will result in the complete loss of dissenters’ rights.  Accordingly, any Delta Trust shareholder who wishes to dissent from the merger and receive the value of his or her Delta Trust common stock in cash should consult with his or her own legal counsel.  No further notice of the events giving rise to dissenters’ rights or any steps associated with exercising dissenters’ rights will be furnished to Delta Trust shareholders, except as indicated below or otherwise as required by law.

A Delta Trust shareholder cannot vote for the merger and pursue dissenters’ rights.  However, any Delta Trust shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of approving and adopting the merger and may not be entitled to assert dissenters’ rights. Moreover, a vote against the agreement and plan of merger will not be deemed to satisfy all of the notice requirements under Arkansas law with respect to dissenters’ rights.

Procedure for the Exercise of Delta Trust Shareholders Dissenters’ Rights.  In order to be eligible to exercise the right to dissent, a Delta Trust shareholder must:

•
notify Delta Trust in writing prior to the vote on the merger agreement that such  shareholder intends to demand payment for his or her shares of Delta Trust common stock if the merger is completed; and

•	not vote such shares of Delta Trust common stock in favor of the merger agreement.

The written notice of intent to dissent should be addressed as follows:

Delta Trust & Banking Corporation
P. O. Box 17607
Little Rock, Arkansas 72222
Attention: Becky Hughes
Facsimile: (501) 907-2299

If the merger agreement is approved at the Delta Trust special meeting, Simmons must deliver a written dissenters’ notice to all dissenting Delta Trust shareholders who satisfied the requirements referred to in the preceding paragraph.  Simmons must deliver the dissenters’ notice within ten (10) days after completion of the merger. This notice must:

•
state where the Delta Trust shareholders must send demand for payment of their shares of Delta Trust  stock if the merger is completed and where and when Delta Trust stock certificates must be deposited;

•	inform holders of uncertificated shares of Delta Trust common stock to what extent transfer of the shares will be restricted after the demand for payment is received;

•
supply a form for demanding payment that includes the date of the first announcement of the merger agreement to news media or to shareholders and requires the dissenting shareholder to certify whether or not he or she or, if a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership before that date;

•	set a date by which Simmons must receive the demand for payment, which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered; and

•	be accompanied by a copy of Subchapter 13 of the ABCA.

A Delta Trust shareholder of record who is sent a dissenters’ notice must demand payment in accordance with the terms of the dissenters’ notice, certify that he or she (or the beneficial shareholder on whose behalf such holder is asserting dissenters’ rights) acquired beneficial ownership of the shares of Delta Trust common stock before the date required to be set forth in the dissenters’ notice and deposit his or her certificates representing shares of Delta Trust common stock in accordance with the terms of the dissenters’ notice.

A Delta Trust shareholder who demands payment and deposits his or her stock certificates in accordance with the previous paragraph retains all other rights of a Delta Trust shareholder until those rights are canceled or modified by the completion of the merger.

A Delta Trust shareholder who does not demand payment or deposit his or her stock certificates where required, in each case by the date set forth in the dissenters’ notice, is not entitled to payment for his or her shares of Delta Trust common stock except pursuant to the terms of the merger agreement as if such shareholder made a default election.

Simmons’ Payment or Offer of Payment.  Except as described below, as soon as the merger is effective, or upon receipt of a demand for payment, Simmons must pay each dissenting Delta Trust shareholder who has complied with the payment demand and deposit requirements described above the amount Simmons estimates to be the fair value of the such shareholder’s shares of Delta Trust common stock, plus accrued interest from the effective time of the merger. Simmons must pay the rate of interest in the manner and amount described in Section 4-27-1301(4) of the ABCA. This offer of payment must be accompanied by the following:

•
Delta Trust’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any;

•	a statement of Simmons’ estimate of the fair value of the shares of Delta Trust common stock;

•	an explanation of how the interest was calculated;

•	a statement of the dissenting shareholder’s right to demand payment under Section 4-27-1328 of the ABCA; and

•	a copy of Subchapter 13 of the ABCA.

Simmons may elect to withhold payment from a dissenting shareholder under Section 4-27-1327 of the ABCA unless he or she was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the merger agreement.  To the extent Simmons elects to withhold payment, it must estimate, after the completion of the merger, the fair value of such shareholder’s shares of Delta Trust common stock, plus accrued interest, and must pay this amount to each dissenting shareholder who agrees to accept it in full satisfaction of his or her demand.  Simmons must send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenting shareholder’s right to demand payment.

If dissatisfied with Simmons’ offer of payment, a dissenting Delta Trust shareholder may notify Simmons in writing of the shareholder’s own estimate of the fair value of his or her shares of Delta Trust common stock and amount of interest due.  The dissenting shareholder may demand payment of the shareholder’s estimate (less any payments previously made) or reject Simmons’ offer and demand payment of the fair value of the shareholder’s shares of Delta Trust common stock and interest due, if:

•
the dissenting shareholder believes that the amount paid under Section 4-27-1325 or offered under Section 4-27-1327 of the ABCA is less than the fair value of the shareholder’s shares of Delta Trust common stock or that the interest due is incorrectly calculated;

•	Simmons fails to make payment within 60 days after the date set forth demanding payment; or

•
Simmons, having failed to complete the merger, does not return the deposited certificates or release the transfer restrictions imposed on the uncertificated shares of Delta Trust common stock within 60 days after the date set for demanding payment.

However, a dissenting Delta Trust shareholder waives the right to demand such payment unless the shareholder notifies Simmons of such demand in writing within 30 days after Simmons made or offered payment for the shareholder’s shares of Delta Trust common stock.

If Simmons does not complete the merger within 60 days after the date set for demanding payment and depositing share certificates of a dissenting shareholder’s shares of Delta Trust common stock, Simmons must return the deposited certificates and release the transfer restrictions imposed on the uncertificated shares of Delta Trust common stock.  If Simmons, after returning deposited certificates and releasing the transfer restrictions imposed upon the shareholder’s shares of Delta Trust common stock, completes the merger, a new dissenters’ notice must be delivered to the shareholder and the payment demand procedure discussed above must be repeated.

Judicial Appraisal of Delta Trust Common Stock.  If a demand for payment under Section 4-27-1328 of the ABCA remains unsettled, Simmons must commence a proceeding within 60 days after receiving the demand for payment and petition the relevant court to determine the fair value of the shares of Delta Trust common stock and accrued interest. If Simmons does not commence this proceeding within this 60-day period, it must pay each dissenting shareholder whose demand remains unsettled the amount demanded.

Simmons must commence any such proceeding relating to Delta Trust common stock in the circuit court of Jefferson County, Arkansas.  Simmons must make all dissenting shareholders whose demands remain unsettled, whether or not residents of Arkansas, parties to the proceeding and must serve all parties with a copy of the petition.  The court may appoint one or more persons as appraisers to receive evidence and recommend a fair value. The appraisers will have the powers described in the order appointing them. Dissenting shareholders are entitled to the same discovery rights as parties to other civil proceedings.

Each dissenting Delta Trust shareholder made a party to the proceeding is entitled to judgment for the amount the court finds as the fair value of such shareholder’s shares of Delta Trust common stock, plus interest, less the amount paid by Simmons, or for the fair value, plus accrued interest, of such shareholder’s after-acquired shares for which Simmons elected to withhold payment under Section 4-27-1327 of the ABCA.

The court, in an appraisal proceeding, must determine all costs of the proceeding, including the reasonable compensation and expense of appraisers appointed by the court. The court must assess these costs against Simmons, except that the court may assess costs against all or some of the dissenting shareholders in amounts the court finds equitable, to the extent that the court finds that the dissenting shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment.

The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

•
against Simmons or in favor of any and all dissenting shareholders if the court finds that Simmons did not substantially comply with the requirements of Sections 4-27-1320 through 4-27-1328 of the ABCA; or

•
against either Simmons or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Subchapter 13 of the ABCA.

If the court finds that the services of counsel for any dissenting Delta Trust shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against Simmons, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenting Delta Trust shareholders who were benefited.

Any dissenting Delta Trust shareholder who perfects such holder’s right to be paid the fair value of his or her shares will recognize taxable gain or loss upon receipt of cash for his or her shares for federal income tax purposes.

Regulatory Approvals Required for the Merger

Simmons and Delta Trust have agreed to use their reasonable best efforts to obtain all regulatory approvals, consents, non-objections and waivers required to complete the transactions contemplated by the merger agreement; provided, that in no event will Simmons be required to accept any new restriction or condition on Simmons or its subsidiaries which is materially and unreasonably burdensome on Simmons’ business or on the business of Delta Trust or its subsidiaries following the closing or which would reduce the economic benefits of the transactions contemplated by the merger agreement to Simmons to such a degree that Simmons would not have entered into the merger agreement had such condition or restriction been known to it on the date of the merger agreement, which is referred to as a burdensome condition. These approvals include approval from the Board of Governors of the Federal Reserve System (“Federal Reserve”) and the Arkansas State Bank Department, among others.

Federal Reserve. The merger of Delta Trust with and into Simmons represents Simmons’ acquisition of a federal registered bank holding company. Under the Bank Holding Company Act, prior approval of the Federal Reserve Board is generally required prior to any company or entity acquiring an existing bank holding company, like Delta Trust.  Simmons filed the required application on April 25, 2014.

One of the issues that the Federal Reserve reviews is the potential anti-competitive effect that a proposed merger could have on the markets in which the financial institutions are doing business.   In this instance, the post-merger market share of Simmons in the Lake Village, Arkansas banking market exceeded the U.S. Department of Justice guidelines for market concentration.  Simmons was notified that the staff of the Federal Reserve and the U.S.  Department of Justice (“DOJ”) would not recommend approval of the proposed merger unless Simmons agreed to divest Delta Trust’s Eudora branch within 180 days after consummation of the merger.  Simmons and Delta Trust entered into a letter agreement with the DOJ and Simmons made formal written commitments to the Federal Reserve that the Eudora Branch would be sold within 180 days following the consummation of the merger.  In the event the sale of the branch has not been completed within 180 days after the consummation of the merger, then Simmons will transfer the Eudora branch to an independent trustee who will be authorized and directed to sell the branch immediately without regard to price.

In June, 2014, Simmons entered into a Branch Purchase and Assumption Agreement with a local bank for the sale of the Eudora branch.  The Branch Purchase and Assumption Agreement contains customary terms, conditions, warranties, representations and covenants.  Simmons believes that the prospective buyer is fully capable of timely performing its obligations under the Agreement to acquire the branch.  While the acquiring bank must obtain regulatory approval for the purchase of the branch, Simmons knows of no reason why such approval should not be obtained in due course.   The closing of the branch sale is anticipated to occur in early October, 2014.   The failure to divest the Eudora branch prior to the 180 day deadline could have an adverse economic effect on Simmons if the branch were sold by the independent trustee at a substantial discount.

Simmons promptly notified the Federal Reserve and the DOJ that it had entered into an agreement for the sale of the Eudora branch.  The Federal Reserve issued its approval of the merger on June 24, 2014.  Federal law allows the DOJ a fifteen day period to review and object to the merger after the approval by the Federal Reserve; this period has expired without such an objection.

Arkansas State Bank Department. Since DTB is an Arkansas chartered bank which is controlled by Delta Trust, the merger of Delta Trust with and into Simmons is considered a change in control of DTB under the Arkansas Banking Code.  A change in control of an Arkansas chartered bank requires the approval of the Arkansas State Bank Commissioner.   An application for the approval of the change in control of DTB was filed in April, 2014 and approval was granted on May 28, 2014.

We are not aware of any material governmental approvals, waivers or actions that are required for consummation of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals, waivers or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Listing of Simmons Common Stock

Before the effective time of the merger, Simmons has agreed to use its reasonable best efforts to cause the shares of Simmons common stock to be issued in the merger to be approved for listing on NASDAQ. The listing of the shares of Simmons common stock is also a condition to the consummation of the merger.

THE AGREEMENT AND PLAN OF MERGER

The following describes certain aspects of the merger, including the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to the agreement and plan of merger, which is attached to this proxy statement/prospectus as Annex A, which is incorporated herein by reference. We urge you to read the merger agreement carefully in its entirety, as it governs the merger.

Default Election; Optional Election.

Enclosed with this proxy statement/prospectus is an election form.  The election form enables Delta Trust shareholders to choose to exchange their Delta Trust common stock for shares of Simmons common stock, cash or a combination of cash and shares of Simmons common stock, subject to the limitations described below.  Delta Trust shareholders have until 5:00 p.m., local time, on [•], 2014 to make their election and return their election forms to Delta Trust.

Each holder of Delta Trust common stock will receive for each share of Delta Trust common stock 15.1428 shares of Simmons common stock (“default election”), subject to adjustment as discussed below, or by timely completing and delivering the election form, may make an optional election (“optional election”), subject to the limitations set forth below, to receive solely cash consisting of the sum of $545.14.  Delta Trust shareholders may elect to exchange a part of their Delta Trust common stock for Simmons common stock and the balance for cash, thereby receiving a combination of cash and Simmons common stock.  Delta Trust shareholders who do not return a properly completed election form with respect to their shares of Delta Trust common stock on or prior to 5:00 p.m., local time, [•], 2014 will be deemed to have made a default election and will therefore, receive 15.1428 shares of Simmons common stock for each share of Delta Trust common stock owned, subject to adjustment as discussed below.

Delta Trust and Simmons have agreed that the total merger consideration to be paid by Simmons to the Delta Trust shareholders will be no less than 1,416,667 and no more than 1,695,898 shares of Simmons common stock and up to the sum of $10,052,331 in cash, subject to adjustment as discussed below.  The number of shares of Simmons common stock to be issued is dependent on the amount of cash that Delta Trust shareholders elect to receive. If no Delta Trust shareholders elect to receive cash then, the merger consideration will consist solely of 1,695,898 shares of Simmons common stock. Alternatively, if Delta Trust shareholders make elections to receive all of the $10,052,331 available as Cash Consideration, the merger consideration will consist of $10,052,331 in cash and 1,416,667 shares of Simmons common stock as Stock Consideration.  If Delta Trust shareholders make elections to receive less than all of the available Cash Consideration, the merger consideration will consist of the amount of cash and the aggregate number of shares of Simmons common stock so elected.

If you make the default election, you will receive 15.1428 shares of Simmons common stock for each share of Delta Trust, subject to adjustment as discussed below, you own, without regard to the elections of any other Delta Trust shareholders.  In the event that the holders of the outstanding shares of Delta Trust common stock make optional elections in which the aggregate amount of cash elected exceeds $10,052,331, the amount of cash and Simmons common stock that you will have the right to receive upon exchange of your shares of Delta Trust common stock will be adjusted on a pro rata basis so that, in the aggregate the merger consideration to be paid will equal $10,052,331 in cash and 1,416,667 shares of Simmons common stock. As a result, if you make an optional election to receive merger consideration in a combination of cash and Simmons common stock, you may receive a different combination of consideration than you elected, based on the optional elections made by other Delta Trust shareholders.

Adjustment of Exchange Ratio and Available Cash Consideration.

The exchange ratio, 15.1428 shares of Simmons common stock for each share of Delta Trust common stock, and the available Cash Consideration are subject to adjustment if the number of shares of Delta Trust common stock outstanding as of the effective date of the merger is not equal to 111,994, the number of Delta Trust options settled for cash immediately prior to the effective date of the merger is not equal to 7,236 or the number of Delta Trust warrants settled for cash immediately prior to the effective date of the merger is not equal to 5,685.

The exchange ratio, 15.1428, and the maximum Cash Consideration, $10,052,331, were computed based upon the reasonable expectations of the number of shares of Delta Trust common stock to be outstanding at the effective time of the merger and the number of Delta Trust stock options and stock warrants that are currently outstanding and will be settled for cash immediately prior to the effective time of the merger.  The gross maximum consideration for the merger transaction (including all outstanding Delta Trust common stock, Delta Trust stock options and Delta Trust stock warrants) was set at 1,750,000 shares of Simmons common stock, provided that the merger consideration could contain up to $12,000,000 in cash, resulting in a reduction in the number of shares of Simmons common stock to be issued.   Delta Trust currently has 7,236 stock options and 5,685 stock warrants outstanding and expects to have 111,994 shares of Delta Trust common stock outstanding at the effective time of the merger. Delta Trust has agreed to settle all of its outstanding stock options and stock warrants for cash immediately prior to the effective time of the merger with the net cost of such settlement reducing the total merger consideration to be paid by Simmons.  The anticipated net cost of the cash settlement of the outstanding Delta Trust stock options and stock warrants computed using the Simmons common stock price of $36.00 is $1,947,669, which equates to 54,102 shares of Simmons common stock.  Based upon these expectations, after the cash settlement of the Delta Trust stock options and stock warrants, the maximum number of shares of Simmons common stock available to issue in the merger is 1,695,898 and the maximum amount of cash available is $10,052,331.

If, as of the effective time of the merger, the number of shares of Delta Trust common stock outstanding as of the effective date of the merger, the number of Delta Trust options settled for cash immediately prior to the effective date of the merger or the number of Delta Trust warrants settled for cash immediately prior to the effective time of the merger differs from those stated in the preceding paragraph the exchange ratio and available Cash Consideration will be recomputed using the actual number of shares Delta Trust common stock outstanding, and the actual number of Delta Trust stock options and stock warrants settled for cash immediately prior to the effective time.

Additionally, the exchange ratio is subject to adjustment if the 20 day Average Closing Price of Simmons common stock, as defined below, and the 20 day average closing price of the PowerShares KBW Regional Banking Portfolio (NYSE: KBWR) are not within specified ranges.   Between the time of the announcement of the merger transaction and the effective time of the merger, the price of Simmons common stock being offered as consideration for the merger may vary in price.   In order to provide safeguards to each party a permitted range may be established within which the price of the Simmons common stock may fluctuate without any adjustment being required in the aggregate amount of merger consideration to be paid.  If the price of the Simmons common stock moves outside the permitted range, then one or both parties may have certain rights to terminate the merger agreement.

Delta Trust and Simmons agreed that there would be two permitted price ranges for the Simmons common stock from its average price at the date of the merger agreement, $36.00, (i) a first range of + or – 15% from $36.00 and (ii) a second range of + or – 20% from $36.00.  The first range (+ or - 15%) is a double trigger that requires both a movement of the price of Simmons common stock outside of the 15% permitted range and the ratio of the change in price since the date of the merger agreement for Simmons common stock compared to the change in the KBWR price over the same period must be less than 85% if the Simmons commons stock price has decreased during the period and more than 115% if the Simmons common stock price has increased during the period using average closing prices.  The merger agreement provides that the Delta Trust board of directors may terminate the merger agreement  if the Average Closing Price of Simmons common stock (computed over 20 days ending 10 days prior to the effective date of the merger), as specified in the merger agreement, is less than $30.60 per share and the ratio of the change between the Average Closing Price of Simmons common stock and $36.00 divided by the ratio of the change between the Average Closing Price of KBR and $39.14 is less than 85%, unless Simmons agrees to increase the merger consideration payable in cash in such an amount so that the total merger consideration is an amount equal to the sum of the Cash Consideration to be paid in the merger pursuant to election by Delta Trust shareholders plus the product of the number of shares of Simmons common stock to be issued as Stock Consideration multiplied by $30.60.  The merger agreement also provides that the number of shares of Simmons common stock to be issued in the merger may be decreased, if the Average Closing Price of Simmons common stock, determined pursuant to the merger agreement, is greater than $41.40 per share and the ratio of the change between the Average Closing Price of Simmons common stock and the $36.00 divided by the ratio of the change between the Average Closing Price of KBWR and $39.14 is greater than 115%, then the exchange ratio is automatically reduced so that the total merger consideration is an amount equal to the sum of the Cash Consideration pursuant to elections by Delta Trust shareholders to be paid in the merger plus the product of the number of shares of Simmons common stock to be issued as Stock Consideration multiplied by $41.40.

The second range (+ or - 20%) is a single trigger that requires only a movement of the price of Simmons common stock outside of the 20% permitted range since the date of the merger agreement using average closing prices.  The merger agreement provides that the Delta Trust board of directors may terminate the merger agreement  if the Average Closing Price of Simmons  common stock (computed over 20 days ending 10 days prior to the effective date of the merger), as specified in the merger agreement, is less than $28.80 per share, unless Simmons agrees to increase the cash consideration in such an amount so that the total merger consideration is an amount equal to the sum of the Cash Consideration to be paid in the merger pursuant to elections by Delta Trust shareholders plus the product of the number of shares of Simmons common stock to be issued as Stock Consideration multiplied by $28.80.  Similarly, the merger agreement provides that the Simmons board of directors may terminate the merger agreement  if the Average Closing Price of Simmons  common stock (computed over 20 days ending 10 days prior to the effective date of the merger), as specified in the merger agreement, is greater than $43.20 per share, unless Delta Trust agrees to decrease the exchange ratio in such an amount so that the total merger consideration is an amount equal to the sum of the Cash Consideration to be paid in the merger pursuant to elections by Delta Trust shareholders plus the product of the number of shares of Simmons common stock to be issued as Stock Consideration multiplied by $43.20.

Exchange of Certificates

Promptly after the completion of the merger, Simmons will deposit in a segregated account within Registrar & Transfer Company, as transfer agent for Simmons common stock, certificates representing shares of Simmons common stock, the aggregate Cash Consideration and cash to be paid in lieu of fractional shares to which a holder of certificates formerly representing Delta Trust common stock would otherwise be entitled.

A letter of transmittal will be mailed to each Delta Trust shareholder promptly after the completion of the merger.  The letter of transmittal will provide that, upon surrender of a Delta Trust common stock certificate for exchange and cancellation to the transfer agent, together with the duly executed letter of transmittal, the holder of a Delta Trust common stock certificate will be entitled to receive the amount of cash elected and/or the number of whole shares of Simmons common stock elected, unless adjusted on a pro rata basis by the transfer agent, and cash for any fractional shares to which such holder has become entitled in accordance with the merger agreement.  Simmons will pay to each Delta Trust shareholder who would otherwise be entitled to a fractional share of Simmons common stock, after taking into account all Delta Trust certificates delivered by the shareholder, an amount in cash, determined by multiplying such fraction by the Simmons common stock Average Price.  Delta Trust certificates so surrendered will immediately be canceled. No interest will be paid or accrued on any cash to be paid upon such surrender, whether as merger consideration, in lieu of fractional shares of Simmons common stock or with respect to unpaid dividends or distributions on such shares.

Any part of the Simmons common stock certificates and cash deposited with the Transfer Agent that remains unclaimed by Delta Trust shareholders for six months after the merger will be returned to Simmons. After such time, Delta Trust shareholders may look only to Simmons for payment of their portion of the Cash Consideration and their shares of Simmons common stock, cash in lieu of fractional shares, and unpaid dividends and distributions on Delta Trust common stock deliverable in respect of each share of Simmons common stock held by the shareholder, as determined pursuant to the merger agreement, in each case, without interest. Simmons will not be liable to any former Delta Trust shareholder for any amounts properly delivered to a public official under applicable abandoned property, escheat or similar laws.

If any certificate formerly representing Delta Trust common stock is lost, stolen or destroyed, Simmons can require the holder to give an affidavit of that fact and to post a bond in an amount that is customarily required by Simmons and the Transfer Agent as indemnity against any claim that may be made with respect to this Delta Trust certificate.  Upon making such affidavit and/or posting such bond, the exchange agent will issue the consideration due under the merger agreement.

No dividends or other distributions with respect to Simmons common stock declared after the merger and payable to Simmons shareholders of record will be paid to the holder of any unsurrendered Delta Trust certificate until the holder of the certificate surrenders the Delta Trust certificate. After the proper surrender of a Delta Trust certificate, the record holder of the certificate will receive any such dividends or other distributions, without any interest, which the holder would have received if he or she had exchanged his or her Delta Trust certificate immediately after the merger.

Conditions to the Merger

The obligations of Delta Trust and Simmons to complete the merger are subject to the satisfaction (or waiver, where legally allowed), at or prior to the effective time of the merger, of a number of conditions, which are set forth in the merger agreement.  These conditions include, among others:

•	approval of the merger agreement by Delta Trust shareholders;

•	receipt of the required regulatory approvals, including approval by the Federal Reserve and the Arkansas State Bank Department;

•	the absence of any legal prohibition to completion of the merger;

•	the accuracy of the parties’ representations and performance of the parties’ obligations under the merger agreement; and

•	receipt of the required tax opinion.

While we have received the approval of the Federal Reserve and the Arkansas State Bank Department, we cannot guarantee that any other required regulatory approvals will be obtained or that all of the other conditions precedent to the merger will be satisfied or, where legally permitted, waived by the party permitted to do so.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by Delta Trust shareholders, by mutual consent of Simmons and Delta Trust.  The merger agreement may also be terminated by either party if:

•
the merger is not completed on or before September 30, 2014, provided that such deadline may be extended to December 31, 2014 if one of the reasons that the merger has not been completed is failure to obtain a required regulatory approval, provided that the party seeking to terminate the merger agreement has not caused, through action or inaction, the failure of the merger to be completed; or

•	the other party materially breaches its representations or covenants set forth in the merger agreement and fails to cure that breach within 60 days after notice; or

•	the Delta Trust shareholders fail to approve the merger agreement; or

•
prior to the approval of the merger agreement by the Delta Trust shareholders, Delta Trust has received a competing offer or in light of other circumstances, the Delta Trust board of directors has determined that the merger agreement must be terminated to comply with its fiduciary duties to the Delta Trust shareholders and Delta Trust has paid to Simmons a termination fee in the amount of $3,500,000; or

•	such party has the right to terminate the agreement due to the movement of the price of Simmons common stock and the other party fails to timely give notice of the acceptance of a price adjustment; or

•	if Quattlebaum, Grooms, Tull & Burrow PLLC cannot give the opinions required by the merger agreement.

In the event of termination of the merger agreement, the merger agreement will become void and have no effect, except with respect to the parties’ obligations regarding termination fees, confidential information and expenses, and Simmons’ non-solicitation covenant, each as set forth in the merger agreement.  Termination also will not relieve or release a breaching party from liability or damages for its willful breach of the merger agreement.

Walkaway Counteroffers

Simmons Counteroffer.  The Delta Trust board of directors may exercise its stock decline termination right if (1) the average closing price of Simmons common stock is less than $30.60 and, if the average closing price of Simmons common stock is not less than $28.80, (2) the percentage change between $36.00 (the average closing price of Simmons common stock for the 20 consecutive trading days ending on January 9, 2014) and the average closing price of Simmons common stock is not equal to at least 85% of the difference between the percentage change between $39.14 (the average closing price of the PowerShares KBW Regional Banking Portfolio, or KBWR, for the 20 consecutive trading days ending on January 9, 2014) and the average closing price of KBWR.  If the Delta Trust board of directors exercises its stock decline termination right, then Simmons may elect, within three business days of receipt of such notice of termination from Delta Trust, to make a walkaway counteroffer and pay as part of the merger consideration an aggregate amount of cash sufficient to equal the sum, which we refer to as the minimum double trigger merger consideration, of (A) the amount of cash to be paid to Delta Trust shareholders pursuant to their election to receive cash in the merger, plus (B) the product of (x) $30.60 and (y) the number of shares of Simmons common stock to be issued in the merger.  Such aggregate amount of cash will be paid pro rata for each share of Delta Trust common stock. Notwithstanding the foregoing sentence, if the average closing price is less than $28.80, then  the Delta Trust board of directors may elect to terminate the merger agreement unless Simmons agrees to increase the Merger Consideration in cash in such an amount that the Merger Consideration is an amount equal to (A) the amount of cash to be paid to Delta Trust shareholders pursuant to their election to receive cash in the merger, plus (B) the product of (x) $28.80 and (y) the number of shares of Simmons common stock to be issued in the merger, which  we refer to as the minimum merger consideration.

Delta Trust Counteroffer.  The Simmons board of directors may exercise its stock increase termination right if (1) the average closing price of Simmons common stock is greater than $41.40 and, if the average closing price of Simmons common stock is not greater than $43.20, (2) the percentage change between $36.00 (the average closing price of Simmons common stock for the 20 consecutive trading days ended on January 9, 2014) and the average closing price of Simmons common stock is greater than 115% of the difference between $39.14 (the KBRW for the 20 consecutive trading days ended on January 9, 2014) and the average closing price of the KBWR. If the Simmons board of directors exercises its stock increase termination right, then Delta Trust may elect, within three business days of receipt of such notice of termination from Simmons, to make a walkaway counteroffer to reduce the exchange ratio so that, as adjusted, the merger consideration would be no more than the amount, which we refer to as the maximum double trigger merger consideration, of (A) the amount of cash to be paid to Delta Trust shareholders pursuant to their election to receive cash in the merger, plus (B) the product of (x) $41.20 and (y) the number of shares of Simmons common stock to be issued in the merger. Notwithstanding the foregoing sentence, if the average closing price is greater than $43.20, then  the Simmons board of directors may elect to terminate the merger agreement unless Delta Trust agrees to decrease the exchange ratio by such an amount that the total merger consideration is an amount equal to (A) the amount of cash to be paid to Delta Trust shareholders pursuant to their election to receive cash in the merger, plus (B) the product of (x) $43.20 and (y) the number of shares of Simmons common stock to be issued in the merger, which we refer to as the maximum merger consideration.

The average closing price of Simmons common stock will be equal to the average of the closing price per share of Simmons common stock on the NASDAQ Global Select Market for the 20 consecutive trading days ending on and including the 10th trading day before the effective date of the merger.  The average closing price of KBWR will be equal to the average closing price of the KBWR for the 20 consecutive trading days ending on and including the 10th trading day before the effective date of the merger.

Representations and Warranties

The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of a specific date, are solely for the benefit of Simmons and Delta Trust, and may be subject to limitations, qualifications or exceptions agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of, among other things, allocating contractual risk between the parties to the merger agreement rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Simmons or Delta Trust or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Simmons. The representations and warranties, other provisions of the merger agreement or any description of these provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus and the other reports, statements and filings that Simmons publicly files with the SEC. See “Where You Can Find More Information.”

The merger agreement contains customary representations and warranties of each of Simmons and Delta Trust relating to their respective businesses. The representations and warranties in the merger agreement will not survive the effective time of the merger.

The merger agreement contains representations and warranties made by each of Simmons and Delta Trust relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental and other regulatory filings and consents and approvals in connection with the merger and the operation of its business;

•	reports, registrations and statements filed with regulatory authorities;

•	financial statements;

•	books and records and absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	tax matters;

•	legal proceedings;

•	employee benefit matters;

•	ownership of properties;

•	labor-management relations;

•	broker’s fees payable in connection with the merger;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	SEC reports;

•	environmental liabilities;

•	compliance with applicable laws, rules or regulations; and

•	loan portfolios.

Certain representations and warranties of the parties to the merger agreement are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either party to the merger agreement, means a material adverse effect on the condition, financial or otherwise, properties, results of operations or business of it and its subsidiaries, taken as a whole or on its ability to perform its obligations thereunder, and to consummate the transactions contemplated thereby.

Conduct of Business Prior to the Merger and Other Covenants

In the merger agreement, Delta Trust and Simmons agreed to refrain from engaging in, or permitting its subsidiaries to engage in, certain activities which are described in the merger agreement.

Delta Trust has agreed to refrain from:

•	declaring or paying any dividends on, or making other distributions in respect of, any of its capital stock during any period, other than dividends or distributions consistent with historic practices;

•
issuing or acquiring its capital stock other than for the issuance of common stock upon the exercise or fulfillment of rights, options or warrants issued or existing pursuant to the Delta Trust option plan or Delta warrant plan, all to the extent outstanding and in existence on the date of the merger agreement and in accordance with their terms as of such date;

•	issuing any options, warrants or other securities convertible into or exchangeable for its capital stock;

•	hiring additional staff, except hourly rate personnel, seasonal part time staff or staff to fill vacancies;

•	entering into any employment contracts, paying any bonus to or increasing the rate of compensation of any directors, officers or employees, except consistent with historic practices;

•	adopting or amending any employee benefit plan or compensation arrangement, except as otherwise requested or approved by Simmons;

•	substantially modifying the manner in which it conducts business including amending its articles of incorporation or bylaws;

•	acquiring any material assets or business, outside the ordinary course of business;

•	acquiring any investment securities, other than U.S. Treasury securities, Arkansas municipal securities, U.S. Agency securities which are traditional fixed rate debt securities;

•	acquiring any shares of Simmons common stock, except in a fiduciary capacity;

•
changing its methods of accounting in effect at December 31, 2013, except as requested by Simmons or required by changes in generally accepted accounting principles or regulatory accounting principles;

•
taking any action which would or is reasonably likely to adversely affect the ability of either party to obtain the required regulatory approvals, adversely affect Delta Trust’s ability to perform its covenants in the merger agreement, or in any of the conditions to the merger set forth in the merger agreement not being satisfied;

•	entering into any loan or series of loans to a single borrower or related group of borrowers in an original principal amount in excess of $250,000;

•	disposing of any other real estate owned or other properties acquired in foreclosure, having a book value in excess of $100,000 or which would incur a loss in excess of $50,000;

•	disposing of any assets, properties or other rights or agreements having a value in excess of $25,000, other than properties acquired in foreclosure or in the ordinary collections of debts; or

The merger agreement also contains certain other agreements relating to the conduct of the parties prior to the merger, including, among other things, those requiring each party:

•	to apply for and obtain all consents and approvals required to complete the merger;

•	to afford to the other party and its representatives access to certain of such party’s information concerning its business, properties and personnel as the other party may reasonably request; and

•	to use its best efforts to comply with any legal requirements to complete the merger.

Delta Trust agreed to call and hold a special meeting of its shareholders and, through its board of directors, to recommend the merger agreement for approval to its shareholders, subject to the fiduciary duties of the directors.  Simmons agreed to cause the shares of Simmons common stock to be issued in the merger to be approved for listing on NASDAQ.

Indemnification

Simmons agreed to provide indemnification following the merger to the present and former officers and directors of Delta Trust and DTB for specified liabilities arising out of or pertaining to the merger agreement or the merger and to provide for either the continuation of the existing directors’ and officers’ liability insurance for the directors and officers of Delta Trust or to provide substantially similar coverage under the Simmons directors and officers liability insurance policy for a period of three years after the effective time of the merger.

Amendment of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by Delta Trust and Simmons, by action taken or authorized by their respective boards of directors, at any time before or after the Delta Trust shareholders approve the merger agreement.  However, after any approval of the merger agreement by Delta Trust shareholders, there may not be, without further approval of the Delta Trust shareholders, any amendment of the merger agreement which reduces the amount or changes the form of the consideration due under the merger agreement, other than as contemplated in the merger agreement.  The merger agreement provides that it may not be amended except by an instrument in writing signed on behalf of Simmons and Delta Trust.

Waiver

Prior to the merger, Simmons and Delta Trust may extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement, waive any inaccuracies in the representations or warranties of the other party contained in the merger agreement or, where the law permits, waive compliance with any of the agreements or conditions of the other party contained in the merger agreement.

Expenses

Each party to the merger agreement will bear all expenses incurred by it in connection with the merger agreement and the merger.

Management and Operations Following the Merger

After the merger, Simmons will be managed by the same board of directors and executive officers as existed prior to the merger.  Delta Trust will be merged with and into Simmons.  The surviving corporation will operate under the name “Simmons First National Corporation” and will continue to engage in the same business as prior to the merger. DTB will continue to operate as a separate bank, but it is anticipated that DTB will be merged into Simmons First National Bank during the fourth quarter of 2014.

ACCOUNTING TREATMENT

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that (1) the recorded assets and liabilities of Simmons will be carried forward at their recorded amounts, (2) Simmons historical operating results will be unchanged for the prior periods being reported on, and (3) the assets and liabilities of Delta Trust will be adjusted to fair value at the date Simmons assumes control of the combined entities, or the merger date. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of cash and shares of Simmons stock to be issued to former Delta Trust shareholders and cash settlement price paid to the former holders of Delta Trust stock options and warrants, exceeds the fair value of the net assets including identifiable intangible assets of Delta Trust at the merger date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Delta Trust being included in the operating results of Simmons from the merger date forward.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion summarizes the material anticipated United States federal income tax consequences of the merger to Delta Trust shareholders who hold their shares of Delta Trust common stock as capital assets. This discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger). In addition, this discussion does not address all of the federal income tax consequences that may be important to each taxpayer in light of his or her particular circumstances, nor does this discussion address the federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Internal Revenue Code, such as:

•	tax-exempt organizations;

•	financial institutions, insurance companies and broker-dealers or persons who have elected to use the mark-to-market method of accounting with respect to their securities holdings;

•	persons who acquired their shares of Delta Trust common stock through the exercise of employee stock options, through a benefit plan or otherwise in a compensatory transaction;

•	shareholders who are not U.S. persons within the meaning of the Internal Revenue Code or that have a functional currency other than the U.S. dollar; or

•	shareholders who exercise their dissenters’ rights.

No information is provided in this document or the tax opinions referred to below with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws. This discussion and the tax opinions are based upon the provisions of the Internal Revenue Code, applicable Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement/prospectus. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the tax opinions referred to below.

In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Simmons has received an opinion of Quattlebaum, Grooms, Tull & Burrow PLLC (“QGTB”), that, as of the date of such opinion, if certain factual circumstances exist, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Simmons and Delta Trust will each be a party to that reorganization.  The parties will not be required to consummate the merger unless they each receive an additional opinion of QGTB, dated the closing date of the merger, confirming that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Simmons and Delta Trust will each be a party to that reorganization.

The opinion of QGTB regarding the merger has relied, and the opinions regarding the merger as of the closing date will rely, on (1) representations and covenants made by Simmons and Delta Trust, including those contained in certificates of officers of Simmons and Delta Trust, and (2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement.  In addition, QGTB in issuing the opinion has assumed, and its ability to provide the opinion at the closing of the merger will depend on, the absence of changes to the anticipated facts or changes in law between the date of this proxy statement/prospectus and the closing date.  If any of those representations, covenants or assumptions is inaccurate, QGTB may not be able to provide the required opinion to be delivered at the closing of the merger and/or the tax consequences of the merger could differ from those described in the opinion that counsel has delivered.

Opinions of counsel, including the opinions of QGTB, do not bind the Internal Revenue Service and do not preclude the IRS or the courts from adopting a contrary position.  Simmons and Delta Trust do not intend to obtain a ruling from the IRS on the tax consequences of the merger. If the IRS were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each Delta Trust shareholder would be required to recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Simmons common stock and the amount of cash received in the exchange and (ii) the shareholder’s adjusted tax basis in the Delta Trust common stock surrendered for such consideration. Such gain or loss would be a capital gain or loss, provided that such shares of Delta Trust common stock were held as capital assets by the shareholder at the effective time of the merger. Such capital gain or loss recognized would be long-term capital gain or loss if the Delta Trust shareholder’s holding period for the Delta Trust common stock was more than one year. In such event, a Delta Trust shareholder’s total initial tax basis in the Simmons common stock received would be equal to its fair market value at the effective time of the merger, and the shareholder’s holding period for the Simmons common stock would begin on the day after the merger.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, neither Simmons nor Delta Trust will recognize any gain or loss as a result of the merger. The federal income tax consequences of the merger qualifying as a reorganization to a particular Delta Trust shareholder will vary depending primarily on the form of merger consideration received by the shareholder in exchange for his or her Delta Trust common stock.  Regardless of whether a Delta Trust shareholder elects to receive a combination of cash and Simmons common stock, solely cash or solely Simmons common stock, the federal income tax consequences to such shareholder will depend on the actual merger consideration received by the shareholder.

Delta Trust Shareholders Receiving Only Simmons Common Stock.  No gain or loss will be recognized by a holder of Delta Trust common stock as a result of the surrender of shares of Delta Trust common stock solely in exchange for shares of Simmons common stock pursuant to the merger (except with respect to cash received instead of fractional shares of Simmons common stock, as discussed below). The aggregate tax basis of the shares of Simmons common stock received in the merger (including any fractional shares of Simmons common stock deemed received) will be the same as the aggregate tax basis of the shares of Delta Trust common stock surrendered in exchange for the Simmons common stock. The holding period of the shares of Simmons common stock received (including any fractional shares of Simmons common stock deemed received) will include the holding period of shares of Delta Trust common stock surrendered in exchange for the Simmons common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger.

Delta Trust Shareholders Receiving Only Cash.  A holder of Delta Trust common stock that does not receive any shares of Simmons common stock pursuant to the merger (and is not treated as constructively owning, after the merger, Simmons common stock held by certain family members and entities affiliated with the holder under the Internal Revenue Code) will generally recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Delta Trust common stock exchanged in the merger. Such gain or loss will be a capital gain or loss, provided that such shares of Delta Trust common stock were held as capital assets by the shareholder at the effective time of the merger. Such capital gain or loss will be a long-term capital gain or loss to the extent that, at the effective time of the merger, the holder has a holding period in such Delta Trust common stock of more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Delta Trust Shareholders Receiving Both Cash and Simmons Common Stock. If a holder of Delta Trust common stock makes an Optional Election to receive cash and Simmons common stock as the merger consideration (other than cash in lieu of a fractional interest in Simmons common stock) in the merger, that holder will recognize gain, if any, equal to the lesser of

•	the amount of cash received or

•
the amount by which the sum of the amount of cash received and the fair market value at the effective time of the Simmons common stock received exceeds the holder’s adjusted tax basis in the shares of Delta Trust common stock exchanged in the merger.

Any recognized gain could be taxed as a capital gain or a dividend.  Such gain will generally be capital gain (provided that such shares of Delta Trust common stock were held as capital assets by the shareholder at the effective time of the merger), unless the holder’s exchange of Delta Trust common stock for cash and Simmons common stock “has the effect of the distribution of a dividend” after giving effect to the constructive ownership rules of the Internal Revenue Code, in which case such gain might be treated as ordinary income. Any capital gain recognized generally will be long-term capital gain to the extent that, at the effective time of the merger, the holder has a holding period in the Delta Trust common stock exchanged in the merger of more than one year. Because the determination of whether a cash payment will be treated as having the effect of a dividend is an individual determination dependent primarily upon the facts and circumstances of each separate Delta Trust shareholder, Delta Trust shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

The aggregate tax basis of the shares of Simmons common stock received in the merger (including any fractional shares of Simmons common stock deemed received) will be the same as the aggregate tax basis of the shares of Delta Trust common stock surrendered in exchange for such Simmons common stock in the merger, increased by the amount of gain recognized in the exchange (whether characterized as capital gain or a dividend) and reduced by the amount of cash received in the exchange. The holding period of the shares of Simmons common stock received (including any fractional share of Simmons common stock deemed received) will include the holding period of shares of Delta Trust common stock surrendered in exchange for the Simmons common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger. A Delta Trust shareholder who receives a combination of Simmons common stock and cash in exchange for his or her Delta Trust common stock will not be permitted to recognize any loss for federal income tax purposes.

A Delta Trust shareholder’s federal income tax consequences will also depend on whether his or her shares of Delta Trust common stock were purchased at different times at different prices. If they were, the Delta Trust shareholder could realize gain with respect to some of the shares of Delta Trust common stock and loss with respect to other shares. Any such Delta Trust shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares in which the shareholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the Simmons common stock received, but could not recognize loss with respect to those shares in which the Delta Trust shareholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the Simmons common stock received. Any disallowed loss would be included in the adjusted basis of the Simmons common stock. Any such Delta Trust shareholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that shareholder.

Cash Instead of Fractional Shares. Holders of Delta Trust common stock who receive cash instead of a fractional share of Simmons common stock will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by Simmons in exchange for the cash actually distributed instead of the fractional share, with such redemption qualifying as an exchange under Section 302 of the Internal Revenue Code. Accordingly, such holders will generally recognize gain or loss equal to the difference between the tax basis of the holder’s Delta Trust common stock allocable to that fractional share and the amount of cash received. The gain or loss generally will be capital gain or loss and long-term capital gain or loss if the Delta Trust common stock exchanged has been held for more than one year.

Backup Withholding. A holder of Delta Trust common stock may be subject, under certain circumstances, to backup withholding (currently at a rate of 28%) with respect to the amount of cash, if any, received in the merger, including cash received instead of fractional shares, unless the holder provides proof of an applicable exemption or correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not additional tax and may be refunded or credited against the holder’s federal income tax liability, so long as the required information is furnished to the IRS.

Certain Reporting Requirements. If a U.S. holder that receives Simmons common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Delta Trust common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any Delta Trust shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of Delta Trust or (z) owned Delta Trust common stock with a tax basis of $1.0 million or more.

THE PRECEDING SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. ACCORDINGLY, DELTA TRUST SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

DESCRIPTION OF SIMMONS’ CAPITAL STOCK

Simmons’ authorized capital stock consists of 60,000,000 shares of common stock, $0.01 par value per share, and 40,040,000 shares of preferred stock, $0.01 par value per share. As of the date of this proxy statement/prospectus, Simmons had no shares of preferred stock issued. The Simmons board of directors is authorized, without further shareholder action, to issue preferred stock shares with such designations, preferences and rights as the Simmons board of directors may determine. Simmons common stock is listed for trading on the NASDAQ Global Select Market under the symbol “SFNC.”

Simmons’ shareholders do not have preemptive rights to subscribe to any additional securities that may be issued. Each share of Simmons common stock has the same relative rights and is identical in all respects to every other share of Simmons common stock. If Simmons is liquidated, the holders of Simmons common stock are entitled to share, on a pro rata basis, Simmons’ remaining assets after making provision for its liabilities. For additional information concerning Simmons’ capital stock, see “Comparison of Certain Rights of Shareholders”.

COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS

Both Simmons and Delta Trust are corporations organized under the laws of the State of Arkansas governed by the ABCA. Hence, the rights of the shareholders of Simmons and Delta Trust under the ABCA are derived from the same statute and are substantially identical.  However, the rights of the shareholders of Simmons and Delta Trust derived from their internal organizational documents may differ materially.

Delta Trust shareholders, whose rights are governed by Delta Trust’s articles of incorporation, as amended, and bylaws, may become shareholders of Simmons upon completion of the merger.  As such, the rights of the former Delta Trust shareholders will thereafter be governed by Simmons’ restated articles of incorporation and bylaws.

While it is impractical to summarize all of the pertinent differences, set forth below are the material differences between the rights of Delta Trust shareholders under Delta Trust’s governing documents and the rights of Simmons shareholders under Simmons’ governing documents.

Change of Control

Simmons. Simmons’ Amended and Restated Articles of Incorporation and Bylaws contain certain provisions that could delay, discourage or prevent an attempted acquisition or change of control of Simmons.

•
Article ELEVENTH contains a restriction upon the ability of a shareholder owning more than 10% of the Simmons common stock to acquire any additional shares except through a cash tender offer at a price not less than the highest closing price of Simmons common stock during the most recent 24 months, unless such shareholder is excepted from the application of the Article by the board of directors prior to becoming a 10% shareholder.  Further, Article ELEVENTH requires the approval of 80% of the shareholders of Simmons for any acquisition of Simmons by merger or consolidation or by asset acquisition unless approved by the affirmative vote of 80% of the directors who were in office prior to the proponent of the acquisition acquiring 10% or more of Simmons common stock.

•
Article THIRTEENTH of the Articles of Incorporation of Simmons requires the Board to consider the following matters in addition to any other matters required to be considered prior to making any recommendation concerning  a proposed business combination in which Simmons will not be the surviving corporation: 1) the impact on Simmons, its subsidiaries, shareholders and employees and the communities served by Simmons, 2) the timeliness of the proposed transaction considering the business climate and strategic plans of Simmons, 3) the existence of any legal defects or regulatory issues involved in the proposed transaction, 4) the possibility of non-consummation of the transaction due to lack of financing, regulatory issues or identified issues, 5) current market price of Simmons common stock and its consolidated assets, 6) book value of Simmons common stock, 7) the relationship of the offered price for Simmons common stock to the Board’s opinion of the current value of Simmons in a negotiated transaction, 8) the relationship of the offered price for Simmons common stock to the Board’s opinion of the future value of Simmons as an independent entity, and 9) such other criteria as the Board may determine is appropriate.

•
Article FOURTEENTH requires the affirmative vote of 80% of the shareholders to amend, repeal or modify any provision of the Articles of Incorporation unless such revision is approved by 80% of the directors who were in office prior to the proponent of any business combination acquiring 10% or more of Simmons common stock.

Delta Trust.    A majority of the shares of Delta Trust common stock entitled to vote are required to constitute a quorum at any annual or special meeting of shareholders.  Under Delta Trust’s governing documents, a majority of such quorum is required to decide any question to come before a shareholders meeting, except that the ABCA requires the affirmative vote of the holders of at least a majority of the outstanding shares to approve a merger.

Board of Directors

Simmons.  Simmons’ board of directors is comprised of one class of directors, elected annually.  Simmons’ shareholders elect directors at their annual meeting or, if the annual meeting is not held, at a special meeting called for the purpose of the election of directors.  Simmons shareholders are not entitled to cumulative voting in the election of directors.  The board of directors may consist of between five and 25 members, as determined from time to time by Simmons’ board of directors or its shareholders and on the date of this proxy statement/prospectus consisted of nine members.  The board of directors has the power to increase the number of directors by two (if the number of directors set at the most recent shareholders meeting was 15 or less) or four (if the number of directors set at the most recent shareholders meeting was at least 16) without any further action of the shareholders in accordance with Simmons’ Articles of Incorporation.  Any vacancy on Simmons’ board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors or, if the directors remaining in office constitute fewer than a quorum of the board of directors, by the affirmative vote of a majority of all of the directors remaining in office.

Delta Trust.  Delta Trust’s bylaws provide that its board of directors may consist of between three and 15 members and on the date of this proxy statement/prospectus consisted of three members.  The board is authorized to amend the bylaws and may change the number of directors from time to time without any further action of the shareholders, provided that such power is limited to an increase of not more than 2 directors over the number of directors last elected by the shareholders, and further limited by the ABCA to limit any increase or decrease between shareholders meetings to a number of directors not exceeding 30% of the number of directors last approved by the shareholders. Any vacancy on Delta Trust’s board of directors may be filled by majority vote of the Delta Trust directors then in office. Delta Trust shareholders are not entitled to cumulative voting in the election of directors.

Removal of Directors

Simmons.  Simmons’ governing documents do not contain any special provisions on the removal of directors.  The ABCA allows a director to be removed at any time with or without cause by a special shareholder’s meeting called expressly for that purpose.

Delta Trust.  Delta Trust’s governing documents provide that a director may be removed at any time with or without cause by a special shareholder’s meeting called expressly for that purpose.

Authorized Stock

Common Stock	Authorized Shares	Par Value per Share
Delta Trust	200,000	$1.00
Simmons	60,000,000	$0.01

Preferred Stock	Authorized Shares	Par Value per Share
Delta Trust	5,000,000	$0.01
Simmons	40,040,000	$0.01

Rights of Shareholders to Call Special Meetings

Simmons.  Simmons’ governing documents provide that a special meeting of Simmons’ shareholders may be called by the Chairman of the Board, the President, or the board of directors, or by the request of holders of not less than ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at such special meeting.

Delta Trust.  Delta Trust’s bylaws provide that a special meeting of the Delta Trust shareholders may be called at any time by the President, the Delta Trust board of directors, or any director of Delta Trust.

LEGAL MATTERS

Quattlebaum, Grooms Tull & Burrow PLLC, Little Rock, Arkansas, counsel to Simmons, will pass upon certain legal matters concerning the merger and the validity of the shares of Simmons common stock to be issued in the merger.  Certain U.S. federal income tax consequences relating to the merger will be passed upon by Quattlebaum, Grooms, Tull & Burrow, PLLC.

EXPERTS

The audited annual consolidated financial statements of Simmons First National Corporation appearing in our Annual Report on Form 10-K for the year ended December 31, 2013 and the effectiveness of our internal control over financial reporting as of such date have been audited by BKD, LLP, our independent registered public accounting firm, as set forth in its reports included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

With respect to the unaudited interim consolidated financial information of Simmons First National Corporation appearing in our Quarterly Report on Form 10-Q for the period ended March 31, 2014 that is incorporated herein by reference, our independent registered public accounting firm has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in its separate report included therein, it did not audit and it does not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on its reports on such information should be restricted. Pursuant to Rule 436(c) under the Securities Act, this report on our unaudited interim consolidated financial information should not be considered a part of the registration statement prepared or certified by our independent registered public accounting firm within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements for the three years ended December 31, 2013 of Community First are incorporated in this proxy statement/prospectus by reference to our Current Report on Form 8-K that was filed with the SEC on June 23, 2014. Such historical financial statements of Community First have been audited by Crowe Horwath LLP, independent auditors, as stated in its report dated March 6, 2014 and incorporated by reference herein.

The consolidated financial statements for the three years ended December 31, 2013 of Liberty are incorporated in this proxy statement/prospectus by reference to our Current Report on Form 8-K that was filed with the SEC on June 23, 2014. Such historical financial statements of Liberty have been audited by BKD, LLP, an independent registered public accounting firm, as stated in its report dated March 21, 2014 and incorporated by reference herein.

The consolidated financial statements for the two years ended December 31, 2012 of Metropolitan are incorporated in this proxy statement/prospectus by reference to Amendment No. 1 to Simmons’ Current Report on Form 8-K that was filed with the SEC on February 7, 2014. Such historical financial statements of Metropolitan have been audited by Frost, PLLC, an independent registered public accounting firm, as stated in its report dated March 13, 2013 and incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

Simmons has filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the issuance of the shares of Simmons common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Simmons in addition to being a proxy statement for Delta Trust shareholders. The registration statement, including this proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about Simmons and Simmons common stock.

Simmons also files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, such as Simmons, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Simmons with the SEC are also available at Simmons’ website at www.simmonsfirst.com or by contacting Simmons’ Investor Relations department at Simmons First National Corporation, 501 Main Street, P.O. Box 7009, Pine Bluff, Arkansas 71611, (501) 377-7629. The web addresses of the SEC and Simmons are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

The SEC allows Simmons to incorporate by reference information in this proxy statement/prospectus. This means that Simmons can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Simmons previously filed with the SEC. They contain important information about the companies and their financial condition.

Simmons SEC Filings (SEC File No. 000-06253)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2013, filed with SEC on March 11, 2014
Proxy Statement on Schedule 14A	Filed on March 17, 2014
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2014, filed with the SEC on May 9, 2014
Current Reports on Form 8-K or 8-K/A
Filed on January 3, 2014, February 7, 2014 (filed as Amendment No. 1 to our Current Report on Form 8-K filed with the SEC on November 25, 2013), February 28, 2014 (two filings), March 5, 2014, March 28, 2014, April 21, 2014, May 9, 2014 (only with respect to the Form 8-K filed under Item 1.01 and Item 9.01), May 27, 2014, May 30, 2014, June 2, 2014, June 23, 2014, and June 25, 2014

Description of Simmons’ common stock	The description of the Simmons’ common stock is contained in Form S-2, filed with the SEC on April 16, 1993.

In addition, Simmons also incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Delta Trust special meeting, provided that Simmons is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, Simmons has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Simmons.

Documents incorporated by reference are available from Simmons without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus or other relevant corporate documents referenced in this proxy statement/prospectus by requesting them in writing or by telephone from Simmons at the following address and phone number:

Simmons First National Corporation
501 Main Street
P.O. Box 7009
Pine Bluff, Arkansas 71611
Attention: Susan F. Smith
Telephone: (501) 377-7629

Delta Trust shareholders requesting documents must do so by [●] to receive them before its special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from Simmons, Simmons will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

You can obtain a complete copy of the fairness opinion (with supporting materials and analysis) issued Commerce Street Capital, LLC to the Delta Trust board of directors by requesting it writing or by telephone from Delta Trust at the following address and phone number:

Delta Trust & Banking Corporation
11700 Cantrell Road
Little Rock, Arkansas 72223
Attention: Becky Hughes
Telephone: (501) 0907-2280

Neither Simmons nor Delta Trust has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

DELTA TRUST AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made as of the 24th day of March, 2014, by and between Simmons First National Corporation, an Arkansas corporation (“SFNC”), and Delta Trust & Banking Corporation, an Arkansas corporation (“DTBC”).

ARTICLE I
RECITALS

Section 1.01   SFNC.  SFNC has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Pine Bluff, Arkansas. SFNC is registered as a financial holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  As of the date hereof, SFNC has 60,000,000 authorized shares of Class A common stock, par value $0.01 per share (“SFNC Stock”), of which 16,226,256 were outstanding as of December 31, 2013, and 40,040,000 authorized shares of preferred stock, par value $0.01, of which none are outstanding.  SFNC Stock trades on the NASDAQ Global Select Market under the symbol “SFNC.”  No shares of the other classes of SFNC’s authorized capital stock are outstanding.

Section 1.02   DTBC.  DTBC has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Little Rock, Arkansas. DTBC is registered as a bank holding company with the FRB under the BHC Act.  As of the date hereof, DTBC has 200,000 authorized shares of common stock, par value $1.00 per share (“DTBC Stock”), of which 111,994 shares were outstanding as of February 28, 2014 and 5,000,000 authorized shares of preferred stock, par value $0.01, of which none are outstanding, no other class of capital stock being authorized.  The number of shares outstanding shall be certified by DTBC at the Effective Date and such certified number of shares outstanding shall be used for all purposes of this Agreement and the transactions contemplated hereunder.

Section 1.03   Delta Trust & Bank.  Delta Trust & Bank (“DTB”) has been duly incorporated and is a validly existing banking association in good standing under the laws of the State of Arkansas, with its principal executive offices located in Parkdale, Arkansas.  As of the date hereof, DTB has 16,000 authorized shares of common stock, par value $10.00 per share, of which 15,998 shares are outstanding as of December 31, 2013, no other class of capital stock being authorized.  All of the outstanding shares of stock of DTB are owned by DTBC.

Section 1.04   Compensatory Stock Programs.

(a)           SFNC has reserved 503,185 shares of SFNC Stock (“SFNC Comp. Shares”) for issuance pursuant to the terms of the stock option and restricted stock grants under the executive and director stock plans of SFNC (“SFNC Stock Comp. Plans”), of which options for 99,780 shares have been granted to various executive officers of SFNC and its subsidiaries and are currently outstanding.

1

(b)           DTBC has reserved 20,000 shares of DTBC Stock for issuance upon the exercise of stock option grants pursuant to the terms of the Amended and Restated Delta Trust & Banking Corporation Stock Option Plan (“DTBC Option Plan”), of which options for 7,236 shares (“DTBC Options”) have been granted to various executive officers of DTBC and its subsidiaries and are currently outstanding.  No additional options will be granted under DTBC Option Plan, and all DTBC Options will, prior to or at the Effective Date, be terminated by the payment by DTBC of cash per share of DTBC Stock equal to the difference between the Optional Per Share Cash Amount minus the amount to be paid upon exercise of the DTBC Options (“Net Cash Settlement of DTBC Options”).

(c)           DTBC has reserved 5,685 shares of DTBC Stock for issuance upon the exercise of stock warrants granted to certain executive officers of DTBC, and Delta Trust and Banking Corporation Common Stock Purchase Warrants for 5,685 shares (“DTBC Warrants”) have been granted and are currently outstanding.  No additional warrants for shares of DTBC Stock will be granted, and all DTBC Warrants will, prior to or at the Effective Date, be terminated by the payment by DTBC of cash per share of DTBC Stock equal to the difference between the Optional Per Share Cash Amount minus the amount to be paid upon exercise of the DTBC Warrants (“Net Cash Settlement of DTBC Warrants”).

Section 1.05   Rights; Voting Debt.  Except for (i) the SFNC Stock Comp. Plans, (ii) DTBC Option Plan, (iii) DTBC Warrants, and (iv) the transactions contemplated under this Agreement, neither SFNC nor DTBC has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, “Rights”).  Neither DTBC nor SFNC nor any of their respective subsidiaries have any bonds, debentures, notes or other indebtedness issued and outstanding, having the right to vote, or convertible into securities having the right to vote, on any matters on which shareholders may vote (“Voting Debt”).

Section 1.06   Materiality.  Unless the context otherwise requires, any reference in this Agreement to materiality with respect to either party shall, as to DTBC, be deemed to be with respect to DTBC and its wholly owned subsidiary, DTB, taken as a whole, and as to SFNC shall be deemed to be with respect to SFNC and its subsidiaries, taken as a whole.

Section 1.07   Merger.  The Board of Directors of SFNC and the Board of Directors of DTBC have each determined that it is desirable and in the best interests of the corporations and their respective shareholders that DTBC merge with and into SFNC (“Merger”) on the terms and subject to the conditions set forth in this Agreement.

In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, SFNC and DTBC adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

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ARTICLE II
MERGER

Section 2.01   Merger.  On the Effective Date, as defined in Section 8.01, DTBC will merge with and into SFNC, with SFNC being the surviving corporation (“Surviving Corporation”), pursuant to the provisions of, and with the effects provided in, the Arkansas Business Corporation Act (“ABCA”). At the Effective Time, the articles of incorporation and bylaws of SFNC, as the Surviving Corporation, shall be the articles of incorporation and bylaws of SFNC as in effect immediately prior to the Effective Time; the directors and officers of SFNC shall be the directors and officers of the Surviving Corporation; SFNC shall continue to possess all of the rights, privileges and franchises possessed by it and shall become vested with and possess all rights, privileges and franchises possessed by DTBC; and SFNC shall be responsible for all of the liabilities and obligations of DTBC in the same manner as if SFNC had itself incurred such liabilities or obligations, and the Merger shall not affect or impair the rights of the creditors or of any persons dealing with SFNC or DTBC.

Section 2.02   Conversion of Securities.

(a)           Definitions.

(i)  “Exchange Ratio” shall mean 15.1428, subject to adjustment as provided in Section 2.03.

(ii)  “Option Share Reduction” shall mean 54,102, subject to adjustment as provided in Section 2.03.

(iii)  “Net Option and Warrant Cost” shall mean $1,947,669, subject to adjustment as provided in Section 2.03.

(iv)   “Merger Consideration” shall mean the number of whole shares of SFNC Stock, if any, which such holder has the right to receive in respect of the shares of DTBC Stock so held in accordance with Sections 2.02 and 2.03, plus, cash, if any, in an amount which such holder has the right to receive in respect of the shares of DTBC Stock in accordance with Sections 2.02 and 2.03, plus cash in lieu of fractional shares of SFNC Stock to which such holder is entitled pursuant to Section 2.02, plus any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(c).

(b)           Subject to the other provisions of this Section 2.02 and Section 2.03, upon consummation of the Merger at the Effective Time, by virtue of the Merger each share of DTBC Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, as defined in Section 2.06) shall be converted into (i) the right to receive that number of shares of SFNC Stock as shall equal the Exchange Ratio (“Default Per Share Stock Allocation”), (ii) the right to receive in cash a sum equal to the product of 15.1428 multiplied by $36.00, or $545.14 without interest (“Optional Per Share Cash Amount”), or (iii) the right to receive a combination of shares of SFNC Stock and cash as elected, subject to Section 2.02(e) or Section 2.02(f).  All shares of DTBC Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration.  The holders of certificates previously evidencing shares of DTBC Stock, outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such shares of DTBC Stock except as otherwise provided herein or by law.  Such certificates previously evidencing shares of DTBC Stock shall be exchanged for (i) certificates evidencing whole shares of SFNC Stock issued in consideration therefor, (ii) cash, or (iii) a combination of SFNC Stock and cash, in each case in accordance with the election and allocation procedures of this Section 2.02 and upon the surrender of such certificates in accordance with the provisions of Section 2.04, without interest.  No fractional shares of SFNC Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.04.

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(c)           The aggregate amount of cash to be paid in respect of shares of DTBC Stock to be converted into the right to receive cash shall not exceed $10,052,331, such amount being subject to adjustment in accordance with Section 2.03 and for any reduction in the amount of the Optional Per Share Cash Amount for each Dissenting Share, as defined in Section 2.06 (“Net Cash Consideration”).

(d)           At the Effective Time, each record holder of shares of DTBC Stock will be entitled to receive, for each share of DTBC Stock owned, the Default Per Share Stock Allocation, without any further action by such holder (“Default Election”).  Alternatively, subject to the allocation and election procedures set forth in this Section 2.02, each record holder of shares of DTBC Stock will be entitled to make an optional election:  (i) to receive cash (“Optional Cash Election”) for all of such holder’s shares, or (ii) to make an Optional Cash Election for a specified number of such holder’s shares and to receive SFNC Stock (“Optional Stock Election”) for the balance of such holder’s shares.  All such elections shall be made on a form designed for that purpose (“Form of Election”).  Any record holder which does not make a timely optional election shall be deemed to have made a Default Election.  Holders of record of shares of DTBC Stock who hold such shares as nominees, trustees or in other representative capacities (“Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers the shares of DTBC Stock held by the Representative for a particular beneficial owner.  Notwithstanding the number of shares for which Optional Cash Elections and Optional Stock Elections are made, the aggregate amount of cash to be paid as consideration pursuant to the Merger (except as modified pursuant to Section 2.03) shall not exceed the Net Cash Consideration (plus cash paid in lieu of fractional shares) and the aggregate number of shares of SFNC Stock issued shall not be less than 1,416,667 nor more than 1,695,898 (in each case subject to adjustment for any adjustment to the Option Share Reduction and for the fractional shares redeemed for cash).

(e)           If (A) the product of (x) the number of shares of DTBC Stock covered by Optional Cash Elections (“Optional Cash Election Shares”) multiplied by (y) the Optional Per Share Cash Amount (such product being herein called “Optional Cash Election Amount”) would otherwise exceed (B) the Net Cash Consideration, the Optional Cash Election Shares shall be converted into the right to receive cash and SFNC Stock in the following manner:

Each of the Optional Cash Election Shares shall be converted into the right to receive (i) cash in an amount equal to the quotient of the (x) Net Cash Consideration divided by (y) the Optional Cash Election Shares, and (ii) shares of SFNC Stock, equal to the quotient of (x) the difference between the Optional Cash Election Amount and the Net Cash Consideration divided by (y) the product of the Optional Cash Election Shares multiplied by $36.00.

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(f)           In the event that Section 2.02(e) above is not applicable, all Optional Cash Election Shares shall be converted into the right to receive cash.

(g)           Optional elections shall be made by holders of DTBC Stock by mailing to DTBC or Simmons First Trust Company, N.A. (“Exchange Agent”) the Form of Election delivered to the DTBC shareholders with the Prospectus/Proxy Statement for the Merger.  To be effective, a Form of Election must be properly completed, signed and submitted by the shareholder (or by an appropriate trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. (“NASD”)) to DTBC or the Exchange Agent not later than seven (7) days following the date of the DTBC shareholders’ meeting at which the Merger is approved (“Election Deadline”).  Upon receipt of any Form of Election by DTBC, it shall immediately forward same to the Exchange Agent.  SFNC will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked, and to disregard immaterial defects in Forms of Election.  The decision of SFNC, or the Exchange Agent, in such matters shall be conclusive and binding, absent manifest error.  Neither SFNC nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent.  The Exchange Agent shall also make all computations contemplated by this Section 2.02 and all such computations shall be conclusive and binding on the holders of DTBC Stock, absent manifest error.

(h)           For the purposes hereof, a holder of DTBC Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Default Election.  If SFNC or the Exchange Agent shall determine that any purported Optional Cash Election or Optional Stock Election was not properly made, such purported election shall be deemed to be of no force and effect and the shareholder making such purported election shall for purposes hereof, be deemed to have made a Default Election.

(i)           SFNC and DTBC shall mail the Form of Election with the Prospectus/Proxy Statement to all holders of DTBC Stock on or after the record date for the DTBC shareholders meeting and make the Form of Election available to all persons who become holders of DTBC Stock subsequent to such day and no later than the close of business on the business day prior to the Election Deadline.  All elections may be revoked until the Election Deadline.

(j)           Each share of DTBC Stock held in the treasury of DTBC and each share of DTBC Stock owned by any direct or indirect wholly owned subsidiary of DTBC immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.03.   Adjustment to Computation of Merger Consideration.

(a)           The aggregate number of shares of SFNC Stock to be exchanged for each share of DTBC Stock shall be adjusted appropriately to reflect any change in the number of shares of SFNC Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to SFNC Stock, received or to be received by holders of SFNC Stock, when the record date or payment occurs prior to the Effective Time.  No adjustment of the Exchange Ratio shall occur by reason of issuance of (i) any SFNC Comp. Shares under the SFNC Stock Comp. Plans or (ii) the issuance of any SFNC Stock for cash in a public offering.

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(b)           The aggregate number of shares of SFNC Stock to be exchanged for each share of DTBC Stock shall be adjusted appropriately to reflect any change in the number of shares of DTBC Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to DTBC Stock, received or to be received by holders of DTBC Stock, when the record date or payment occurs prior to the Effective Time.  All outstanding options relating to the DTBC Option Shares and all outstanding warrants related to the DTBC Warrant Shares shall be settled in cash prior to the Effective Time.  The Exchange Ratio, Option Share Reduction and Net Option and Warrant Cost set forth in Section 2.02 (a) above, are based upon DTBC having 111,994 shares of DTBC Stock outstanding at the Effective Time, and 7,236 DTBC Options and 5,685 DTBC Warrants being settled for cash prior to, and therefore no longer outstanding at, the Effective Time. If the number of outstanding shares of DTBC Stock, the number of DTBC Options settled for cash or the number of DTBC Warrants settled for cash, as of the Effective Time differs from the foregoing, then the Exchange Ratio, Option Share Reduction, the Net Option and Warrant Cost and Net Cash Consideration shall be adjusted accordance with the following formulas:

(i)  The Exchange Ratio shall mean the number (computed to four decimal places) that shall equal the quotient of (A) 1,750,000 minus the Option Share Reduction, divided by (y) the number of shares of DTBC Stock outstanding at the Effective Date (excluding Dissenting Shares).

(ii)  The Option Share Reduction shall mean the number of shares of SFNC Stock as shall be equal to the quotient of (x) the Net Option and Warrant Cost divided by (y) $36.00.

(iii)  The Net Option and Warrant Cost shall mean the sum of (x) DTBC’s net after-tax cost of the Net Cash Settlement of DTBC Options plus (y) DTBC's net after-tax cost of the Net Cash Settlement of DTBC Warrants, as reviewed and accepted by the certified public accountants of DTBC and SFNC.

(iv) The Net Cash Consideration shall mean $12,000,000 minus the Net Option and Warrant Cost, such amount being subject to adjustment for any reduction in the amount of the Optional Per Share Cash Amount for each Dissenting Share, as defined in Section 2.06,

(c)           In the event (i) the Average Closing Price of SFNC Stock shall be less than $30.60; and (ii) the percentage difference between:

(A) $36.00 (the average of the closing price of SFNC Stock for the twenty (20) consecutive trading days ending on and including January 9, 2014) and (B) the Average Closing Price is not equal to at least 85% of the percentage difference between:

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(Y) $39.14 (the average of the closing price of the PowerShares KBW Regional Banking Portfolio (“KBWR”) for the twenty (20) consecutive trading days ending on and including January 9, 2014 and (Z) the average of the closing price of the KBWR (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by SFNC) for the twenty (20) consecutive trading days ending on and including the tenth (10th) trading day preceding the Effective Date, then DTBC may give notice of its intent to terminate this Agreement as provided in Section 7.01(e) hereof; subject to SFNC’s right, in its sole and absolute discretion, to maintain the Exchange Ratio and opt to pay an additional amount of cash so that, as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no less than the Minimum Double Trigger Merger Consideration.  If SFNC elects to make the Walkaway Counter Offer (as defined in Section 7.01(e)), it shall give prompt written notice to DTBC of such election (the “Walkaway Counter Offer Notice”).  The Walkaway Counter Offer Notice, if given, shall set forth the amount of the additional cash to be paid and shall include a calculation of the adjusted Merger Consideration.

(d)           Notwithstanding Section 2.03(c), in the event the Average Closing Price shall be less than $28.80, without regard to the performance of the KBWR, then DTBC may give notice of its intent to terminate this Agreement following the procedure outlined in Section 7.01(e) hereof, subject to SFNC’s right, in its sole and absolute discretion, to maintain the Exchange Ratio and opt to pay an additional amount of cash so that, as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no less than the Minimum Merger Consideration, following the procedures outlined in Section 2.03(c) and Section 7.01(e) hereof.  Notwithstanding the adjustments provided for in Sections 2.03(c) and 2.03(d), in no event shall SFNC pay aggregate cash consideration in an amount that would jeopardize the ability of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(e)           In the event (i) the Average Closing Price of SFNC Stock shall be greater than $41.40, and (ii) the percentage difference between:

(A) $36.00 (the average of the closing price of SFNC Stock for the twenty (20) consecutive trading days ending on and including January 9, 2014) and (B) the Average Closing Price is equal to at least 115% of the percentage difference between:

(Y) $39.14 (the average of the closing price of the KBWR for the twenty (20) consecutive trading days ending on and including January 9, 2014) and (Z) the average of the closing price of the KBWR (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by SFNC) for the twenty (20) consecutive trading days ending on and including the tenth (10th) trading day preceding the Effective Date,

SFNC shall decrease the Exchange Ratio so that as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no more than Maximum Double Trigger Merger Consideration.

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(f)           Notwithstanding Section 2.03(e), in the event the Average Closing Price shall be greater than $43.20, without regard to the performance of the KBWR, then SFNC may give notice of its intent to terminate this Agreement following the procedure outlined in Section 7.01(f) hereof, subject to DTBC’s right, in its sole and absolute discretion, to maintain the Exchange Ratio and opt to accept a decrease in the Exchange Ratio so that, as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no more than Maximum Merger Consideration following the procedures outlined in Section 2.03(e) and Section 7.01(f) hereof.

(g)           Upon the occurrence of any adjustment pursuant to this Section 2.03, any references in this Agreement to any defined term whose calculation is affected by such adjustment shall thereafter be deemed to refer to the defined term as calculated after giving effect to such adjustment.

(h)           Definitions.

(i)  “Average Closing Price” of SFNC Stock shall be the average of the closing price per share of SFNC Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by SFNC) for the twenty (20) consecutive trading days ending on and including the tenth (10th) trading day preceding the Effective Date.

(ii)  “Minimum Double Trigger Merger Consideration” shall be the sum of (A) the amount of cash to be paid to DTBC shareholders pursuant to their election to receive cash under Section 2.02(c), plus (B) the product of (x) $30.60 multiplied by (y) the number of shares of SFNC Stock to be issued to DTBC shareholders in the Merger.

(iii)  “Minimum Merger Consideration” shall be the sum of (A) the amount of cash to be paid to DTBC shareholders pursuant to their election to receive cash under Section 2.02(c), plus (B) the product of (x) $28.80 multiplied by (y) the number of shares of SFNC Stock to be issued to DTBC shareholders in the Merger.

(iv)  “Maximum Double Trigger Merger Consideration” shall be the sum of (A) the amount of cash to be paid to DTBC shareholders pursuant to their election to receive cash under Section 2.02(c), plus (B) the product of (x) $41.40 multiplied by (y) the number of shares of SFNC Stock to be issued to DTBC shareholders in the Merger.

(v)  “Maximum Merger Consideration” shall be the sum of (A) the amount of cash to be paid to DTBC shareholders pursuant to their election to receive cash under Section 2.02(c), plus (B) the product of (x) $43.20 multiplied by (y) the number of shares of SFNC Stock to be issued to DTBC shareholders in the Merger.

Section 2.04                      Exchange of Certificates.

(a)           Promptly after the Effective Time, SFNC shall deposit, or shall cause to be deposited, with Registrar and Transfer Company (“Transfer Agent”), for the benefit of the holders of shares of DTBC Stock, for exchange in accordance with this Article II, through the Transfer Agent, (i) certificates evidencing a number of shares of SFNC Stock equal to the sum of the shares of SFNC required to be issued as Merger Consideration to the shareholders of DTBC, (ii) cash in the amount equal to the sum of the cash to be paid as Merger Consideration to the shareholders of DTBC, and (iii) cash in the amount of $5,000.00 (“Fractional Share Fund”).  In the event the initial sum deposited into the Fractional Share Fund is insufficient to satisfy all payments required to be paid from such fund, then SFNC shall immediately deposit funds to remedy such deficiency.

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(b)           Promptly after the Effective Time, SFNC will instruct the Transfer Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of DTBC Stock (other than Dissenting Shares) (“Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SFNC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of SFNC Stock, cash or a combination thereof. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of SFNC Stock which such holder has the right to receive in respect of the shares of DTBC Stock formerly evidenced by such Certificate in accordance with Section 2.02, (B) cash, if any, in an amount which such holder has the right to receive in respect of the shares of DTBC Stock formerly evidenced by such Certificate in accordance with Sections 2.02 and 2.03, (C) cash in lieu of fractional shares of SFNC Stock to which such holder is entitled pursuant to Section 2.02, and (D) any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(c) and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of shares of DTBC Stock which is not registered in the transfer records of DTBC, a certificate evidencing the proper number of shares of SFNC Stock may be issued and cash paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of DTBC Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

(c)           No dividends or other distributions declared or made after the Effective Time with respect to SFNC Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SFNC Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be delivered and paid to the holder of the certificates (i) certificates evidencing whole shares of SFNC Stock issued in exchange therefor, (ii) the cash portion of the Merger Consideration, if any, payable to such holder, including the amount of any cash payable with respect to a fractional share of SFNC Stock to which such holder is entitled pursuant to Section 2.04(b) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SFNC Stock, and (iii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of SFNC Stock.  No interest shall be paid on the Merger Consideration.

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(d)           All shares of SFNC Stock issued and cash paid in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of DTBC Stock.

(e)           Any portion of the Fractional Share Fund which remains undistributed to the holders of DTBC Stock on the date six months following the Effective Time shall be delivered to SFNC, upon demand, and any holders of DTBC Stock who have not theretofore complied with this Article II shall thereafter look directly to SFNC for the Merger Consideration to which they are entitled.

(f)           SFNC shall not be liable to any holder of shares of DTBC Stock for any Merger Consideration, whether shares of SFNC Stock, cash or dividends or distributions with respect to SFNC Stock, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)           SFNC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of DTBC Stock such amounts as SFNC is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by SFNC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of DTBC Stock in respect of which such deduction and withholding was made by SFNC.

Section 2.05   Stock Transfer Books.  At the Effective Time, the stock transfer books of DTBC shall be closed and there shall be no further registration of transfers of shares of DTBC Stock thereafter on the records of DTBC. On or after the Effective Time, any certificates presented to the Exchange Agent, Transfer Agent or SFNC for any reason shall be converted into the Merger Consideration.

Section 2.06   Dissenting Shares.  Notwithstanding any other provisions of this Agreement to the contrary, shares of DTBC Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares (collectively, the “Dissenting Shares”) in accordance with Subchapter 13 of the ABCA (Ark. Code Ann. § 4-27-1301 et seq.) shall not be converted into or represent the right to receive the  Merger Consideration.  Such shareholders shall be entitled to receive payment of the fair value of such shares of DTBC Stock held by them in accordance with the provisions of such statute, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to judicial determination of the value of the shares of DTBC Stock under such statute shall have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, as if such shares of DTBC Stock, upon surrender, in the manner provided in Section 2.04, of the certificate or certificates that formerly evidenced such shares of DTBC Stock.

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Section 2.07   Lost DTBC Stock Certificates.  In the event any Certificate for DTBC Stock shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by SFNC of appropriate and customary indemnification, SFNC will issue in exchange for such lost, stolen or destroyed Certificate, a certificate of shares of SFNC Stock and the cash payment, if any, deliverable in respect thereof as determined in accordance with this Article II.

Section 2.08   Options and Rights. Other than the options and warrants described in Section 1.04(b) and (c) above granted pursuant to the DTBC Option Plan and the DTBC Warrants, there are no options, warrants or rights granted by DTBC to purchase shares of DTBC Stock, which are outstanding and unexercised and there are no outstanding securities issued by DTBC, or any other party, convertible into DTBC Stock.

ARTICLE III
ACTIONS PENDING MERGER

Section 3.01   Required Actions Pending Merger.  DTBC hereby covenants and agrees with SFNC that prior to the Effective Time, unless the prior written consent of SFNC shall have been obtained, and except as otherwise contemplated herein, DTBC will and will cause each of its subsidiaries to:

(a)           upon the direction of SFNC, give all required notices, make all necessary amendments and cause its Board of Directors to adopt a resolution merging the DTB 401(k) Plan  with and into the Simmons First National Corporation 401(k) Plan contingent upon the consummation of the Merger to be effective on or immediately following the Effective Date, and upon terms which at least maintain and protect the accrued rights and participation of all DTBC employees as of the Effective Date, to pay any and all termination, early withdrawal penalties or similar fees with respect to the termination of the plan and take all reasonable steps to preclude SFNC from having any liability to or under the plan, other than liabilities which arise from its actions related to the merger of the plans;

(b)           use commercially reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees, except that they shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with DTBC’s existing employment procedures;

(c)           use commercially reasonable efforts to maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

(d)           use commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained;

(e)           perform in all material respects all obligations required to be performed by them under all material contracts, leases, and documents relating to or affecting their assets, properties, and business; and

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(f)           give SFNC notice of all meetings of the board of directors of DTBC and each of its subsidiaries, allow SFNC to have a non-voting representative at each such meeting, provided, however, such representative shall be subject to exclusion from any portion of any such meeting during any discussion or action concerning the Merger or to the extent that DTBC’s legal counsel advises the DTBC directors that permitting SFNC’s presence would constitute a breach of their fiduciary duties, and provide SFNC with all written materials and communications provided to the directors in connection with such meetings.

Section 3.02   Prohibited Actions Pending Merger.  Except as specifically contemplated by this Agreement, from the date hereof until the earlier of the termination of the Agreement or the Effective Time, DTBC shall not do, and DTBC will cause each of its subsidiaries not to do, without the prior written consent of SFNC, any of the following:

(a)           make, declare or pay any dividend on DTBC Stock, other than dividends consistent with historic practices or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any share of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell or permit any subsidiary to issue or sell any additional shares of DTBC’s capital stock (other than shares of DTBC stock issued upon exercise of options  or warrants previously granted under the DTBC Option Plan or DTBC Warrant Plan) or the capital stock of any subsidiary, or any options (including options under the DTBC Option Plan), warrants (including warrants under the DTBC Warrant Plan), calls or commitments relating to its capital stock or the capital stock of any subsidiary, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock or the capital stock of any of its subsidiaries;

(b)           hire any additional staff, except for personnel hired at an hourly rate to fill vacancies or for seasonal part time staff, in accordance with past practices, provided that DTBC in its hiring process  shall communicate with SFNC concerning the utilization of staff previously displaced from SFNC in making hiring decisions;

(c)           enter into or permit any subsidiary to enter into any employment contracts with, pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with the past practice or existing plans;

(d)           except as directed by SFNC consistent with the terms of this Agreement, enter into or modify or permit any subsidiary to enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

(e)           except as contemplated by Section 5.01(m), substantially modify the manner in which it and its subsidiaries have heretofore conducted their business, taken as a whole, or amend its articles of incorporation or by-laws;

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(f)           except in the ordinary course of business, acquire any assets or business or take any other action, that considered as a whole is material to DTBC on a consolidated basis;

(g)           acquire any investment securities (other than U.S. Treasury Securities, Arkansas municipal securities, or  U.S. Agency securities which are traditional fixed rate debt securities);

(h)           sell or purchase any securities in the aggregate amount of $250,000, except for purchases related to the re-investment of proceeds of matured securities which are in compliance with the investment policies of DTBC;

(i)           except in their fiduciary capacities, purchase any shares of SFNC Stock;

(j)           except as contemplated by Section 5.01(m), change any method of accounting in effect at December 31, 2013, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2013, except as may be required by law or generally accepted accounting principles;

(k)           knowingly take any action which would or is reasonably likely to (i) adversely affect the ability of either of SFNC or DTBC to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect DTBC’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth herein not being satisfied;

(l)           except as provided in Section 3.05 hereof, make or renew any single loan or series of loans, to one borrower or a related group of borrowers in an aggregate amount greater than $250,000;

(m)           sell or dispose of any other real estate owned or other properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness owed to DTBC or its subsidiaries, having a book value in excess of $100,000, or pursuant to which DTBC or any of its subsidiaries would incur a loss in excess of $50,000; or

(n)           sell or dispose of any fixed assets of DTBC or its subsidiaries having a book value in excess of $25,000;

(o)           terminate any lease on fixed assets currently in use by DTBC or its subsidiaries or which would cause DTBC or its subsidiaries to incur costs, expenses or charges related to the termination in excess of $25,000;  or

(p)           directly or indirectly agree to take any of the foregoing actions.

Section 3.03   Conduct of DTBC to Date.  Except as contemplated by this Agreement or as disclosed in DTBC’s Disclosure Letter (as hereafter defined) delivered to SFNC contemporaneously with the execution and delivery of this Agreement, from and after December 31, 2013 through the date of this Agreement:

(a)           DTBC and DTB have carried on their respective businesses in the ordinary and usual course consistent with past practices,

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(b)           neither DTBC nor DTB have issued or sold any capital stock (other than stock issued upon the exercise of options or warrants issued under the DTBC Option Plan or the DTBC Warrants) or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of DTBC or DTB,

(c)           DTBC has not declared, set aside, or paid any cash or stock dividend or distribution in respect of its capital stock, except for a dividend declared and paid in January 2014 in the amount of $10.14 per share,

(d)           neither DTBC nor DTB incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or in conjunction with this Agreement, or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties,

(e)           neither DTBC nor DTB has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business,

(f)           neither DTBC nor DTB has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business,

(g)           neither DTBC nor DTB increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases, in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any employee benefit plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing,

(h)           neither DTBC nor DTB has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other similar or dissimilar casualty or event or otherwise, whether or not covered by insurance,

(i)           neither DTBC nor DTB has canceled or compromised any debt to an extent exceeding $50,000 owed to it or any of its subsidiaries or any claim to an extent exceeding $50,000 asserted by DTBC or any of its subsidiaries,

(j)           neither DTBC nor DTB has entered into any transaction, contract, or commitment outside the ordinary course of its business,

(k)           neither DTBC nor DTB has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights,

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(l)           there has not been any change in the method of accounting or accounting practices of DTBC or any of its subsidiaries, and

(m)           DTBC and DTB have kept all records substantially in accordance with its record retention policy and has not received any comment, notice or criticism by any bank regulatory agency which would lead a reasonable person to believe that such policy is not substantially in compliance with regulatory and statutory requirements and customary industry standards and have retained such records for the periods required by its policy.

Section 3.04   Cash Settlement of DTBC Options and DTBC Warrants.  Prior to or at the Effective Date, DTBC shall pay to the holders of the outstanding DTBC Options and DTBC Warrants their respective Net Cash Settlements, and shall take such further steps as SFNC may require to evidence that, prior to the Effective Time, all DTBC Options and all DTBC Warrants have been terminated.

Section 3.05   Certain Loans.  SFNC shall designate a representative to be present at DTB’s officers loan committee meetings.  That representative shall receive the same information as to each such prospective loan that DTB’s officer's loan committee receive and, if the representative does not object to DTB’s making such loan at the time it is presented to DTB’s officers loan committee for approval, such loan will be deemed to have been consented to by SFNC for purposes of Section 3.02(l) hereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01   Representations and Warranties.  Except as disclosed by DTBC or SFNC, as appropriate in their respective Disclosure Letters (the “Disclosure Letter”) to be delivered to each other contemporaneously with the execution and delivery of this Agreement, SFNC, for itself and its subsidiaries, to the extent applicable to such subsidiaries, represent and warrant to DTBC, and, DTBC, for itself and DTB, to the extent applicable to DTB, represent and warrant to SFNC, that:

(a)           The facts set forth in Article I of this Agreement with respect to it are true and correct.

(b)           All of the outstanding shares of capital stock of it and its subsidiaries are duly authorized, validly issued and outstanding, fully paid and non-assessable, and are subject to no preemptive rights.

(c)           Each of it and its subsidiaries has the power and authority, and is duly qualified in all jurisdictions, except for such qualifications the absence of which will not have a Material Adverse Effect (as hereinafter defined) where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

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(d)           The shares of capital stock of each of its subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock.

(e)           The Boards of Directors of SFNC and DTBC have, by all appropriate action, approved this Agreement and the Merger.  Subject, in the case of DTBC, to the receipt of approval of its shareholders, and subject to receipt of required regulatory approvals, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f)           The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default is reasonably likely to have a material adverse effect on the condition, financial or otherwise, properties, results of operations or business of it and its subsidiaries, taken as a whole or on its ability to perform its obligations hereunder and to consummate the transactions contemplated hereby (“Material Adverse Effect”), or enable any person to enjoin any of the transactions contemplated hereby or (ii) a breach or violation of, or a default under, the articles of incorporation or by-laws of it or any of its subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Section 6.01(b) and (c) and the approval of the shareholders of DTBC referred to in Section 4.01(e) and any consents and approvals the absence of which will not have a Material Adverse Effect.

(g)           In the case of SFNC, as of their respective dates, neither its Annual Report on form 10-K for the fiscal year ended December 31, 2013, nor any other document filed subsequent to December 31, 2012 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), each in the form, including exhibits, filed with the SEC, and the Statements of Condition filed on behalf of its subsidiaries with the state and federal banking agencies during 2011, 2012, 2013 and 2014, (collectively, the “SFNC Reports”), do not and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Each of the balance sheets in or incorporated by reference into the SFNC Reports, including the related notes and schedules, fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into the SFNC Reports, including any related notes and schedules, fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein, subject, in the case of unaudited interim statements or reports to normal year-end audit adjustments that are not material in amount or effect, in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities, contingent or otherwise, except as disclosed in the SFNC Reports, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in the SFNC Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices.

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(h)           In the case of DTBC, its audited financial statements for the fiscal year ended December 31, 2012 (“DTBC Audited Financial Statements”), including the related notes and schedules, fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings or equivalent statements in the DTBC Audited Financial Statements, including any related notes and schedules, fairly present the results of operations and retained earnings, as the case may be, of the entity or entities to which it relates for the periods set forth therein in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein.  In the case of DTB, its Statements of Condition filed with the state and federal bank agencies during 2011, 2012, 2013 and 2014 were prepared in material compliance with the instructions therefor and are not known by DTBC management to contain any material errors or misstatements. In the case of DTBC and its subsidiaries, the unaudited monthly financial reports prepared subsequent to December 31, 2012 fairly present the results of operations and the financial conditions of the entity or entities to which it relates, except that the financial reports do not contain any and all footnotes required by generally accepted accounting principles and are subject to normal year-end adjustments that are not material in amount or effect.  It has no material obligations or liabilities, contingent or otherwise, not disclosed in the DTBC Audited Financial Statements or any subsequent unaudited monthly financial interim of DTB or DTBC, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition was adequate in the judgment of DTBC’s management, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices to absorb reasonably expected losses in the loan portfolio of DTB.

(i)           Since December 31, 2013, in the case of SFNC and DTBC, there has been no material adverse change in the financial condition of either SFNC and its subsidiaries, taken as a whole, or DTBC and its subsidiaries, taken as a whole.

(j)           All material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in all material respects.  All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles.  It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

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(k)           (i)  No material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which in its reasonable judgment is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and (ii) neither it nor any of its subsidiaries is subject to cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (“Bank Regulators”), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar understanding.

(l)           Except for this Agreement, and arrangements made in the ordinary course of business, neither DTBC nor DTB is bound by any material contract, as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K, to be performed after the date hereof that has not been disclosed to SFNC.

(m)           All employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), that cover any of its or its subsidiaries’ employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its subsidiaries has engaged in a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; DTBC has not sponsored or has ever had any obligation to contribute to a plan which is subject to Title IV of ERISA (“pension plan”), or any single-employer plan (as defined in Section 4001(a)(15) of ERISA).

(n)           Each of it and its subsidiaries has good title to its properties and assets, other than property as to which it is lessee, free and clear of any liens, security interests, claims, charges, options or other encumbrances not set forth in the Reports, except such defects in title which would not, in the aggregate, have a Material Adverse Effect and in the case of DTBC substantially all of the buildings and equipment in regular use by DTBC and each of its subsidiaries have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

(o)           It knows of no reason why the regulatory approvals referred to in Sections 6.01(b) and (c) should not be obtained without the imposition of any condition of the type referred to in the proviso following Sections 6.01(b) and (c).

(p)           It and each of its subsidiaries have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened.

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(q)           In the case of SFNC, the shares of SFNC Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

(r)           Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

(s)           Except for the retention of Commerce Street Capital, LLC by DTBC, neither DTBC nor any of its subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(t)           The information to be supplied by it for inclusion in (i) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended (“Securities Act”), with the SEC by SFNC for the purpose of, among other things, registering the SFNC Stock to be issued to the shareholders of DTBC in the Merger (“Registration Statement”), or (ii) the proxy statement to be distributed in connection with DTBC’s meeting of its shareholders to vote upon this Agreement, as amended or supplemented from time to time (“Proxy Statement”), and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, (“Proxy Statement/Prospectus”) will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of shareholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(u)           For purposes of this section, the following terms shall have the indicated meaning:

“Environmental Law” means any federal, state or local laws statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.  The term Environmental Law includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., all comparable state and local laws, and (ii) any common law, including without limitation common law that may impose strict liability, that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

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“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

“Properties Owned” means those properties owned or operated by SFNC or DTBC or any of their subsidiaries.

(i)  To the best knowledge of it and its subsidiaries, neither it nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse Effect;

(ii)  To the best knowledge of it and its subsidiaries, none of the Properties Owned by it or its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a Material Adverse Effect; and

(iii)  To the best knowledge of it and its subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Properties Owned by it or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have, result in or relate to a Material Adverse Effect.

(v)           DTBC does not and is not required to file reports pursuant to the Exchange Act.

(w)           It and its subsidiaries have complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than satisfactory, and has received no material criticism from regulators with respect to discriminatory lending practices.

Section 4.02   Representations and Warranties of DTBC.   Except as disclosed in writing in the Disclosure Letter, DTBC, for itself and DTB, to the extent applicable to DTB, to the best of their actual knowledge, represent and warrant to SFNC, that none of DTBC’s or DTB’s executive management, consisting of J. French Hill, Chairman & CEO, DTBC; Carroll Penick, President, DTBC; Chris Roberts, President, DTB; Jim Shenep, Executive Vice President, DTB; and Bruce Timmons, Chief Financial Officer, DTB, knows of any circumstances, events, commitments, instruments or facts that are known to be misrepresented or intentionally omitted from any instrument, file, or other record of DTBC or any of its subsidiaries, with respect to loans to borrowers which are payable to DTBC or any of its subsidiaries either directly or as a participant.  To the best knowledge of DTBC and its subsidiaries and except for such imperfections in documentation which when considered as a whole would not have a Material Adverse Effect on the business, operations or financial condition of any of DTBC or DTB:

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(a)           All loans were made for good, valuable and adequate consideration in the normal and ordinary course of business, and the notes and other evidences of indebtedness and any loan agreements or security documents executed in connection therewith are true and genuine and constitute the valid and legally binding obligations of the borrowers to whom the loans were made and are legally enforceable against such borrowers in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(b)           The amounts represented to SFNC as the balances owing on the loans are the correct amounts actually and unconditionally owing, are undisputed, and are not subject to any offsets, credits, deductions or counterclaims;

(c)           The collateral securing each loan as referenced in the loan file or a loan officer worksheet, loan summary report or similar interoffice loan documentation is in fact the collateral held by DTBC or DTB to secure each loan;

(d)           DTBC or its subsidiaries have possession of all loan document files and credit files for all loans held by them containing promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors;

(e)           DTBC or its subsidiaries hold validly perfected liens or security interests in the collateral granted to them to secure all loans as referenced in the loan officer worksheets, loan summary reports or similar interoffice loan documentation and the loan or credit files contain the original security agreements, mortgages, or other lien creation and perfection documents unless originals of such documents are filed of public record;

(f)           Each lien or security interest of DTBC or its subsidiaries in the collateral held for each loan is properly perfected in the priority described as being held by DTBC or its subsidiaries in the loan officer worksheets, loan summary reports or similar interoffice loan documentation contained in the loan document or credit files;

(g)           DTBC and its subsidiaries are in possession of all collateral that the loan document files or credit files indicate they have in their possession;

(h)           All guaranties granted to DTBC or its subsidiaries to insure payment of loans constitute the valid and legally binding obligations of the guarantors and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether in a proceeding in equity or at law; and

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(i)           With respect to any loans in which DTBC or any of its subsidiaries have sold participation interests to another bank or financial institution, none of the buyers of such participation interests are in default under any participation agreements.

ARTICLE V
COVENANTS

Section 5.01   Covenants.  SFNC hereby covenants with and to DTBC, and DTBC hereby covenants with and to SFNC, that:

(a)           It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest reasonable date and cooperate fully with the other party hereto to that end;

(b)           In the case of DTBC, it shall (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable; (ii) in each case subject to the fiduciary duties of its directors, recommend as a Board by a majority vote to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (iii) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law (except, in the case of SFNC, for state securities laws and “Blue Sky” permits which are covered by Section 5.01(e)); and (iv) cooperate and consult with SFNC with respect to each of the foregoing matters;

(c)           SFNC will file a Registration Statement on form S-4 for the shares to be issued pursuant to the Merger and use its best efforts to have the Registration Statement declared effective and to have such shares authorized for listing on the NASDAQ, subject to official notice of issuance.  DTBC and SFNC will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable;

(d)           SFNC will advise DTBC, promptly after SFNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of SFNC Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

(e)           In the case of SFNC, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or Blue Sky permits and approvals required to carry out the transactions contemplated by this Agreement;

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(f)           Subject to its disclosure obligations imposed by law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby;

(g)           It shall promptly furnish the other party with copies of written communications received by it, or any of its respective subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby;

(h)           (i)  Upon reasonable notice, it shall, and shall cause each of its subsidiaries to, afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party’s “Representatives”) access, during normal business hours, to all of its and its subsidiaries’ properties, books, contracts, commitments and records; it shall enable the other party’s Representatives to discuss its business affairs, condition, financial and otherwise, assets and liabilities with such third persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as the other party considers necessary or appropriate; and it shall, and it shall cause each of its subsidiaries to, furnish promptly to the other party hereto (A) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since December 31, 2012, and (B) all other information concerning its business properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Paragraph (h) or pursuant to that certain Letter from J. French Hill to Robert Fehlman November 12, 2013, pertaining to non-disclosure of confidential information of DTBC and SFNC, shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto; (ii) it will, upon request, furnish the other party with all information concerning it, its subsidiaries, directors, officers, partners and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement or application made by or on behalf of SFNC, DTBC or any of their respective subsidiaries to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement; and (iii) it will not use any information obtained pursuant to this Paragraph (h) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is not consummated, it will hold all information and documents obtained pursuant to this Paragraph (h) in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof;

(i)           It shall notify the other party hereto as promptly as practicable of (i) any material breach of any of its warranties, representations or agreements contained herein and (ii) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that could have a Material Adverse Effect;

(j)           It shall cooperate and use its best efforts to promptly prepare and file all documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental agencies, including, in the case of SFNC, submission of applications for approval of this Agreement and the transactions contemplated herein to the FRB in accordance with the provisions of the BHC Act, to the Arkansas State Bank Department (“ASBD”) and to any other regulatory agencies as required by law;

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(k)           It shall cooperate and use its commercially reasonable efforts to resolve any anti-competitive issues which are anticipated to arise in connection with the Lake Village, Arkansas banking market, including but not limited to offering for sale, negotiation and execution of a branch purchase and assumption agreement for the disposition of DTB’s Eudora branch, provided that DTBC or its subsidiaries shall not be obligated to enter into any disposition agreement for such branch which is not conditioned upon the consummation of the Merger;

(l)           It shall (i) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (ii) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party informed of the status of matters relating to completion of the transactions contemplated herein;

(m)           Prior to the Effective Date and contingent on the consummation of the Merger, DTBC shall, consistent with generally accepted accounting principles, cause DTB to modify and change its loan, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves and other pertinent accounting entries, so as to be applied consistently on a mutually satisfactory basis with those of SFNC; provided, however, that no such action pursuant to this subsection (m) need be taken unless and until SFNC acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and no such accrual or other adjustment made by DTBC pursuant to the provisions of this subsection (m) shall constitute an acknowledgment by DTBC or create any implication for any purpose, that such accrual or other adjustment was necessary for any purpose other than to comply with the provisions of this subsection (m);

(n)           From and after the Effective Date, SFNC shall cause its  subsidiaries, including DTB, to offer to all persons who were employees of DTBC or DTB, as reflected in the payroll records of such institutions, (except certain senior executive officers which have requested to be excluded from certain retirement plans) immediately prior to the Effective Date and who become employees of SFNC or any of its subsidiaries, including those who remain as employees of DTB immediately following the Effective Date (except certain senior executive officers which have requested to be excluded from certain benefit plans), the right to participate in the employee benefits of SFNC and its subsidiaries (including but not limited to the Simmons First National Corporation Employee Stock Ownership Plan, Simmons First National Corporation 401(k) Plan, and such other benefits as are set forth in the Simmons First National Corporation Personnel Policy Manual) on the same terms as the employees of the other subsidiaries of SFNC.  To the extent permitted by such plans and policies and SFNC’s prior administration of such plans and policies, (i) prior service of employees of DTBC and its subsidiaries will be credited for purposes of eligibility to participate, vesting, and benefit accrual under such plans and policies and (ii) any waiting periods or exclusions pre-existing conditions shall be waived;

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(o)           In the event the transactions contemplated by this Agreement are not consummated, SFNC agrees that for a period of eighteen (18) months from and after November 12, 2013, it will not, directly or indirectly (i), either personally or by or through its agent, on behalf of itself or on behalf of any other entity, association or individual, hire, solicit or seek to hire any employee of DTBC or any Subsidiary of DTBC or any individual who was an employee of DTBC or such Subsidiary on November 12, 2013, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his or her status of employment with DTBC or its Subsidiary; provided that the foregoing restriction shall not apply to any person who seeks employment from SFNC after his or her employment with DTBC has been terminated, whether voluntarily or involuntarily, or (ii) make a loan or other extension of credit to pay off any DTB loan in existence on November 12, 2013 to a borrower who is not also a borrower of SFNC or one of its subsidiaries as of that date.  For the purposes of this subsection, the term “Subsidiary” shall mean any other entity whose shares of stock or other securities having a majority of the general voting power in electing the Board of Directors or equivalent governing body of such entity are, at the time as of which any determination is being made, owned by DTBC, either directly or indirectly through one or more other entities constituting Subsidiaries; and

(p)           In the case of SFNC, it will evaluate with DTBC management, the staffing needs of DTB after the Effective Date.  If any positions at DTB are eliminated, SFNC will give the affected employees an opportunity to transfer to other available positions at DTB or other SFNC affiliates. Any such displaced employee who cannot be otherwise accommodated with continued employment will be eligible for the existing SFNC severance program.

ARTICLE VI
CONDITIONS TO CONSUMMATION

Section 6.01   Mutual Conditions.  The respective obligations of SFNC and DTBC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

(a)           This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of the shareholders of DTBC in accordance with applicable law;

(b)           The procurement by SFNC of approval of this Agreement and the transactions contemplated hereby by the FRB and the ASBD and the expiration of any statutory waiting periods without adverse action being taken;

(c)           Procurement of all other regulatory consents and approvals, including, without limitation, any required consents or approvals from the Federal Deposit Insurance Corporation or United States Treasury, Office of the Comptroller of the Currency which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent described in Sections 6.01(b) and (c) shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that SFNC or DTBC would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

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(d)           The satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement;

(e)           No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

(f)           No statute, rule, regulation, order, injunction or decree shall have been enacted entered, promulgated or enforced by any governmental authority which prohibits, materially restricts or makes illegal consummation of the Merger;

(g)           The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or an exemption from registration shall be effective; and

(h)           Quattlebaum, Grooms, Tull & Burrow PLLC shall have delivered its opinion to SFNC and DTBC, dated as of the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that SFNC and DTBC will each be a party to that reorganization. In rendering such opinion, counsel may require and rely upon representations and covenants contained in certificates of officers of SFNC, DTBC and others. SFNC and DTBC will cooperate with each other and counsel in executing and delivering to counsel customary representations letters in connection with such opinion.

Section 6.02   Additional Conditions for SFNC.  The obligation of SFNC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

(a)           SFNC shall have received an opinion, dated the Effective Date, of DTBC’s counsel in the form and to the effect customarily received in transactions of this type;

(b)           Each of the representations, warranties and covenants herein of DTBC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and SFNC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of DTBC, dated the Effective Date, to such effect;

(c)           Phase I environmental audits of all real property owned by DTBC or any of its subsidiaries shall have been conducted at SFNC’s expense and shall, to SFNC’s satisfaction, reflect no material problems under Environmental Laws;

(d)           SFNC shall have received all state securities laws and Blue Sky permits and other authorizations necessary to consummate the transactions contemplated hereby; and

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(e)           No litigation or proceeding is pending which (i) has been brought against SFNC or DTBC or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the Board of Directors of SFNC is likely to have a Material Adverse Effect on DTBC or SFNC.

Section 6.03   Additional Conditions for DTBC.  The obligation of DTBC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

(a)           DTBC shall have received an opinion, dated the Effective Date, of SFNC’s counsel in the form and to the effect customarily received in transactions of this type;

(b)           Each of the representations, warranties and covenants contained herein of SFNC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and DTBC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of SFNC, dated the Effective Date, to such effect;

(c)           No litigation or proceeding is pending which (i) has been brought against SFNC or DTBC or any of their subsidiaries by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the Board of Directors of DTBC is likely to have a Material Adverse Effect on DTBC or SFNC;

(d)           DTBC shall have received a “fairness opinion” in the form customarily received in transactions of this type and substantially to the effect that the Merger is fair to the shareholders of DTBC from a financial point of view; and

(e)           The shares of SFNC Stock to be issued pursuant to the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

Section 6.04   Effect of Required Adjustments.  Any effect on DTBC as a result of action taken by DTBC pursuant to Sections 3.01(a), 3.01(b) and 5.01(m) shall be disregarded for purposes of determining the truth or correctness of any representation or warranty of DTBC and for purposes of determining whether any conditions are satisfied.

ARTICLE VII
TERMINATION

Section 7.01   Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after the approval by the shareholders of DTBC:

(a)           By the mutual consent of SFNC and DTBC, by action of their respective boards of directors;

(b)         By SFNC or DTBC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the shareholders of DTBC to approve this Agreement at its meeting called to consider such approval, or a material breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party hereto;

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(c)           By SFNC or DTBC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by September 30, 2014; provided, however, that such date may be extended to not later than December 31, 2014 by either SFNC or DTBC, by written notice to the other party if a reason the Merger shall not have been consummated is because of failure to obtain a regulatory approval that is to be obtained pursuant to Section 6.01(b) or (c); provided further that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to be consummated on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d)           By SFNC or DTBC, in the event Quattlebaum, Grooms, Tull & Burrow PLLC notifies the parties that it will be unable to give the opinion described in Section 6.01(h).

(e)           By the Board of Directors of DTBC at any time during the three (3) business day period following the tenth (10th) trading day immediately preceding the Effective Date (“Determination Date”), if the Average Closing Price of SFNC Stock shall be (i) less than $30.60 and the SFNC Stock has underperformed the KBWR by more than 15% calculated in accordance with Section 2.03(c) hereof or (ii) less than $28.80 without regard to the performance of the KBWR, subject to the following.  If DTBC elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to SFNC; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned three (3) business day period.  During the three (3) business day period commencing with its receipt of such notice, SFNC shall have the option, but not the obligation, to increase the Merger Consideration as set forth in Section 2.03(c) (“SFNC Walkaway Counter Offer”).  If SFNC elects to make the SFNC Walkaway Counter Offer, it shall give the Walkaway Counter Offer Notice to DTBC within three (3) business days following receipt of the termination notice previously sent by DTBC, whereupon such notice of termination shall be null and void and of no effect, DTBC shall no longer have the right to terminate the Agreement pursuant to this Section 7.01(e) and this Agreement shall remain in effect in accordance with its terms (except for the adjustments to the Exchange Ratio and Merger Consideration).  Any references in this Agreement to the “Exchange Ratio” and “Merger Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Merger Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice.  If either SFNC or DTBC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction before the Determination Date, the prices for the SFNC Stock shall be appropriately adjusted for the purposes of this Section 7.01(e).

(f)           By the Board of Directors of SFNC at any time during the three (3) business day period following the tenth (10th) trading day immediately preceding the Determination Date, if the Average Closing Price of SFNC Stock shall be (i) greater than $41.40 and the SFNC Stock has exceeded the performance of the KBWR by more than 15% calculated in accordance with Section 2.03(e) hereof or (ii) greater than $43.20 without regard to the performance of the KBWR, subject to the following.  If SFNC elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to DTBC; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned three (3) business day period.  During the three (3) business day period commencing with its receipt of such notice, DTBC shall have the option, but not the obligation, to decrease the Merger Consideration as set forth in Section 2.03(e) (“DTBC Walkaway Counter Offer”).  If DTBC elects to make the DTBC Walkaway Counter Offer, it shall give the DTBC Walkaway Counter Offer Notice to SFNC within three (3) business days following receipt of the termination notice previously sent by SFNC, whereupon such notice of termination shall be null and void and of no effect, SFNC shall no longer have the right to terminate the Agreement pursuant to this Section 7.01(f) and this Agreement shall remain in effect in accordance with its terms (except for the adjustments to the Exchange Ratio and Merger Consideration).  Any references in this Agreement to the “Exchange Ratio” and “Merger Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Merger Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice.  If either DTBC or SFNC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction before the Determination Date, the prices for the SFNC Stock shall be appropriately adjusted for the purposes of this Section 7.01(f).

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(g)               By the Board of Directors of DTBC at any time prior to obtaining DTBC shareholder approval for the Merger if the Board shall have determined in good faith (after taking into account the advice of counsel) that, in light of a competing proposal or other circumstances, termination of this Agreement is required in order for DTBC’s Board of Directors to comply with its fiduciary duties to DTBC’s shareholders under applicable law, provided that DTBC shall pay SFNC a fee, in immediately available funds, in the amount of $3,500,000 in advance of or concurrently with such termination.

Section 7.02   Effect of Termination.  In the event of the termination of this Agreement by either SFNC or DTBC, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained herein.

ARTICLE VIII
EFFECTIVE DATE AND EFFECTIVE TIME

Section 8.01   Effective Date and Effective Time.  On the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, Articles of Merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such Articles of Merger, herein called the “Effective Date”.  The “Effective Time” of the Merger shall be 6:01 P.M. in the State of Arkansas on the Effective Date, or such other time on the Effective Date as may be agreed by the parties.  As used in this Agreement, “business day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in the state of Arkansas are required or authorized to be closed.

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ARTICLE IX
OTHER MATTERS

Section 9.01   Survival.  Except as hereinafter provided, the representations and warranties contained in this Agreement and all other terms, covenants and conditions hereof shall merge in the closing documents and shall not survive the Effective Date or, after the Effective Date be the basis for any action by any party to this Agreement, except as to any matter which is based upon willful fraud by a party to this Agreement with respect to which the representations, warranties, terms, covenants and conditions set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations.  If this Agreement shall be terminated, the agreements of the parties in Sections 5.01(h)(iii), 5.01(o), 7.02, 9.05, 9.06 and 9.09 shall survive such termination.

Section 9.02   Amendment; Modification; Waiver.  Prior to the Effective Date, any provision of this Agreement may be waived by the party benefited by the provision or by both parties or amended or modified at any time, including the structure of the transaction by an agreement in writing between the parties hereto approved by their respective Boards of Directors, to the extent allowed by law, except that, after the vote by the shareholders of DTBC, Section 2.02 and Section 2.03 shall not be amended or revised.

Section 9.03   Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

Section 9.04   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

Section 9.05   Expenses.  Whether or not the merger is consummated, all costs and expenses incurred in connection with this Agreement and the merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except to the extent specifically stated otherwise in this Agreement.

Section 9.06   Disclosure.  Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

Section 9.07   Notices.  All notices, acknowledgments, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, or prepaid nationally recognized overnight delivery service providing proof of delivery to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto:

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If to DTBC and DTB, to:	DELTA TRUST & BANKING CORPORATION Attn: J. French Hill 100 Morgan Keegan Drive, Suite 310 Little Rock, Arkansas 72202 Telecopy: (501) 907-2299

With a Copy to:	MITCHELL, WILLIAMS, SELIG, GATES & WOODYARD, P.L.L.C. Attn: John Selig 425 West Capitol Ave., Suite 1800 Little Rock, Arkansas 72201 Telecopy: (501) 688-8807

If to SFNC, to:	SIMMONS FIRST NATIONAL CORPORATION George A. Makris, Jr., Chairman & CEO 501 Main Street Pine Bluff, Arkansas 71601 Telecopy: (870) 850-2605

With a Copy to:	QUATTLEBAUM, GROOMS, TULL & BURROW PLLC ATTN: Patrick A. Burrow 111 Center St., Suite 1900 Little Rock, Arkansas 72201 Telecopy: (501) 379-3815

Section 9.08   No Third Party Beneficiaries.  All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature.

Section 9.09   Entire Agreement.  This Agreement and that certain letter from J. French Hill to Robert Fehlman, dated November 12, 2013, pertaining to non-disclosure of confidential information of DTBC and SFNC represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

Section 9.10   Assignment.  This Agreement may not be assigned by any party hereto without the written consent of the other parties.

Section 9.11   No Interference with Legal or Fiduciary Duty.  Nothing herein is intended to prohibit, restrict, or interfere with, any action by any director, officer, or employee that is reasonably believed by such person to be required by law or fiduciary duty, and no person shall have liability under this agreement for any action taken in a good faith belief that it is so required.

ARTICLE X
EXPENSES, INDEMNIFICATION, INSURANCE

Section 10.01   Indemnification.  In the event the Merger is consummated, SFNC shall indemnify and hold harmless each present and former director and officer of DTBC and of DTB against any cost or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation arising out of or pertaining to matters related to this Agreement and/or to the merger.  SFNC shall advance expenses as incurred provided the person to whom expenses are advanced provides a satisfactory undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

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Section 10.02   D&O Insurance.  Directors' and officers’ liability insurance for acts and omissions occurring prior to the Effective Date will be continued through existing policies or provided by SFNC through its blanket policy in an amount not less than the coverage provided by DTBC prior to the consummation of the Merger for a period of not less than three (3) years after the Effective Date.   Coverage for acts and omissions occurring after the Effective Date will be provided to directors and officers of DTB on the same basis as provided to the other subsidiary banks of SFNC.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

SIMMONS FIRST NATIONAL CORPORATION

By /s/George A. Makris, Jr. George A. Makris, Jr., Chairman & Chief Executive Officer

DELTA TRUST & BANKING CORPORATION

By /s/ J. French Hill J. French Hill, Chairman & Chief Executive Officer

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ANNEX B

OPINION OF COMMERCE STREET CAPITAL, LLC TO
DELTA TRUST BOARD OF DIRECTORS

Delta Trust & Banking Corporation Little Rock, Arkansas Fairness Opinion as of March 21, 2014

This report represents our interpretation and analysis of information either furnished by the company or companies described herein, or by their agents, or generally available to the public. We believe that our sources of information are reliable. However, Commerce Street Capital, LLC has made no independent verification of such information and cannot guarantee its accuracy or completeness of the information. Under no circumstances is this information or this report to be considered as an offering prospectus or as an offer or solicitation with respect to the purchase or sale of any particular security. This material is not to be reproduced in whole or in part without specific permission in writing from Commerce Street Capital, LLC.

March 21, 2014
The Board of Directors
Delta Trust & Banking Corporation
11700 Cantrell Road
Little Rock, AR 72223

Dear Members of the Board:

Commerce Street Capital, LLC (“CSC”) has been engaged by the Board of Directors of Delta Trust & Banking Corporation, Little Rock, Arkansas (“DTBC” or the “Company”), an Arkansas bank holding company to issue an opinion as to the fairness, from a financial point of view, to the shareholders of the Company with regards to a proposed Agreement and Plan of Merger dated March 2014 (the “Agreement”).

The Agreement is by and between Simmons First National Corporation, a publically held company headquartered in the state of Arkansas and Delta Trust & Banking Corporation.

Under the terms and subject to the conditions of the Agreement, SFNC will acquire Delta Trust & Banking Corporation (“the Company”) in an acquisition including all of the stock and stock equivalents of Delta Trust & Banking Corporation. This includes the commercial bank, Delta Trust & Bank, and the subsidiaries Delta Trust Mortgage, Inc. (mortgage bank), Delta Trust Insurance, Inc. and Delta Trust Investments, Inc. (broker-dealer). Delta Trust & Banking Corporation will merge with and into SFNC with SFNC continuing as the surviving entity, pursuant to which holders of the Delta Trust & Banking Corporation Stock will be entitled to receive shares of common stock of SFNC (“SFNC Stock”). SFNC common stock shares are publically traded on the NYSE under the ticker “SFNC.”

CSC reviewed the financial terms of the proposed transaction. Under the terms of the Agreement, all of the Delta Trust & Banking Corporation’s 111,994 shares, 7,236 options and 5,685 warrants will be exchanged for up to $12,000,000 in cash with the balance in SFNC common stock to be no less than 1,416,667 and no more than 1,695,898 shares subject to Delta shareholders' elections of consideration and adjustments due to a "cap and collar".  This amounts to a total consideration of $63,000,000, which includes an estimated tax benefit and associated costs related to the cashing of options and warrants of $1,947,669.

CSC’s Opinion is based on information furnished by the management of Delta Trust & Banking Corporation or obtained by CSC from published sources CSC considers relevant and reliable.  CSC relied upon and assumed the accuracy and completeness of all information submitted to it or that was publicly available and has made no independent verification of this information.  CSC has not conducted any valuation or appraisal of any individual assets or liabilities, nor have any such valuations or appraisals been provided to CSC.  CSC relied as to all legal matters relevant to rendering our Opinion upon the advice of counsel.  The management of Delta Trust & Banking Corporation has informed CSC that they know of no additional information that would have a material effect upon CSC’s Opinion.

In arriving at the Opinion, CSC has followed generally accepted industry practices for the valuation of commercial banks and their holding companies and has used such valuation methodologies as CSC has deemed necessary or appropriate for the purposes of this Opinion.  In giving the Opinion, CSC has given consideration to all available financial data and other relevant factors affecting the value of Delta Trust & Banking Corporation including, but not limited to, the following: (i) certain historical financial and operating data of Delta Trust & Banking Corporation for the period ended December 31, 2009 through December 31, 2013, (ii) the Regulatory Call Reports of Delta Trust & Banking Corporation as of December 31, 2013 and December 31, 2012, (iii) the Regulatory Call Reports of SFNC as of December 31, 2013 and December 31, 2012, (iv) the December 31, 2013 Uniform Bank Performance Report (the “UBPR”) for Delta Trust & Banking Corporation, (v) publicly available terms of certain transactions involving organizations comparable to the Bank and SFNC and the consideration received for such organizations, (vi) certain publicly available information concerning the business of DTBC and SFNC, and of certain other companies engaged in businesses comparable to DTBC and SFNC, and the reported prices for certain other companies’ securities deemed comparable, (vii) the results of an analysis of the Bank’s normalized earnings (vii) other such factors as we have deemed appropriate.

Commerce Street Capital, LLC	1

Neither, Commerce Street Capital, LLC, nor the individuals involved in this Valuation have any present or contemplated future ownership interest in the Company.  CSC is acting as financial advisor to the Company in connection with the proposed Merger and will receive fees for our services, a substantial portion of which is contingent upon the closing of the Merger.  We have no responsibility or obligation to update this report for events or circumstances occurring subsequent to the date of this report.

Based on the foregoing and in consideration of all relevant factors, it is our Opinion, as of the date of this letter, that the proposed transaction pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the Company.  Our Opinion is necessarily based upon the business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter, and does not address the Company’s underlying business decision to enter into the merger.

CSC appreciates the opportunity to be of service to you in this matter.

Very truly yours,

Commerce Street Capital, LLC

By:	/s/ Dory Wiley
Dory Wiley CPA CFA CVA RIA
President & CEO

Commerce Street Capital, LLC	2

ANNEX C

ARKANSAS CODE ANNOTATED § 4-27-1301 ET. SEQ.
DISSENTERS’ RIGHTS FOR SIMMONS

West's Arkansas Code Annotated
Title 4. Business and Commercial Law
Subtitle 3. Corporations and Associations (Chapters 25 to 40)
Chapter 27. Business Corporation Act of 1987
Subchapter 13. Dissenters' Rights
Part A. Right to Dissent and Obtain Payment for Shares

§ 4-27-1301. Definitions

In this subchapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 4-27-1302 and who exercises that right when and in the manner required by §§ 4-27-1320 -- 4-27-1328.

(3) “Fair value”, with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 4-27-1302. Right of dissent

(a) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

(1) Consummation of a plan of conversion to which the corporation is a party;

(2) Consummation of a plan of merger to which the corporation is a party if:

(A) Shareholder approval is required for the merger by § 4-27-1107 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B) The corporation is a subsidiary that is merged with its parent under § 4-27-1108;

(3) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(4) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale under court order or a sale for cash under a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

II-1

(5) An amendment to the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

(i) Alters or abolishes a preferential right of the shares;

(ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under § 4-27-604; or

(6) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this subchapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 4-27-1303. Partial dissenters

(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

(1) he submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

(2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

§§ 4-27-1304 to 4-27-1319. Reserved

Part B. Procedure for Exercise of Dissenters' Rights

§ 4-27-1320. Notice; general provision

(a) If proposed corporate action creating dissenters' rights under § 4-27-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters' rights under § 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in § 4-27-1322.

§ 4-27-1321. Payment upon demand; notice

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(a) If proposed corporate action creating dissenters' rights under § 4-27-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under this subchapter.

§ 4-27-1322. Notice; procedure in content

(a) If proposed corporate action creating dissenters' rights under § 4-27-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of § 4-27-1321.

(b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date subsection (a) the notice is delivered; and

(5) be accompanied by a copy of this subchapter.

§ 4-27-1323. Payment upon demand; procedure

(a) A shareholder sent a dissenters' notice described in § 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to § 4-27-1322(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subchapter.

§ 4-27-1324. Transfer restrictions; uncertificated shares

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under § 4-27-1326.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

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§ 4-27-1325. Payment by corporation

(a) Except as provided in § 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with § 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation's estimate of the fair value of the shares;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter's right to demand payment under § 4-27-1328; and

(5) a copy of this subchapter.

§ 4-27-1326. Corporate action; time limitation

(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under § 4-27-1322 and repeat the payment demand procedure.

§ 4-27-1327. Election to withhold payment

(a) A corporation may elect to withhold payment required by § 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under § 4-27-1328.

§ 4-27-1328. Disputed payment or offer; procedure

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under § 4-27-1325), or reject the corporation's offer under § 4-27-1327 and demand payment of the fair value of his shares and interest due, if:

(1) the dissenter believes that the amount paid under § 4-27-1325 or offered under § 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2) the corporation fails to make payment under § 4-27-1325 within sixty (60) days after the date set for demanding payment; or

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(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty (30) days after the corporation made or offered payment for his shares.

§ 4-27-1329. Reserved

Part C. Judicial Appraisal of Shares

§ 4-27-1330. Judicial proceedings

(a) If a demand for payment under § 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office is located or the Pulaski County Circuit Court if the corporation does not have a principal office in this state. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under § 4-27-1327.

§ 4-27-1331. Costs and attorneys fees

(a) The court in an appraisal proceeding commenced under § 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 4-27-1328.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of §§ 4-27-1320 -- 4-27-1328; or

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(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Article Sixteenth of the Simmons’ Amended and Restated Articles of Incorporation provides that Simmons’ directors will not be personally liable to the Simmons or any of its shareholders for monetary damages resulting from breaches of their fiduciary duty as directors to the fullest extent permitted by the Arkansas Business Corporation Act of 1987, as amended, or the ABCA. The ABCA permits the limitation of liability for monetary damages of directors for breaches of fiduciary duty, except (a) for any breach of the director’s duty of loyalty to Simmons or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Arkansas Code Annotated, or the ACA Section 4-27-833, as the same exists or hereafter may be amended, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any action, omission, transaction, or breach of a director’s duty creating any third party liability to any person or entity other than Simmons or shareholder.

ACA Section 4-27-850 permits a corporation, under specified circumstances, to indemnify its current and former directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that the directors, officers, employee or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article Twelfth of Simmons’ Amended and Restated Articles of Incorporation provides that Simmons shall, to the full extent permitted by the ABCA, indemnify all persons whom it may indemnify pursuant thereto.

The effect of the indemnification provisions contained in the Simmons’ Amended and Restated Articles of Incorporation is to require Simmons to indemnify its directors and officers under circumstances where such indemnification would otherwise be discretionary. Simmons’ Amended and Restated Articles of Incorporation specify that the indemnification rights granted thereunder are enforceable contract rights which are not exclusive of any other indemnification rights that the director or officer may have under any by-law, vote of shareholders or disinterested directors or otherwise. As permitted under the ABCA, Simmons’ Amended and Restated Articles of Incorporation also authorize the purchase of directors’ and officers’ insurance for the benefit of its past and present directors and officers, irrespective of whether Simmons has the power to indemnify such persons under Arkansas law. Simmons currently maintains insurance as authorized by these provisions.

Simmons’ Amended and Restated Articles of Incorporation also provide that expenses incurred by a director or officer in defending a civil or criminal lawsuit or proceeding arising out of actions taken in his official capacity, or in certain other capacities, will be paid by Simmons in advance of the final disposition of the matter upon the approval of the Board or the shareholders and upon receipt of an undertaking from the director or officer to repay the sum advanced if it is ultimately determined that he is not entitled to be indemnified by Simmons pursuant to applicable provisions of Arkansas law.

The indemnification provisions are not intended to deny or otherwise limit third party or derivative suits against Simmons or its directors or officers. However, to the extent a director or officer were entitled to indemnification, the financial burden of a third party suit would be borne by Simmons, and Simmons would not benefit from derivative recoveries since the amount of such recoveries would be repaid to the director or officer pursuant to the agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or personas controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.  Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of March 24, 2014, by and between Simmons First National Corporation and Delta Trust & Banking Corporation  (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement)

3.1
Restated Articles of Incorporation of Simmons First National Corporation (incorporated by reference to Exhibit 3.1 to Simmons First National Corporation’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2009 (File No. 000-06253))*

3.2
Amended By-Laws of Simmons First National Corporation (incorporated by reference to Exhibit 3.2 to Simmons First National Corporation’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2013 (File No. 000-06253))*

4.1	Specimen Common Stock Certificate of Simmons First National Corporation*
5.1	Opinion of Quattlebaum, Grooms, Tull & Burrow PLLC regarding the validity of the securities to be issued
8.1	Opinion of Quattlebaum, Grooms, Tull & Burrow PLLC regarding certain tax matters
23.1	Consents of Quattlebaum, Grooms, Tull & Burrow PLLC (included in Exhibits 5.1 and 8.1 )
23.2	Consent of BKD, LLP (Registrant)
23.3	Consent of Crowe Horwath LLP
23.4	Consent of Frost, PLLC
23.5	Consent of BKD, LLP (Liberty Bancshares, Inc.)
24.1	Power of Attorney (included on signature page)
99.1	Consent of Commerce Street Capital, LLC
99.2	Form of proxy of Delta Trust & Banking Corporation
99.3	Election form
*           Previously filed

Item 22.  Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)  That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pine Bluff, State of Arkansas, on July 23, 2014.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr.
George A. Makris, Jr. Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Robert A. Fehlman and Marty D. Casteel, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his  name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 23, 2014.

Signature	Title
/s/ George A. Makris, Jr.
George A. Makris, Jr. (Principal Executive Officer)	Chief Executive Officer and Chairman of the Board of Directors

/s/ Robert A. Fehlman
Robert A. Fehlman (Principal Financial Officer)	Senior Executive Vice President, Chief Financial Officer and Treasurer

/s/ David L. Bartlett
David L. Bartlett	President, Chief Banking Officer
and Director

/s/ David W. Garner
David W. Garner (Principal Accounting Officer)	Executive Vice President, Controller, and Chief Accounting Officer

/s/ William E. Clark II
William E. Clark II	Director

/s/ Steven A. Cossé
Steven A. Cossé	Director

/s/ Edward Drilling
Edward Drilling	Director

/s/ Sharon Gaber
Sharon Gaber	Director

/s/ Eugene Hunt
Eugene Hunt	Director

/s/ Dr. Harry L. Ryburn
Dr. Harry L. Ryburn	Director

/s/ Robert L. Shoptaw
Robert L. Shoptaw	Director

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of March 24, 2014, by and between Simmons First National Corporation and Delta Trust & Banking Corporation  (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement)

3.1
Restated Articles of Incorporation of Simmons First National Corporation (incorporated by reference to Exhibit 3.1 to Simmons First National Corporation’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2009 (File No. 000-06253))*

3.2
Amended By-Laws of Simmons First National Corporation (incorporated by reference to Exhibit 3.2 to Simmons First National Corporation’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2013 (File No. 000-06253))*

4.1	Specimen Common Stock Certificate of Simmons First National Corporation*
5.1	Opinion of Quattlebaum, Grooms, Tull & Burrow PLLC regarding the validity of the securities to be issued
8.1	Opinion of Quattlebaum, Grooms, Tull & Burrow PLLC regarding certain tax matters
23.1	Consents of Quattlebaum, Grooms, Tull & Burrow PLLC (included in Exhibits 5.1 and 8.1 )
23.2	Consent of BKD, LLP (Registrant)
23.3	Consent of Crowe Horwath LLP
23.4	Consent of Frost, PLLC
23.5	Consent of BKD, LLP (Liberty Bancshares, Inc.)
24.1	Power of Attorney (included on signature page)
99.1	Consent of Commerce Street Capital, LLC
99.2	Form of proxy of Delta Trust & Banking Corporation
99.3	Election form
*           Previously filed